2007 Ontario Budget

CHAPTER I

Investing in People and Expanding Opportunity

Section A: Expanding Opportunities for Children and Families

Overview

         Expanding opportunities for all helps build a strong and prosperous Ontario. The government recognizes that giving everyone a fair chance to succeed is the right thing to do - for society and for the economy.

[Chart 1: Increases to Spending on Children's and Social Services Since 2003-04.]

         If each and every Ontarian is to be able to participate in the province's prosperity, the appropriate support and opportunities must be available. That means giving children who are growing up in low-income families in Ontario a better start in life. It means helping low-income families and those receiving social assistance. It means more affordable housing for low-income Ontarians and additional supports for seniors.

[Chart 2: 2007-08 Program Expenses. The government spends 13 cents of every program dollar to help the most vulnerable.]

         The government proposes new programs to expand opportunities for families and vulnerable Ontarians that, upon maturity, would result in an increase in annual funding of $1.2 billion. First among these initiatives is a new
         Ontario Child Benefit (OCB), which would provide an additional $2.1 billion in benefits cumulatively over the first five years. This new measure would benefit nearly 1.3 million children annually. The new OCB would help remove the barriers that social assistance recipients face when returning to work.

         The government is further enhancing early childhood learning by committing an additional $25 million in 2007-08 and $50 million annually starting in 2008-09 to support Best Start programs, in addition to the $63.5 million in annual funding announced in the 2006 Ontario Budget. To address local service gaps facing vulnerable children and youth with mental health needs, the government is increasing funding by a further $8 million annually.

         For the third time, the government is increasing social assistance rates. This year's two per cent increase would provide an additional $83 million in benefits annually to over 420,000 Ontario families with more than 196,000 children, as well as families receiving Temporary Care Assistance and Assistance for Children with Severe
         Disabilities. In addition, the government proposes to permanently flow through all future increases to the federal National Child Benefit Supplement (NCBS).

         Since 2003, the government has increased the minimum wage by 17 per cent to $8.00 an hour. This Budget proposes to increase the hourly minimum wage to $10.25 in 2010, with three annual increases of $0.75 starting on March 31,
         2008.

         Low-income families need affordable housing. The government proposes three new initiatives: $127 million to municipalities for new affordable housing or to rehabilitate existing housing;
         a five-year, $185 million housing allowance, which would bring the total number of new housing allowances for low-income families to 35,000; and $80 million for off-reserve aboriginal housing.

         To help provide security for seniors, the government proposes three initiatives. The government proposes to give seniors enhanced access to their locked-in accounts, which originate with funds transferred from pension plans.
         The government would also, for the fourth consecutive year, enhance the Ontario Property and Sales Tax Credits for seniors. In 2007, about 745,000 senior families would benefit from an estimated $104 million in improvements since 2003 to these credits. This Budget also proposes to parallel proposed federal tax changes to allow couples with pension income to pay less income tax by splitting certain pension income for tax purposes.

         Other measures in this section include proposed changes to the Workplace Safety and Insurance Act, such as an increase in benefits for about 155,000 injured workers. The government will also provide an additional
         $51 million over three years, starting in 2007-08, to enhance access to legal aid services for vulnerable
         Ontarians.

         The government will invest more than $200 million over four years to enhance community services and supports for people with a developmental disability and their families.

New Ontario Child Benefit

         Expanding opportunities for children and families is an important investment in Ontario's future. All children must be given the best possible start in life if they are to seize opportunities for success. Families must be given the support they deserve to secure their most basic needs and be equipped to participate in Ontario's economic prosperity.

         The government recognizes the importance of investments to help children and families. The goals of these investments are clear - to provide more assistance to more children and help families make the transition from social assistance to employment.

         The government is entering a transformative era in social policy, by fundamentally changing how benefits for children in low-income families are provided.

         The current system is not meeting the needs of Ontario's children.

         •  Most income support for children is provided through the social assistance system and excludes the majority of low-income working families.

         •  Providing children's benefits through social assistance makes it more difficult for parents to leave the welfare system for employment.

         •  Social assistance benefits treat children differently as benefits vary widely by the age and birth order of the children.

         This Budget proposes the new OCB, which constitutes a major reform in the way benefits are provided to all low-income families with children.

         The OCB program would:

         •  help nearly 1.3 million children in low-income families annually - many more than the 196,000 children in families currently receiving social assistance and the 271,000 children in families currently receiving the Ontario Child Care Supplement for Working Families (OCCS)

         •  provide similar benefits to all children under age 18 in low-income families, whether their parents work or receive social assistance

         •  help parents receiving social assistance make the transition to work because they would continue to receive children's benefits after beginning employment.

         The new OCB program would provide an additional $2.1 billion in benefits cumulatively over its initial five years.

         Key Features of the OCB

         The OCB initiative would consolidate social assistance benefits for children and the OCCS into one benefit that would be paid to all low-income families with children. Unlike social assistance, which is means tested, the OCB would be income tested, meaning many more families would be eligible to receive it. The OCB would be delivered through the personal income tax system.

[Chart 3: Number of Recipient Families with Children by Income Security Program.]

         The OCB would assist all low-income families with children under age 18. This means that, when fully implemented, the OCB would benefit about 800,000 more Ontario children than the current OCCS and social assistance programs combined. (See Chart 3.)

         Relationship to Federal Child Benefits
         Since taking office in 2003, the government has flowed through all incremental increases to the NCBS, providing an additional $56 million in 2006-07 to families receiving social assistance. In this Budget, the government proposes to flow through all future incremental increases to the NCBS permanently.

         Further, upon implementation of the OCB, neither the OCB nor social assistance benefits would be reduced by any portion of the NCBS.

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Improving Equity
When fully phased in, the OCB would improve the equity of the child benefits system in three important ways:

•     Ontario Works recipients with children under age 13
      would receive the same benefits as those with children
      aged 13 and older (currently children under 13 receive
      less)
•     OCCS recipients would continue to receive the OCB
      until their child turns 18 (currently OCCS benefits
      cease when a child turns seven)
•     all children in families with similar incomes would
      receive the same OCB benefit regardless of whether
      their parents are employed or receiving social
      assistance (currently, social assistance recipients
      receive more child benefits).
---------------------------------------------------------------

         Five-Year Phase-In
         To deliver benefits earlier, the government proposes to issue an OCB down payment of up to $250 per child under age 18 in July 2007, providing an additional $190 million to nearly one million children in more than 460,000 families. This down payment would be made in addition to social assistance and OCCS payments. It would be reduced by 3.4 cents for every dollar of adjusted family net income over $20,000.

         Beginning in July 2008, OCB payments would begin to flow monthly. Social assistance benefits would be restructured so that most child-related payments would be consolidated with the OCB. In July 2008, the maximum
         OCB annual benefit level would be $600 per child under age 18, providing an additional $230 million in 2008-09 to low-income families with children.

         The maximum OCB payment level would increase annually through 2011. (See Table 1.) Once the OCB is fully implemented, families would receive annual OCB payments of up to $1,100 per child, providing nearly 1.3 million children with an additional $765 million in support annually.

---------------------------------------------------------------
Maximum Annual Ontario                              Table 1
Child Benefit Payment
($ Per Child Per Benefit Year(1))
---------------------------------------------------------------
------------------------------- ------- ------- ------- -------
                          2007    2008    2009    2010    2011
------------------------------- ------- ------- ------- -------
--------------------- --------- ------- ------- ------- -------
Benefit Level              250     600     805     900   1,100
---------------------------------------------------------------
(1)      Benefit year is from July 1 to June 30.
---------------------------------------------------------------

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OCB Example
When the new system reaches maturity, the total income of a
single parent with two children under age 13 who is receiving
Ontario Works benefits would be $4,515 (26.8 per cent) higher than it was in 2003-04. (See Chart 4.)
---------------------------------------------------------------

         Families with adjusted family net income of up to $20,000 a year would receive the full OCB amount. After July 1, 2008,
         OCB payments would be reduced by eight per cent of adjusted family net income over $20,000.

         In July 2008, OCCS payments would also be consolidated with the OCB. If a family's OCCS entitlement is larger than their OCB payment, the family would still receive the extra OCCS benefit. This guarantees that all OCCS recipients would be at least as well off under the new system as they were before. Once the OCB is fully implemented in July 2011, the OCCS would be phased out over seven years.

         Social assistance shelter allowances, Temporary Care Assistance and Assistance for Children with Severe
         Disabilities would not be affected by the OCB.

[Chart 4: Supporting Families Receiving Social Assistance Single Parent with Two Children Under Age 13. Change in Annualized Income
Since 2003-04 ($).]

         Lowering the Welfare Wall
         The new OCB would help lower the welfare wall by removing children's benefits from the social assistance system.
         This would:

         •  ensure families continue to receive children's benefits when parents leave social assistance for employment

         •  allow families receiving social assistance to keep a much larger portion of benefits for their children as their earnings increase. This is because the OCB would be reduced by only eight per cent of adjusted family net income over
            $20,000. By contrast, social assistance benefits are reduced by 50 cents for every dollar of earnings.

         Uploading Child Benefits
         Municipalities would also benefit from the OCB, as the Province would pay its entire cost, including administration.
         This would save municipalities $15 million annually in social assistance costs once the OCB is fully implemented in
         July 2011. Moreover, enhancements to the OCB in the future would not create new costs for municipalities.

Other Supports for Children and Youth

         The government envisions an Ontario where children and youth have the best opportunity to succeed and reach their full potential. That is why it is introducing additional initiatives to support families with children, children with special needs and other vulnerable children.

         Best Start

         Best Start was designed by the Province, in partnership with the Government of Canada, as part of the Early
         Learning and Child Care Agreement, which the federal government has since terminated. The Province is committed to sustaining the progress made to date, including continuing to fund municipalities for almost 15,000 new licensed child care spaces already announced. The government would go further by enhancing current child care programs by $25 million in 2007-08, which would increase to $50 million annually starting in 2008-09. This would be in addition to the $63.5 million in annual funding announced in the 2006 Ontario Budget. The government has also introduced a new eligibility model for child care fee subsidies, based on adjusted family net income, which simplifies and standardizes eligibility for fee subsidies across the province.

         Healthy Babies Healthy Children
         The government proposes to expand the Healthy Babies Healthy Children program with an ongoing investment of over
         $5 million to support the needs of at-risk families with children. Building on Best Start, the expanded program would address the health and social needs of these families through early intervention and intensive follow-up so that their children arrive at school with the skills and abilities to succeed.

         College of Early Childhood Educators
         The Province is introducing legislation to establish a College of Early Childhood Educators to improve and maintain consistent standards of quality in the child care system. The college would establish professional standards of practice, qualifications and ongoing professional development for early childhood educators.

         Family Literacy and Parenting Services
         Family literacy and parenting services are free programs for parents, grandparents and caregivers of children from birth to six years old. These programs help prepare children for successful school entry by supporting the establishment of early positive connections to future schools and building a strong home-school partnership.

         In 2007-08, the Province is committing an annual investment of $6 million, expanding services across Ontario.

         Children With Special Needs

         Children with special needs include those with autism, developmental delays, behavioural and emotional problems, and mental and physical disabilities. The government supports children with special needs through a variety of programs including programs delivered by Children's Treatment Centres, children's mental health agencies and the
         Autism Intervention Program.

         Children's Treatment Centres
         Children's Treatment Centres are community-based organizations that provide about 40,000 children annually with such services as physiotherapy and speech and language therapy. The government's total annual funding to these centres will have increased by nearly $30 million between 2003-04 and 2007-08, including $10 million announced in the 2006 Ontario Budget to provide services to almost 5,000 children and youth across the province, and an additional $4 million starting in 2007-08.

         Children's Mental Health
         The Province is building on its previous investments in more than 250 child and youth mental health centres and
         17 hospital-based outpatient programs by providing an additional $8 million in annual funding to address gaps in local service needs and reduce wait times. As of 2007-08, the government will have increased funding for these services by nearly $80 million since 2003-04, including enhancements announced in the 2004 Ontario Budget.

         Autism
         Breaking down the barriers that isolate children with autism from the world around them is an ongoing commitment of the government. The Province has increased funding to nearly $130 million in 2007-08 - nearly tripling the support for children with autism spectrum disorders (ASD) and their families since 2003-04.

         The government's initiatives for children with ASD have included:

         •  increasing the pool of qualified autism professionals through the creation of an Ontario College Graduate
            Certificate Program in Autism and Behavioural Science

         •  providing $6 million to the Geneva Centre for Autism to support the unique needs of children with ASD; this funding has supported up to 1,600 resource teachers and home visitors

         •  providing $1 million to help Autism Ontario offer more supports to families of children and youth with ASD, including parent support networks, training and resource materials.

         Since July 2005, children receiving services through the autism intervention program have continued to benefit from these services after reaching the age of six. Previously, children age six and older were ineligible for these services.

         In 2007, the government is providing investments to more than double the number of children receiving autism intervention services since 2003. This will result in more than 1,100 children receiving these services.

         At-Risk Youth

         Ontario is committed to improving opportunities for young people, particularly those at risk of engaging in violent behaviour. Research shows that young people are more likely to make positive choices if they are given the right supports and opportunities in their communities.

         In the 2006 Ontario Budget, the government announced significant investments in community programs to help at-risk youth make sound decisions and become healthy and productive adults, including the following:

         •  Putting more than $28 million over three years into the Youth Opportunities Strategy to expand community programs that help at-risk youth choose a better future; the strategy includes enhancing mentorship and youth leadership, as well as promoting job-readiness, employment and skills training programs. Currently, the government is expanding the strategy beyond Toronto to London, Ottawa, Thunder Bay, Windsor and Hamilton.

         •  Establishing the Youth Challenge Fund to support community-led programs in Toronto and offer young people positive alternatives to guns and gangs, such as sports and community activities. The government is providing up to
            $30 million over three years, which, with additional contributions by the private sector, would mean up to $45 million for at-risk youth.

         Children's Aid Societies
         From 2003-04 to 2007-08, the Province increased investments in child protection services by nearly $260 million, including an additional investment of $34 million in 2007-08. In 2006, legislation was approved to help more children in the child protection system grow up in stable, caring homes, and to make children's aid societies stronger and more accountable to the families and communities they serve. The legislation was part of the government's broad reforms to improve the lives of vulnerable children and strengthen Ontario's child protection system by expanding adoption options and improving safeguards for children and youth referred to a children's aid society.

         The Province has also established an Accountability Office to strengthen accountability by including higher standards in more detailed annual agreements with children's aid societies and all other government-funded agencies. As well, the Accountability Office monitors whether children's aid societies meet legislated requirements for the care and protection of children, and ensures that corrective action is taken as needed. The
         Accountability Office also monitors the performance of children's aid societies through assessment and reporting.

         Family Responsibility Office

         The Family Responsibility Office helps families receive the court-ordered financial support to which they are legally entitled.

         Since 2003-04, the government has invested almost $5 million to improve the enforcement and collection of child and spousal support and to enhance customer service. The government has also launched a new website
         (www.goodparentspay.com) that identifies parents who fail to pay court-ordered support.

         In addition, the government will propose legislation to improve the effectiveness of the enforcement and collection of child and spousal support.

Increased Support for Families Receiving Social Assistance

         The government proposes to increase support for Ontario's most vulnerable families and individuals by raising social assistance rates by two per cent effective November 2007. By increasing Ontario Works and Ontario
         Disability Support Program benefits in 2005, 2006 and now this year, the government would be helping families receiving social assistance manage the increased cost of living. The proposed social assistance rate increase would provide an additional $83 million in benefits to more than 420,000 Ontario families with more than 196,000 children in 2007-08 on a full-year basis. It would also benefit families receiving Temporary Care Assistance and
         Assistance for Children with Severe Disabilities. Municipalities would not be required to contribute to the proposed rate increase until January 2008.

         Building on Previous Initiatives

         The proposed OCB and social assistance rate increase would build on initiatives that the government has introduced since 2003-04 to support low-income families and individuals, including the following:

         •  Increasing social assistance rates by three per cent in 2005 and two per cent in 2006.
            Winter-clothing and back-to-school allowances for social assistance recipients were also raised by two per cent in 2006.
            Combined, these increases provide over $137 million more to social assistance recipients in 2006-07.

         •  Permanently flowing through the July 2004, 2005 and 2006 increases to the NCBS. This measure provided an additional $56 million to about 116,000 families that received social assistance in 2006-07.

         The government has also worked to ensure that social assistance has not created obstacles for Ontario's most vulnerable families and individuals to obtain jobs and fully share in the province's prosperity. The Ontario
         Government's improvements since 2003-04 to help social assistance recipients make the transition to jobs include the following:

         •  Introducing a straightforward exemption rate of 50 per cent on all earnings. This means that only half a recipient's earnings from employment is deducted from his or her monthly social assistance cheque. Previously, social assistance payments were reduced by at least 75 per cent of recipients' earnings above a small exempted amount, creating a significant barrier to employment.

         •  Extending health benefits for recipients leaving Ontario Works for employment for six months (one year in exceptional cases). Recipients leaving the Ontario Disability Support Program for employment receive health benefits indefinitely or until employer health benefits become available.

Additional Support for Vulnerable Working Ontarians

         The government believes it has a responsibility to help low-income workers obtain better jobs and achieve a higher quality of life. The government has therefore invested in a variety of programs to help low-income workers move ahead. These include investing nearly $1 billion annually for training and employment, working with the federal government on the proposed Working Income Tax Benefit (WITB), and increasing the minimum wage for four consecutive years since 2003.

         Flowing Through the Working Income Tax Benefit

         The proposed federal WITB would increase the incomes of low-income working Ontarians and encourage them to increase their earnings.

         Ontario is working with the federal government to ensure that the proposed federal WITB realizes its objective of supporting vulnerable individuals in Ontario and the rest of Canada. As Ontario provides benefits to vulnerable people through a variety of programs, it is critical that the proposed federal WITB be properly integrated with existing provincial and territorial tax and transfer systems. Once the WITB is implemented, the Ontario
         Government would help low-income working families and individuals by flowing the full amount of the benefit through to Ontarians receiving social assistance.

         Minimum Wage

         The government recognizes that periodic increases to the minimum wage are an important part of helping those with low incomes. The government has assisted low-income working families and individuals by increasing the minimum wage every year since taking office in 2003. The minimum wage has risen by 17 per cent, from $6.85 per hour in
         2003 to its current rate of $8.00. These increases followed a nine-year period, from 1995 through 2003, during which the minimum wage in Ontario was frozen. Ontario now has one of the highest minimum-wage rates in Canada.

         The government proposes to increase the hourly minimum wage to $10.25 by 2010, with three annual increases of 75 cents starting on March 31, 2008.

         Employment Ontario

         The minimum wage is one way to support low-income workers. Other measures such as training programs and employment incentives can also be targeted effectively to help them.

         Training and other employment support programs provide vulnerable Ontarians with the skills and experience they need to take advantage of economic opportunity. Through its new nearly $1 billion annual training program, Employment Ontario, the government is providing these critical labour-market services to the unemployed, the underemployed, new Canadians, low-income workers and social assistance recipients. For more details, see Section  F: Expanding Opportunities for
         Economic Growth.

Affordable Housing

         The government recognizes that many low-income Ontarians need affordable housing. That is why it proposes to create more housing supports, including new housing units and additional funding for those eligible for housing allowances.

         New Housing Initiatives

         With the $392 million federal Affordable Housing Trust and Off-Reserve Aboriginal Housing Trust, the Ontario
         Government proposes to launch three new housing initiatives to assist low-income families in Ontario. The first will immediately provide $127 million to municipalities for new affordable housing or to rehabilitate existing housing.

         To help low-income working families with children pay rent, the government's second new initiative would create a new provincial housing allowance program that would provide up to $100 per month, for a maximum of five years, to eligible families.

         This five-year, $185 million program would begin in January 2008 and create more than 27,000 new housing allowances for low-income working families. This would bring the total number of new housing allowances to 35,000.

         Full details, including information about the application process, will be provided by the Ontario Minister of
         Municipal Affairs and Housing later this spring.

         The third new housing initiative would provide $80 million in funding for up to 1,100 off-reserve housing units for aboriginal families that the government would allocate in partnership with aboriginal communities. This would enable Aboriginal Peoples to participate in the determination of how affordable housing is delivered in their communities, building a sustainable future and better quality of life.

         Ongoing Housing Programs

         The Ontario Government continues to work with the federal and municipal governments to provide adequate housing for low-income families under the Affordable Housing Program. The program will provide 15,000 new affordable housing units and 5,000 housing allowances by 2011-12. To date, over 7,400 housing units have been approved and the Province has committed to providing nearly 4,500 new housing allowances. The Province also supports the delivery of up to 6,600 affordable rent-geared-to-income rental allowances through the Strong Communities Rent
         Supplement program.

         In addition, the government is giving tenants more protection while keeping Ontario's rental housing market robust through the Residential Tenancies Act, 2006, which came into effect on January 31, 2007.

         Homelessness Prevention

         To help low-income tenants avoid losing their homes, the government has invested nearly $19 million to support municipal rent banks - short-term funding mechanisms through which low-income tenants may apply for assistance to address rent arrears - across Ontario. This is an important part of the government's homelessness strategy, and has prevented almost 8,000 evictions.

Supports for Seniors

         Locked-in Accounts

         The government is proposing to introduce a new life income fund (LIF) that would increase income for seniors in retirement and permit up to 25 per cent of the funds to be unlocked. The new LIF, and other modifications to the rules governing locked-in accounts, would give seniors who hold locked-in retirement savings transferred from employment pension plans increased flexibility in managing their retirement income.

         The new LIF would replace all existing LIFs and locked-in retirement income funds (LRIFs). This would give seniors more flexibility by eliminating mandatory annuity purchase requirements and introducing:

         •  the right to an optional one-time unlocking of up to 25 per cent of locked-in funds no earlier than the early-retirement date under the pension plan from which the money was transferred (in most cases, this is age 55)

         •  an amended annual payment schedule that would increase retirement income and permit withdrawal of the entire remaining account balance when the LIF holder reaches age 90

         •  the opportunity to withdraw additional income based on investment returns in the previous year.

         Additional changes would allow direct transfers of unlocked small amounts to non-locked-in accounts and unlocking for non-residents of Canada. The changes would also introduce consistent rules for the waiver of spousal entitlements to locked-in funds. Consultations will be initiated on the process for implementing the new LIF and other changes to the rules for locked-in accounts. It is expected that implementation of these proposals would begin as early as January 2008.

         Ontario Property and Sales Tax Credits for Seniors

         Ontario Property and Sales Tax Credits for seniors were established in 1992 to assist seniors with modest incomes. These refundable credits remained unchanged until 2004, when the government enriched them by increasing the underlying property tax credit amount for seniors by 25 per cent, from $500 to $625. The government also increased the income threshold at which senior couples' benefits begin to be reduced to $22,250 for 2005 and
         $23,090 for 2006.

         The 2007 minimum level of income guaranteed by the Ontario and federal governments for eligible senior couples is rising because of increases to Old Age Security (OAS) and Guaranteed Income Supplement (GIS) payments. This year, the government is proposing to increase the 2007 income threshold for senior couples so that those receiving the guaranteed minimum level of income from governments would continue to receive the full benefit of the credits.
         The new threshold would be determined when the federal government finalizes OAS and GIS amounts for 2007.

         Pension Income Splitting

         Beginning with the 2007 taxation year, couples would be allowed to split certain types of pension income for
         Ontario income tax purposes, subject to relevant federal proposals receiving Royal Assent. This would recognize the special challenges of planning and managing retirement income, and assist pensioners by providing a significant benefit to many couples with pensions.

         Allowing individuals to split their pension income with a spouse or common-law partner for tax purposes would provide Ontario income tax savings of about $170 million to Ontario couples with eligible pension income in 2007.

Other Supports for Vulnerable Ontarians

         Improvements to Workplace Safety and Insurance

         The health and safety of Ontario workers is a priority. The Workplace Safety and Insurance Board (WSIB), an
         arm's-length agency of the government, is responsible for compensating injured workers, facilitating their return to work, and promoting health and safety. In this Budget, the government is proposing a number of important improvements in benefits for injured workers in the Workplace Safety and Insurance Act. These enhanced benefits would be paid out of the Workplace Safety and Insurance Fund.

         •  Many injured workers receive benefits that are partially indexed to inflation. The legislative changes, if enacted, would permit the WSIB to enhance the benefits of about 155,000 injured workers by 2.5 per cent on July 1, 2007 and on January 1 in each of 2008 and 2009.

         •  The government also proposes to give the WSIB greater flexibility to review and determine injured workers' loss of earnings benefits after the benefits are locked in at 72 months. Currently, if a worker's condition deteriorates significantly, the legislation does not permit a review of the worker's situation more than 72 months after the date of injury. This change would affect about 750 individuals annually.

         •  Another proposed amendment would require that earnings be based on what a worker would likely earn from suitable as well as available employment, rather than the current more restrictive standard.

         •  The government proposes to raise the threshold below which a lump-sum instead of a monthly retirement benefit payment is made, from $1,166.41 to $3,000. A threshold of $1,145.63 was established in the legislation in 1997 and has been partially adjusted to inflation to the current level of $1,166.41.

         A 2004 independent audit of the WSIB by Grant Thornton LLP recommended an increase in the size of the board of directors to enhance its effectiveness. Acting on this recommendation, the government proposes to add up to four more directors to the board.

         If approved by the legislature, the implementation date for the amendments proposed above, with the exception of the increase in board size, is July 1, 2007. The amendment relating to the board of directors would take effect on the date it is proclaimed.

         The Office of the Worker Adviser (OWA), an independent agency of the government, helps non-unionized injured workers deal with the many complexities and levels of appeal in the workers' compensation system. The government is increasing funding to OWA by $1.4 million in 2007-08 to improve and expand its services. This amount would be fully recoverable from the WSIB.

         Employment Standards Program

         The government is committed to protecting the legislated employment rights of Ontario's most vulnerable workers by dealing with the backlog of claims they have filed under the Employment Standards Act. This Budget provides an additional $3.6 million annually to address the backlog of uninvestigated complaints. The result will be improved frontline service and shorter claims-resolution times.

         Legal Aid Ontario

         A strong, accessible legal system is a cornerstone of Ontario's justice system. To help ensure that all Ontarians have access to the province's legal system, the government would provide an additional $51 million over three years, starting in 2007-08, to Legal Aid Ontario (LAO), the independent agency that administers the Province's legal aid program. The agency issues certificates to clients who meet financial eligibility requirements, enabling them to retain private counsel to represent them in court.

         The new funding would:

         •  Enhance vulnerable Ontarians' access to family law services. Without such funding, women, including victims of domestic violence, may have to go through the court system without a lawyer in complex proceedings involving child support, custody and access cases. Additional funding would also ensure that more people could receive legal assistance.

         •  Increase the hourly legal aid tariff rate (the hourly rate paid to lawyers who do legal aid work), helping to ensure that more lawyers are available to accept legal aid cases. Rates were last increased by five per cent in 2003.
            The legal aid tariff rate would increase by five per cent to about $94.50 per hour.

         •  Ensure that LAO has the funds to assist low-income Ontarians, including families and children, with access to frontline family law services.

         Developmental Services

         The government is enhancing services and supports for people with developmental disabilities and their families in communities across Ontario. The developmental services program helps adults with developmental disabilities live, work and participate in a wide range of activities within their communities.

         The government will invest more than $200 million in additional operating funding over four years to strengthen capacity in the developmental services sector. This funding will help agencies sustain and enhance residential and community services, and increase supports to families caring for family members with a developmental disability at home. In addition, this Budget is announcing $7 million in new capital funding for developmental services community agencies. With this new funding, the government will have invested more than $500 million in developmental services since 2003.

         Investments to Improve Social Infrastructure

         This Budget is announcing $48 million in 2006-07 to support social and community infrastructure improvements, increasing the capacity of the social sector to provide quality services. The funding will support hospices, centres that assist new Canadians, community recreation centres, and social service agencies, including developmental services facilities. See Section G: Investing in Ontario's Infrastructure.

-----------------------------------------------------------
Improving the Social Infrastructure
•  $10 million for hospices
•  $5 million for community citizenship centres
•  $15 million for community recreation centres
•  $18 million for vulnerable populations,
   including developmental services.
-----------------------------------------------------------

         Social Innovation Generation
         A prosperous economy and society depends on great ideas being turned into great outcomes in both the private and social sectors of the economy. The government is investing $6 million over four years to support the creation of
         Social Innovation Generation based at MaRS (SIG@MaRS). SIG@MaRS will allow people with ideas to improve or offer community services to access mentors and programs that will help turn their ideas into positive outcomes for society. SIG@MaRS is part of a larger collaboration involving MaRS, the J.W. McConnell Family Foundation and the
         University of Waterloo.

Section B: A Fair Property Tax System

Overview

         Ontario residential and business property owners need property taxes that are fair and predictable. Homeowners need to know they will not experience sudden or unmanageable tax changes from year to year and business property owners need a system that treats them fairly and does not hamper competitiveness.

         The McGuinty government is committed to an improved property tax system that is fair, transparent, predictable and sustainable.

         This Budget proposes a number of measures to enhance the fairness and predictability of the current property tax system, including:

         •  cutting high Business Education Tax (BET) rates

         •  changes to the assessment system to introduce a four-year reassessment cycle and a mandatory phase-in of assessment increases

         •  improvements to the fairness and effectiveness of the assessment appeal system.

         This Budget also proposes to end Greater Toronto Area (GTA) pooling.

Introduction

         Property tax contributes to the funding of key programs and services for residents and businesses across Ontario.
         It is a primary source of revenue for municipalities and school boards.

         There are two components to property tax:

         •  a municipal portion (based on tax rates set by municipalities)

         •  a provincial education portion (based on tax rates set by the Province).

         Property taxes raise more than $19 billion per year in Ontario. The municipal portion of the tax raises approximately $13 billion and the education portion approximately $6 billion.

         Municipalities are responsible for the administration of the system, including the establishment of local tax policies (within a Provincial framework), billing and collection.

         The Municipal Property Assessment Corporation (MPAC) is responsible for the administration of the property assessment system (within a Provincial framework), including the establishment of assessed values for all properties in the province. It is a not-for-profit corporation that delivers assessment services on behalf of all municipalities in Ontario.

         The government has heard concerns from both residential and business property owners about different aspects of the property tax system.

         The key concerns expressed by business property owners relate to fairness and competitiveness. In particular, businesses are concerned about the high level of taxes as well as the wide variation in BET rates across the province.

         Residential property owners are concerned about stability and predictability. In particular, residents want to know that they will not experience sudden or unmanageable tax changes from year to year. Residents have also expressed concern about fairness in the assessment appeal process.

Cutting Business Education Property Taxes

         This Budget announces a plan to significantly reduce the wide variation in BET rates. Under the government's plan, the Province will implement a $540 million cut to high BET rates over the next seven years. This will reduce BET rates in 321 municipalities across the province and benefit more than 500,000 businesses of all sizes.

         This initiative is a key element in the government's overall strategy to enhance Ontario's investment climate and builds on the proposal in this Budget to accelerate the elimination of the capital tax to July 1, 2010. The BET reductions will improve the competitive position of Ontario businesses, create new jobs and strengthen the provincial economy.

         Business education property taxes currently contribute $3.5 billion in funding to support elementary and secondary education in Ontario. The Province's direct transfers to school boards are being increased to ensure that BET cuts will not affect planned increases in overall education funding. See Section C: Expanding
         Opportunities for Students, for further details on education funding.

         The Economic Benefits of Reducing High BET Rates

         Education taxes typically make up about 50 per cent of total property taxes levied on business properties.

         When the Province first assumed responsibility for setting education tax rates in 1998, several hundred different
         BET rates were established across the province. These rates were set for commercial and industrial property classes in each upper- and single-tier municipality, based on existing 1997 education tax levels.

         As a result, there is currently a wide range of BET rates that reflect historical assessment and tax inequities.
         In fact, the highest BET rates in the province are currently four times the provincial average BET rate of 1.85 per cent.

---------------------------------------------------------------
"The taxation of business properties in Ontario, with rare
exceptions, is grossly unfair… Within the business property
tax envelope, education property taxes are by far the greater offender…."

Canadian Federation of Independent Business, October 2006
---------------------------------------------------------------

         Business representatives, including the Ontario Chamber of Commerce and Canadian Federation of Independent
         Business, have criticized high BET rates as being unfair and as being a barrier to economic competitiveness. The variation in rates distorts efficient business location decisions - placing many regions of the province at a disadvantage and harming the provincial economy overall.

         Cutting high BET rates will result in economic benefits to Ontario in terms of increased jobs, investment, productivity and output. The economic benefits of this initiative will be widespread. In fact, businesses in northern Ontario will be the largest beneficiaries of the BET cuts, with an average percentage decrease of 32 per cent.

         Details of Proposed $540 Million BET Cut

         Over the next seven years, the government will cut Business Education Taxes by $540 million - lowering high BET rates to a target maximum rate of 1.60 per cent. This new maximum rate is well below the current average BET rate of 1.85 per cent.

         BET rates that are currently below 1.60 per cent will not be increased under this plan.

------------------------------------------------------------------------
BET Annual Ceiling Rates                                         Table 2
------------------------------------------------------------------------
----------------- ------------------ ----------------- -----------------
                                          Annual          Estimated
                  Annual Commercial     Industrial      Business Tax
      Year         Ceiling Rate (%)  Ceiling Rate (%)  Cut ($ Millions)
----------------- ------------------ ----------------- -----------------
----------------- ------------------ ----------------- -----------------
      2008              2.50               3.00               15
      2009              2.35               2.75               35
      2010              2.20               2.50               65
      2011              2.05               2.25              105
      2012              1.90               2.00              180
      2013              1.75               1.75              350
      2014              1.60               1.60              540
----------------- ------------------ ----------------- -----------------
------------------------------------------------------------------------
Note: BET rates may need to be recalculated in 2009 and future years to adjust for the impact of reassessment-related changes. Annual ceiling and target maximum rates may also need to be managed to account for these changes.
------------------------------------------------------------------------

         Starting in 2008, the government will introduce an initial annual ceiling rate of 2.50 per cent for commercial properties and 3.00 per cent for industrial properties. Each year, these annual ceiling rates will be reduced until they reach the target maximum BET rate of 1.60 per cent on January 1, 2014.

         All businesses with BET rates above the 1.60 per cent target maximum rate will benefit from tax rate reductions each year - even those that are below the annual ceiling rates. Each year, BET rates that are below the annual ceiling rate will be reduced by two per cent of the amount by which they exceed 1.60 per cent.

         In addition, all new construction initiated after March 22, 2007, will immediately be subject to the 1.60 per cent maximum BET rate. This measure will maximize the economic benefits of the initiative in terms of stimulating new investment. It will also serve to immediately establish a more level playing field for businesses facing decisions about where to build new manufacturing facilities or other business complexes.

         Province-Wide Benefits of BET Cuts

         Table 3 provides the projected BET cuts for commercial and industrial properties in each region of the province and illustrates that the benefits will be broadly distributed. In fact, more than 50 per cent of the total $540 million reduction will benefit businesses outside the Greater Toronto Area (GTA).

         The projected cuts are shown for 2014 when the planned BET cuts will be fully implemented.

-------------------------------------------------------------------------------------------------------------------
Business Education Property Tax Cuts                                                                        Table 3
-------------------------------------------------------------------------------------------------------------------
Region             Municipality                                                         Fully Implemented
                   (counts reflect lower- and                                   Projected 2014   Projected 2014
                   single-tier municipalities)        Property Class               Tax Cut ($)     Tax Cut (%)
-------------------------------------------------------------------------------------------------------------------
NORTH:
-------------------------------------------------------------------------------------------------------------------
                   Thunder Bay                        Industrial                    5,499,000         55
                                                      Commercial                    8,491,000         38
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Sault Ste. Marie                   Industrial                    2,303,000         46
                                                      Commercial                    2,451,000         23
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Timmins                            Industrial                    2,104,000         46
                                                      Commercial                      738,000         15
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Greater Sudbury                    Industrial                    3,930,000         43
                                                      Commercial                    4,402,000         19
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   North Bay                          Industrial                      177,000         14
                                                      Commercial                    2,967,000         30
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   North Region                       Industrial                    6,571,000         42
                   80 Other Benefiting Municipalities Commercial                    4,882,000         25

-------------------------------------------------------------------------------------------------------------------
EAST:
-------------------------------------------------------------------------------------------------------------------
                   Cornwall                           Industrial                    1,035,000         46
                                                      Commercial                    3,329,000         34
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Kingston                           Industrial                    1,228,000         40
                                                      Commercial                    4,610,000         19
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Belleville                         Industrial                      700,000         33
                                                      Commercial                    3,359,000         25
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Brockville                         Industrial                      384,000         30
                                                      Commercial                    1,565,000         29
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Ottawa                             Industrial                    7,884,000         26
                                                      Commercial                   25,753,000         12
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   East Region                        Industrial                    6,427,000         43
                   63 Other Benefiting Municipalities Commercial                    4,894,000         13

-------------------------------------------------------------------------------------------------------------------
CENTRAL:
-------------------------------------------------------------------------------------------------------------------
                   Guelph                             Industrial                    4,995,000         39
                                                      Commercial                    3,417,000         17
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Waterloo Region                    Industrial                   16,371,000         39
                                                      Commercial                   19,586,000         22
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Toronto                            Industrial                   26,428,000         22
                                                      Commercial                  205,069,000         19
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Hamilton                           Industrial                    1,690,000         10
                                                      Commercial                    6,978,000         10
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Peel Region                        Industrial                   12,096,000         10
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Central Region                     Industrial                   38,649,000         18
                   86 Other Benefiting Municipalities Commercial                    8,345,000         17

-------------------------------------------------------------------------------------------------------------------
SOUTHWEST:
-------------------------------------------------------------------------------------------------------------------
                   Oxford County                      Industrial                    5,036,000         45
                                                      Commercial                    3,002,000         22
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Lambton County                     Industrial                    4,432,000         45
                                                      Commercial                    2,877,000         16
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Windsor                            Industrial                    9,719,000         45
                                                      Commercial                    4,740,000         11
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   London                             Industrial                    5,657,000         44
                                                      Commercial                   28,012,000         34
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Essex County                       Industrial                    5,445,000         36
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Southwest Region                   Industrial                   10,891,000         41
                   41 Other Benefiting Municipalities Commercial                    7,570,000         17

-------------------------------------------------------------------------------------------------------------------
OTHER RURAL MUNICIPALITIES:
-------------------------------------------------------------------------------------------------------------------
                   Northumberland County              Industrial                    1,897,000         52
                                                      Commercial                    1,647,000         19
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Elgin County                       Industrial                    1,722,000         50
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Lennox and Addington County        Industrial                    1,254,000         49
                                                      Commercial                      492,000         17
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Stormont, Dundas and Glengarry     Industrial                      765,000         45
                   County                             Commercial                    1,023,000         21
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Renfrew County                     Industrial                      967,000         45
                                                      Commercial                      694,000         11
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Chatham-Kent                       Industrial                    2,475,000         44
                                                      Commercial                    2,400,000         18
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Grey County                        Industrial                    1,158,000         40
                                                      Commercial                    1,528,000         14
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Norfolk                            Industrial                      642,000         39
                                                      Commercial                      975,000         17
                   ------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
OTHER RURAL MUNICIPALITIES: (cont'd)
-------------------------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Haldimand                          Industrial                    1,613,000         38
                                                      Commercial                      384,000         12
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Simcoe County                      Industrial                    3,996,000         35
                   ------------------------------------------------------------------------------------------------
                   ------------------------------------------------------------------------------------------------
                   Rural Municipalities               Industrial                   31,087,000         39
                   173 Other Benefiting MunicipalitiesCommercial                   13,143,000         16
                   ------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Note:  Projections are based on 2007 BET rates and 2005 current value assessments. These rates may need to be adjusted to account for the impacts of reassessment-related changes. Therefore, once the initiative is fully implemented, actual cuts may vary somewhat from these projections. Rural municipalities are also included in the appropriate regional section of the table. For example, the Counties of Oxford, Lambton and Essex appear as part of both the Southwest region and the Rural summaries.
-------------------------------------------------------------------------------------------------------------------

Ending GTA Pooling

         The government is announcing a plan to phase out GTA pooling over seven years beginning in 2007.

         Greater Toronto Area pooling was established under the previous government in 1998 to share social assistance and social housing costs across the GTA. The program results in a transfer of approximately $200 million in assistance, primarily to the City of Toronto. However, this transfer places an additional burden on the municipal property tax bases of contributing municipalities, including York Region, Peel Region and Halton Region.

         For 2007, GTA pooling contributions will be rolled back to 2004 levels. Each subsequent year, costs will be reduced by one-sixth of the 2004 levels, until the program is fully eliminated in 2013.

         The government will also make provisions to ensure continued financial support for those municipalities currently receiving assistance through GTA pooling. For example, any increases in the City of Toronto's social program costs resulting from the elimination of GTA pooling will be eligible for provincial assistance through the
         Ontario Municipal Partnership Fund.

         Therefore, as GTA pooling is phased out, the Province will take responsibility for social assistance and social housing costs currently funded under the program. This will eliminate a $200 million burden from the municipal property tax bases of contributing GTA municipalities while ensuring continued financial assistance for recipient municipalities.

Fair and Predictable Property Taxes

         Property tax is based on the current market value of properties. This system of valuation is referred to as current value assessment (CVA). Assessments based on market values are used widely across North America as the basis for property taxation. Assessments based on current value provide clarity and transparency and establish an equitable basis for distributing property taxes among property owners.

         When the CVA system was introduced in Ontario in 1998, annual reassessments were planned to keep values up to date to ensure that properties of equal value in the same community pay equal taxes. However, annual reassessments can come at the cost of predictability and stability for many taxpayers in an active real estate market when property values change rapidly and unpredictably from one year to the next. In recent years, there have been rapid changes in property values, which have led to concerns about volatile property tax changes for many homeowners. The government understands that the lack of certainty surrounding reassessment is a source of worry for Ontario families.

         There are a variety of tax policy mechanisms available to municipalities to help make assessment changes manageable for property owners.  For example:

         •  municipalities can reduce their tax rates to offset the average impact of reassessment

         •  the government has provided municipalities with the flexibility to avoid reassessment-related tax shifts between property classes, easing the property tax burden on residential taxpayers

         •  municipalities are required to offer relief from reassessment-related tax increases to low-income senior and disabled homeowners.

         In addition, the Province provides property tax relief for low- and moderate-income individuals and families through the refundable Ontario Property and Sales Tax Credits. These credits are delivered annually through the personal income tax system. In 2007, this program is expected to provide an estimated $740 million in property tax relief to Ontarians who own or rent their principal residences.  This relief includes the impact of the enhancement to the Ontario Property and Sales Tax Credits for senior couples proposed in this Budget. In 2007, eligible seniors would benefit from an estimated $97 million in property tax relief as a result of improvements to these credits since 2003. See Section A: Expanding Opportunities for Children and Families for more information.

         The government proposes to introduce three important changes to the assessment system to enhance the fairness and predictability of assessments for property owners while continuing to revalue properties on a regular basis and enabling municipalities to continue relying upon a stable source of revenue to fund important public services.
         These proposed changes are:

         •  a four-year reassessment cycle

         •  a mandatory phase-in of assessment increases

         •  enhancements to the fairness and effectiveness of the assessment appeal system.

         The implementation details of these proposed measures, as well as related programs and policies, will be the subject of consultation with municipalities, the Municipal Property Assessment Corporation (MPAC), and the
         Assessment Review Board (ARB).

         Timing of Reassessments - A Four-Year Cycle

---------------------------------------------------------------
A four-year cycle of reassessments, together with the
proposed mandatory phase-in program, would:
•  provide stability and predictability to taxpayers
•  help maintain equity between properties (updating
   assessments with sufficient frequency so that similar
   properties with similar values pay similar taxes)
•  facilitate accurate, efficient and cost-effective
   administration of the assessment system.
---------------------------------------------------------------

         The next reassessment is currently scheduled to take place for the 2009 taxation year, based on property values as of January 1, 2008.

         For the future, the government is proposing that subsequent reassessments would be conducted every four years, coupled with the implementation of a mandatory phase-in program.

         The timing of the four-year reassessment cycle would operate as follows:

         •  Upon the next reassessment for the 2009 taxation year, property assessments will be updated using a valuation date of January 1, 2008. This valuation date would apply for 2009, 2010, 2011 and 2012.

         •  The cycle would continue accordingly every four years.

         Mandatory Phase-in of Residential Assessment Increases

         To provide an additional level of property tax stability and predictability for Ontario homeowners, the government proposes to introduce a mandatory phase-in of future residential assessment increases over four years.

         The proposed four-year phase-in program would be implemented province-wide in 2009, following the next reassessment. This approach would complement the proposed introduction of a four-year assessment cycle.

         While assessment increases do not necessarily lead to tax increases, the proposed phase-in would provide homeowners with greater certainty by introducing increases gradually over a four-year period. For example, a 20 per cent assessment increase would be phased in gradually in increments of five per cent a year over four years.

         Even under a mandatory assessment phase-in, municipalities could continue to lower their tax rates to offset average assessment increases, so that, on average, homeowners would not see an increase in their property tax bills as a result of reassessment.

         The phase-in program would apply to residential, farm and managed forest properties. The program would not apply to assessment decreases. This avoids the possibility of a homeowner being taxed on an assessment greater than the actual value of their property.

         The government intends to consult with municipalities and MPAC as to whether the proposed mandatory phase-in program should be expanded to other property classes, such as commercial, industrial or multi-residential.

         Assessment Appeal System

         The government has heard concerns from property owners and municipalities about the structure of the assessment appeal system.

         Currently, property owners who disagree with the accuracy of the assessment or tax classification that MPAC has established for their property have two options: they can ask MPAC to reconsider their assessment through an informal process known as the "request for reconsideration" or they can file an appeal with the ARB.

         The deadline to submit requests for reconsideration to MPAC is December 31 of the taxation year. The deadline to submit appeals to the ARB is March 31 of the taxation year (nine months earlier than the reconsideration deadline). The Municipal Property Assessment Corporation is not obligated to respond to reconsideration requests prior to the ARB's appeal deadline, leading many people to file protective appeals with the ARB that are held in abeyance pending a response from MPAC on the reconsideration. The current appeal process often leads to confusion, duplication of effort, and inefficient use of resources.

         Another concern about the appeal process relates to the flow of information between MPAC and property owners.
         There are no clear or consistent rules in place governing the sharing of information upon requests for reconsideration or appeals.  Due to this lack of clarity, the various participants in the appeal process do not know what information they should be requesting from, or disclosing to, the other parties. This exacerbates the confusion and frustration that many people experience when challenging their assessments.

         In examining these concerns, the government has sought input from various stakeholders, researched the appeal processes in other jurisdictions, and carefully considered the advice about the appeal system expressed by
         Ontario's Ombudsman in a report dated March 28, 2006.

         The government is proposing to introduce the following measures to improve the fairness and effectiveness of the assessment appeal system:

         •  convert the optional request for reconsideration program into the mandatory first stage of the assessment appeal process

         •  change the deadline for filing ARB appeals so that it follows the completion of the reconsideration process

         •  establish standard information disclosure requirements at both the reconsideration and appeal stages.

         Establishing a two-stage appeal process with sequential filing deadlines and standardized information disclosure protocols should:

         •  simplify the appeal process as only one avenue of review would be pursued at any time

         •  ensure that the reconsideration process is used effectively as a venue for the exchange of information

         •  reduce the number of appeals by resolving factual issues through the sharing of information at the reconsideration stage

         •  provide parties with access to consistent information within consistent timelines.

         The government proposes to implement these measures to dovetail with the timing of the next reassessment for the
         2009 taxation year.

         The government intends to consult with municipalities, the ARB and MPAC regarding the implementation of the measures outlined above, as well as other improvements to enhance flexibility and transparency in the property tax system.

Section C: Expanding Opportunities for Students

Overview

         To compete effectively in the global marketplace, Ontarians must be among the best-educated, most highly skilled, productive and innovative people in the world. The McGuinty government is committed to expanding opportunities for all students - reaching every student from the early grades through to graduate school.

[Chart 5: Investments Since 2003-04]

         Since taking office, the government has made significant investments to help ensure that children in the all-important early grades can read, write and do math; that teenagers stay in school and are provided with the resources to graduate; and that postsecondary students have improved access to quality education.

         To build on the government's progress to date, this Budget is increasing Grants for Student Needs funding (for kindergarten to Grade 12) by $781 million in the 2007-08 school year to a total of $18.3 billion - up more than
         17 per cent from 2003-04.

         Under the Reaching Higher plan, the Province is investing a cumulative $6.2 billion in the postsecondary education sector by 2009-10. In this Budget, the government is announcing an additional $390 million for postsecondary education to help with infrastructure improvements and rising enrolment.

         When the McGuinty government came to office in 2003, primary school students were in overcrowded classrooms; only
         54 per cent of Grade 3 and Grade 6 students met the provincial standards in reading and math; just 68 per cent of high school students were graduating; school buildings were in need of repair; and colleges, universities and apprenticeship programs were suffering from long-term neglect.

[Chart 6: 2007-08 Program Expense. The government spends 22 cents of every dollar on elementary, secondary and postsecondary education.]

         The government's plan is working:

         •  Test scores are up - almost two-thirds of Grade 3 and Grade 6 students now meet or exceed the provincial standards in reading, writing and math.

         •  Class sizes are down - 65 per cent of primary classes have 20 students or fewer and 93 per cent have 23 students or fewer.

         •  The high school graduation rate has risen to 73 per cent.

         •  There is labour peace and stability in our schools.

         •  Under the Good Places to Learn program, almost 6,800 school building improvement projects have been completed or are underway.

         The Reaching Higher plan for postsecondary education is making positive change by improving quality, access and accountability. Accomplishments under Reaching Higher so far include the following:

         •  There are 86,000 more full-time students enrolled in postsecondary education.

         •  145,000 students are benefiting in 2006-07 from enhancements to student aid.

         •  Graduate school spaces will increase by 12,000 by 2007-08.

         •  After two years of tuition freezes, tuition increases have been capped at an average of five per cent, or $100 for 90 per cent of college students and $200 for 70 per cent of university students.

Investments to Support Higher Student Achievement

         The government understands that in today's globally competitive economy, high-quality public education is essential to Ontario's prosperity. Since taking office in 2003, the government has been dedicated to building a strong, stable and vibrant publicly funded education system that gives Ontario's students the opportunity to develop into the best-educated, most highly skilled workforce.

         Funded through a combination of education property tax revenues and direct transfers from the Province, annual funding to school boards for elementary and secondary education is determined through the Grants for Student
         Needs (GSN) funding formula.

[Chart 7: Grants For Student Needs (School Year)]

----------------------------------------------
Grants for Student Needs               Table 4
Funding per Student
----------------------------------------------
      School Year        Funding per Student
----------------------------------------------
        2003-04                 $7,920
        2004-05                 $8,249
        2005-06                 $8,623
        2006-07                 $8,970
        2007-08               $9,432(1)
        2008-09               $9,669(1)
----------------------------------------------
(1) Based on projected student enrolment.
----------------------------------------------

         Before 2003, funding for public education was limited, forcing school boards to make some very difficult choices among competing priorities. The government established a plan for student success that provided predictable multi-year funding, ensuring that school boards have sufficient resources to lower class sizes, hire more teachers, meet rising operating costs, maintain school facilities, provide up-to-date textbooks and reach out to more at-risk students. The government's plan also established a working partnership with public education providers by bringing labour stability to public education in the province. The number of student days lost to labour unrest has decreased 95 per cent during the tenure of the government.

--------------------------------------------------------------------
Investments for Higher Student Achievement
•  GSN funding to school boards in the 2007-08 school year
   will increase by $2.7 billion, from 2003-04, to $18.3 billion
•  Average per-student funding will increase by $1,749, or
   22 per cent by 2008-09, from $7,920 in 2003-04 to $9,669 in
   2008-09
•  French-language boards will receive more than $1 billion
   in 2007-08, an increase of $73.5 million or 7.2 per cent
   from 2006-07
--------------------------------------------------------------------

         In the 2007-08 school year, the government will continue making substantial investments in education by providing
         $18.3 billion, an increase of $781 million from last year, or more than 17 per cent, compared to 2003-04. By
         2008-09, GSN funding will rise to $18.6 billion, an increase of $3.0 billion in new funding compared to 2003-04 levels. Average per-student funding will increase to an estimated $9,669 by 2008-09, up $1,749 or 22 per cent from 2003-04.

         These planned increases in GSN funding will not be affected by the government's plan to cut high Business
         Education Tax (BET) rates. The Province's direct transfers to school boards are being increased to offset the decrease in BET revenues.

Foundations for a Better Future

         To ensure that Ontario's 1.25 million primary and junior school students have the opportunity to reach their full potential, the government introduced its Literacy and Numeracy Strategy. Announced in 2005, this program is based on several premises - the most important of which is that every child in the province should be able to read, write, do math and comprehend at a high level by age 12. Key to achieving this goal is to ensure that every child comes to school ready to learn. See Section A: Expanding Opportunities for Children and Families for more information on support for children and youth.

         Improved Literacy and Numeracy

         More than ever, the ability to function, contribute and prosper in society requires a sound education, which begins with solid literacy and numeracy skills. Individuals who are more literate and numerate are more likely to have better jobs, have higher productivity and earnings, and be less vulnerable to long-term unemployment.

         The government recognizes that every child learns differently and that schools need specialized resources to help each student reach his or her full potential. To ensure that every child has the opportunity to succeed, the government is investing $28 million in 2007-08 for elementary specialist teachers - bringing the total to an additional 1,900 teachers over the last three years. These teachers focus on such key areas as literacy and numeracy, music, the arts and physical education - giving elementary-school teachers more time to prepare materials for the classroom, correct assignments and connect with parents.

         Building on its commitment to provide Ontario schools with proven tools and resources that help children excel in reading, writing and math, the government has implemented the Ontario Focused Intervention Partnership (OFIP).
         Working collaboratively with school boards, OFIP targets elementary schools where at least two-thirds of students have achieved below the provincial standard on Education Quality and Accountability Office (EQAO) tests over the past three years. A team of dedicated curriculum specialists and instructional leaders goes to these schools to provide hands-on support for school and board staff to improve student achievement. The government has invested approximately $25 million to support the OFIP initiative.

[Chart 8: Percentage of Grade 3 and Grade 6 Students in Ontario Achieving Provincial Standards (School-Year Basis)]

         Since implementing these strategies, which ensure that students receive the specialized and individual help they need, students' scores on EQAO tests have improved significantly for the third consecutive year. Province-wide test scores, which are available on EQAO's website (www.EQAO.com), show that in the 2005-06 school year,
         64 per cent of Ontario Grade 3 and Grade 6 students have met or exceeded provincial standards in reading, writing and math - up from 54 per cent in 2002-03. The achievements of Ontario's students demonstrate that the government's targeted investments and strategies are working.

         Reduced Primary Class Sizes

         A key way to reach every student is reducing class sizes in the early primary grades (kindergarten to Grade 3).

---------------------------------------------------------------
Class Sizes Are Down
Reducing class sizes improves achievement among Ontario's
youngest students by allowing more individual attention. To
reduce the size of primary classes, the government has:

•  provided funds to hire approximately 1,200 new
   elementary-school teachers this school year - which makes 4,800 more elementary-school teachers since October 2003
•  provided funds to support over $700 million in capital projects to date in order to support the reduction in primary class size
•  reduced primary class sizes to 20 students or fewer in the
   2006-07 school year for 65 per cent of classes across the province, compared to 31 per cent in 2003-04.
---------------------------------------------------------------

         Since October 2003, the government has given school boards the necessary funding to add 4,800 elementary-school teachers by the 2007-08 school year, resulting in smaller primary class sizes in all of Ontario's 4,000 elementary schools. According to the most recent data available, 65 per cent of primary classes in 2006-07 had
         20 students or fewer - compared to 31 per cent in 2003-04. Ninety-three per cent of all primary classes have 23 students or fewer.

         Smaller classes mean Ontario's primary students receive more individual attention, which is critical to improving reading, writing and math skills. Students who do well in the early grades are far more likely to complete high school and keep learning in a college, university, apprenticeship or training program.

Student Success Strategy/Learning to 18

         To ensure that Ontario can respond to the challenges of today's knowledge-based economy, the government has made investments and implemented programs in Ontario's high schools that address the individual learning styles and career interests of all students. By meeting these needs, the government is giving its future workforce the competitive advantage it needs to succeed.

         Engaged and Targeted Curriculum

         In 2004, the government announced the $1.3 billion multi-year Student Success Strategy to improve high school graduation rates, reduce student dropouts and increase the number of students who pursue further education. The strategy provides new ways for high school students to gain credits for graduation, and more learning opportunities that address the individual learning style and career interests of all students.

         As part of the Student Success Strategy, the government has introduced many innovative programs to Ontario's high school curriculum that allow students to focus on career paths that match their skills and interests. Students can earn credits by participating in apprenticeship training and postsecondary courses; access co-op placements with strong links to classroom subject areas; and receive increased support, extra guidance and unique learning opportunities. This comprehensive strategy has provided funding for 1,900 new high school teachers over the last three years to support Student Success Strategy initiatives and provide every high school with a Student Success
         Teacher to ensure that struggling students have access to the support they need. Results show that since the implementation of the strategy in Ontario's high schools, student achievement is on the rise.

         •  The pass rate on the Grade 10 literacy test has increased from 72 per cent in 2002-03 to 84 per cent in 2005-06 for English-language students.

         •  In 2004-05, 93,000 credits were earned through co-op programs, which represents a 22 per cent increase over the
            76,200 co-op credits earned in 2003-04.

         •  In 2005-06, 12,000 students participated in innovative local Student Success Strategy Lighthouse projects and achieved 21,000 of the 27,000 credits attempted, representing a success rate of over 75 per cent.

         -----------------------------------------------------------------------------------------------------------------
         Transforming High Schools in Ontario
         At the heart of the Student Success Strategy are six innovative programs that give Ontario high school students more ways to accumulate credits to graduate:

         •  Student success teams - every student now has access to a dedicated team that includes a principal, a
            Student Success Teacher and a guidance counsellor, who provide extra attention and support when needed.
         •  Specialist high skills major - this program lets students bundle six to 12 courses in a selected field, such as hospitality and tourism or construction, to prepare for specific academic or skilled careers.
         •  Expanded co-op credit - students can earn two compulsory high school credits towards their core 18 credits through hands-on work experience.
         •  Dual credit program - students can earn credits and put them towards their high school diploma and postsecondary diploma, degree or apprenticeship certification.
         •  Lighthouse projects - these innovative local programs help students stay in school by providing guidance, support and alternative learning environments.
         •  Grades 8-9 transition - Grade 8 and Grade 9 students have a higher risk of dropping out during the difficult transition from elementary school to high school. This initiative includes more teachers, intensive professional development, and improved tracking of struggling students and their progress.
         -----------------------------------------------------------------------------------------------------------------

         Increased High School Graduation Rates

         Ontario's dropout rate is starting to decline, thanks to the government's aggressive plan to help students reach their full potential. In 2003-04, the portion of students graduating from high school was an unacceptable 68 per cent.
         The Student Success Strategy is reversing this dropout trend and helping more students build a better future for themselves as shown by the increase in the 2005-06 graduation rate to 73 per cent. The government has set a graduation target of 85 per cent by 2010-11 and Ontario's high schools are on track to meet this target, which will result in over
         90,000 additional graduates between 2006-07 and 2010-11.

---------------------------------------------------------------
Targeted Investments in 2007
The government is taking specific steps for elementary and
secondary students to address issues that are important to
Ontarians:

•  improving service provision in schools for students
   with autism spectrum disorders
•  investing $4.5 million to train almost 25,000
   teachers and $1.2 million to train vice-principals and
   principals to address bullying
•  launching the Aboriginal Education Strategy and
   investing $13 million to improve achievement by First
   Nations, Inuit and Métis, students
•  boosting funding for French as a Second Language as
   part of the Canada-Ontario Official Languages in
   Education agreement
•  providing more than $4 million for school boards to
   buy arts materials and musical instruments.
---------------------------------------------------------------

         The Learning to Age 18 Act, which raises the compulsory school age to 18, was enacted in order to increase graduation rates. The legislation will broaden the range of education opportunities to meet student needs and interests, encouraging more students to keep learning in a classroom or pursue apprenticeship or workplace training programs until they reach age 18 or graduate. Introduced in the 2006-07 school year, this legislation includes new measures to foster partnerships among high schools, the community and postsecondary programs to help students achieve success. This means more high school graduates will be well equipped to find success in the labour market.

Better Schools for Better Learning

         Good Places to Learn
         By keeping Ontario's schools in good repair, the Ontario Government is fostering student success and helping all children reach their full potential. In 2004 the government introduced the Good Places to Learn (GPL) initiative
         - a school renewal program to help fund $4 billion of much-needed repairs, renovations and new school construction across the province. See Section G: Investing in Ontario's Infrastructure for more information.

         This program has significantly improved the condition of schools by responding to the most pressing needs identified in an independent province-wide school-by-school facility review. This review made it clear that the state of Ontario's school buildings was getting in the way of the instruction being delivered within them. This initiative includes improvements to roofs, electrical and plumbing systems, technology workshops and labs, heating and cooling systems, libraries and gyms.

         Investments in the Good Places to Learn program are supporting critical repair and renewal projects in schools across Ontario. Currently, almost 6,800 projects supported by GPL renewal funding have been completed or are underway in schools across the province.

         Textbook and Learning Resources

         The Ontario Government has taken action to ensure that students have the resources they need to enhance their achievements and enrich their learning experience. By providing such learning tools as new textbooks, magazines, computer software and multimedia resources (such as CD-ROMs and DVDs), and library materials, the government is giving students what they need to succeed. In addition to annual funding provided through the GSN, the Province is providing over $50 million to schools for textbooks and learning resources. The government is also enhancing and expanding online teaching resources, which provide students with web-based video assistance and online support such as tutoring and course tips. This investment is part of the government's commitment to improving literacy and numeracy achievement while also providing the learning resources that Ontario's students need to reach their full potential.

Reaching Higher in Postsecondary Education

         Ontario's progress depends on the skills and knowledge of its people. Ontario will be at its best and be prepared to compete for higher-value jobs only when every Ontarian has the opportunity to achieve his or her full potential.

         The province's colleges and universities play a critical role in equipping people for success and preparing them to generate the necessary ideas, products and jobs that will ensure future prosperity - the prosperity that funds social progress and maintains a high standard of living.

         The 2005 Ontario Budget announced Reaching Higher, the government's historic multi-year $6.2 billion investment in postsecondary education by 2009-10.

         The goals of Reaching Higher are:

         •  access - enhanced student financial assistance, increased enrolment and expanded opportunities for francophones as well as Aboriginal Peoples, new Canadians, persons with disabilities and "first-generation" students whose parents did not receive postsecondary education

         •  quality - achieving the highest standards in teaching, research and student learning experience, resulting in the skills and innovation that support economic growth

         •  accountability - improved accountability and performance through defined targets and measures.

         The government's education agenda also extends to training and lifelong learning. For additional information, see
         Section F: Expanding Opportunities for Economic Growth.

         Investing in Postsecondary Education

[Chart 9: Combined Operating Grants to Colleges and Universities]

         By 2009-10, Ontario will provide $6.2 billion in new cumulative investments for postsecondary education and training through the Reaching Higher plan.

         Total base operating grants to colleges and universities will rise to $4.0 billion in 2007-08 and grow to
         $4.2 billion by 2009-10, resulting in better learning environments.

         Graduate education will also continue to grow, supported by $170 million in additional funding by 2007-08, rising to $220 million annually by 2009-10. This will result in 14,000 new graduate spaces by 2009-10.

         New Investments in Postsecondary Education

         In this Budget, the government is announcing an additional $390 million in support for quality improvements in higher education, including funding that could be used for investments in university and college infrastructure and equipment. This time-limited federal funding supplements the Province's significant ongoing investments through Reaching Higher which have been undertaken while awaiting a full and effective partnership with the federal government.

         This additional funding includes $210 million for universities to alleviate immediate cost pressures. It also includes $105 million for college facilities renewal, including existing building maintenance costs, $15 million in university capital projects and $35 million for college capital projects. This additional funding also includes $25 million to support upgraded and new equipment in union-employer training centres, to meet the skills training and apprenticeship needs of the economy. It will allow the centres to keep pace with changing technological requirements, encourage collaboration and leverage additional training resources from industry partners.

         Solid Progress in Student Assistance

[Chart 10: Improvements in Student Assistance Under the McGuinty Government]

         One of Reaching Higher's achievements has been improved access to postsecondary education through enhanced student financial aid. The government has made substantive changes over the past three years to grant and loan provisions, benefiting 145,000 students this year. In 2006-07, nearly 60,000 students have taken advantage of new upfront grants re-introduced in the 2005 Ontario Budget. In 2007-08, the government will provide more than
         $580 million to students through the Ontario Student Assistance Program (OSAP).

         The government is also working with colleges and universities to establish a new Student Access Guarantee to ensure no qualified Ontario student is prevented from studying due to a lack of financial support. As part of this initiative, access will be further strengthened through the recent addition of an Access Window website
         (http://accesswindow.osap.gov.on.ca), which gives students information about the approximate cost and potential loan and grant assistance from OSAP for their program choice.

         In addition, the government will propose amendments to the Ryerson University Act, 1977 to update governance structures at the university.

         -------------------------------------------------------------------------------------------------------------------
         Creating Positive Change in Postsecondary Education

         Ensuring Greater Access:
         •  increasing full-time enrolment by 86,000 since 2002-03, a 22 per cent increase
         •  doubling student assistance by 2009-10, benefiting almost 200,000 students this year, up 25 per cent from 2002-03
         •  re-introducing upfront grants, benefiting nearly 60,000 students; and limiting student debt to $7,000 per completed year of study
         •  after a two-year freeze, limiting average tuition increases to an average of five per cent annually or $100 for 90 per cent of college students and $200 for 70 per cent of university students
         •  committing $55 million by 2009-10 to create more opportunities for francophones and those traditionally underrepresented, including persons with disabilities, Aboriginal Peoples and "first-generation" students
         •  increasing special access funding by $20 million in 2006-07 for small, northern and rural colleges, bringing total funding to $65 million
         •  increasing first-year undergraduate medical enrolment by 23 per cent by 2009-10 over 2004-05.
         Improving Quality and Accountability:
         •  increasing operating funding by 35 per cent between 2004-05 and 2009-10 as outlined in the Reaching Higher plan, to hire new faculty, increase student/faculty interaction, and improve student services, libraries, laboratories and equipment
         •  expanding graduate spaces by 12,000 by 2007-08, reaching 14,000 by 2009-10
         •  supporting innovative research in cutting-edge fields such as biomaterials and mining innovation
         •  monitoring quality through a new Higher Education Quality Council of Ontario
         •  establishing three-year agreements with colleges and universities to identify and measure quality improvements
         •  the economic stimulus package announced in the 2006 Economic Outlook and Fiscal Review includes $30 million for infrastructure projects at 15 colleges.
         -------------------------------------------------------------------------------------------------------------------

Section D: Expanding Opportunities for Better Health

Overview

         Expanding opportunities for Ontarians to achieve better health is one of the McGuinty government's top priorities.
         Since taking office, the government's plan to achieve better health care has focused on four key strategies: shortening wait times for key procedures, increasing access to health professionals, promoting wellness and preventing illness, and improving efficiency and accountability.

[Chart 11: Priority Spending in Health Sector: Spending Increases Since 2003-04]

         Building on the investments made to date, this Budget proposes $37.9 billion in health sector spending in 2007-08, a
         29 per cent or $8.5 billion increase from the 2003-04 level of $29.4 billion. (See Chart 11.)

         In 2007-08, this Budget includes additional funding of:

         •  $135 million to further reduce wait times, including wait times for pediatric surgeries

         •  $43 million to provide full-time employment opportunities for new Ontario nursing graduates and another
            $14 million for more nurses in long-term care homes, to bring the total number of nurses hired since 2003 to over 8,000 by the end of 2007-08

         •  $34 million to improve access to health professionals

         •  $143 million to improve access to emergency care

         •  $2.5 million for the Communities in Action Fund to encourage Ontarians to participate in sports and other physical activity, bringing the total investment to $7.5 million annually

         •  $64 million in e-Health initiatives

         •  $7 million to expand addiction treatment programs

         •  approximately $20 million, growing to approximately $40 million per year, to support a new colorectal cancer screening program for all Ontarians aged 50 and older.

         These new investments build on the results achieved to date, including:

         •  shorter wait times and more medical procedures. For example, cataract patients are being seen 128 days sooner than in 2005 and the government has provided about 58,000 more cataract surgeries since 2003

         •  better access to primary care - more than 500,000 Ontarians who did not have a family doctor now have one and 150
            Family Health Teams (FHTs) are planned to be up and running by the end of 2007-08; it is anticipated that these FHTs will serve more than 2.5 million patients

         •  creation of Ontario's first Ministry of Health Promotion, which, among other things, has implemented the
            Smoke-Free Ontario Strategy

         •  preventing illness by providing free-of-charge immunizations against three childhood diseases and putting the
            Ontario breast screening program on track to complete over 600,000 screens per year by 2010-11

         •  funding insulin pumps and related supplies for children with Type 1 diabetes as well as creating 77 new and enhanced community diabetes education teams

         •  establishing 14 Local Health Integration Networks (LHINs) to work with health service providers and community members to act on local priorities.

Achieving Better Health

[Chart 12: 2007-08 Program Expense. The government spends 46 cents of every program dollar on health]

         The Ontario Government has invested significantly in transforming the sector to meet patients' needs and create a sustainable health care system. These investments are focused on four key strategies to achieve better health:

         •  shortening wait times for key procedures

         •  increasing access to health professionals

         •  promoting wellness and preventing illness

         •  improving efficiency and accountability.

         The government has made significant progress on its key priorities and will continue to make important health investments. Spending in the health sector will be $37.9 billion in 2007-08, rising to $39.8 billion in 2008-09 and $41.5 billion in 2009-10. The following details the progress made to date on these priorities and proposed new investments in 2007-08.

         Shortening Wait Times

         Ontario's Wait Time Strategy improves access to health care and reduces patient wait times in five areas: cancer surgery, cardiac procedures, cataract surgery, hip and knee replacements, and magnetic resonance imaging and computed tomography (MRI/CT) scans. In this Budget, the government is announcing that it plans to add pediatric surgeries to the strategy.

----------------------------------------------------------------
More Procedures to Shorten Wait Times
The number of procedures has increased significantly since
2003-04:

•  MRI scans: increase of 78 per cent
•  hip and knee replacements: increase of 50 per cent
•  cataract surgeries: increase of 39 per cent
•  cardiac surgeries: increase of 27 per cent
•  CT scans: increase of 15 per cent
•  cancer surgeries: increase of 11 per cent
----------------------------------------------------------------

         From 2003-04 to 2006-07, the Ontario Government invested nearly $1 billion in its Wait Time Strategy, primarily to provide more procedures, improve surgical efficiency, and develop a comprehensive wait time information system to track and monitor wait times. The government also invested in the creation and expansion of hospital facilities. See Section G: Investing in Ontario's Infrastructure for further details.

         Ontario's Wait Time Strategy is working. Wait times are down for all procedures included in the strategy.
         Key wait times reductions since 2005:

         •  cataract surgeries: wait times down 128 days or 41 per cent

         •  knee replacements: wait times down 133 days or 30 per cent

         •  cancer surgeries: wait times down 13 days or 16 per cent.

         With this Budget, the government's Wait Time Strategy would:

         •  provide approximately 11,900 hip and knee replacements, 31,900 cataract surgeries, 6,300 cancer surgeries,
            151,000 MRI exams and 71,800 CT scans per year

         •  increase rehabilitation services to support patients who have received hip and knee replacements

         •  provide funding to reduce wait times for pediatric surgery; this would include more than 10,000 surgeries over four years

         •  expand the Wait Time Information System to eventually capture all surgeries in hospitals currently receiving wait times funding. Ontarians can access wait times data for the five key areas through www.ontariowaittimes.com.

         Improving Access to Nurses, Doctors and Other Health Professionals

         Ontarians depend on nurses, doctors and other health professionals across the province to provide care. The government's innovative health-human-resource strategy, HealthForceOntario, helps facilitate the right mix, supply and distribution of human resources across the province. Key components of this strategy include:

         •  hiring over 8,000 more nurses since 2003 - in this Budget, the government delivers on this commitment through an additional $43 million, bringing the total to $89 million, to provide every new Ontario nursing graduate with an opportunity for full-time employment, and an increase of $14 million for more nurses in long-term care homes

         •  training more doctors - first-year medical school enrolment is being increased by 23 per cent between 2004-05 and
            2009-10; assessment positions for international medical graduates have more than doubled to 200 per year, up from 90 in
            2002

         •  supporting other health professions - the government has supported a diverse range of health services by regulating traditional Chinese medicine and proposing legislation to regulate naturopathy, homeopathy, kinesiology and and psychotherapy

         •  attracting qualified health care professionals - through the HealthForceOntario Recruitment Centre and a listing of current employment opportunities, available at www.healthforceontario.ca.

      --------------------------------------------------------------------------------------------------------------------
      Revitalizing the Nursing Workforce

      Hiring More Nurses
      •  bringing the number of nurses hired since 2003 to over 8,000
      •  providing an additional $43 million, bringing the total to $89 million, to support full-time employment opportunities for Ontario nursing graduates in 2007.

      Creating a Better Working Environment
      •  increasing the share of nurses working full time from 50 per cent in 2004 to 60 per cent in 2006
      •  supporting late-career nurses so that new nurses benefit from their knowledge, skills and experience
      •  purchasing $103 million of safety equipment - such as patient lifts, electric beds and safety alarms.

      Expanding Education and Training
      •  increasing nurse practitioner spaces from 75 in 2004 to 150 in 2006 and ongoing
      •  providing critical care training to 450 nurses per year
      •  purchasing $20 million for clinical simulation equipment.
      --------------------------------------------------------------------------------------------------------------------

         Improving Access to Emergency Care
         Emergency departments are a critical point of access in the health care system. The government is improving access to emergency care by investing an additional $143 million in 2007-08 through the Emergency Department
         Action Plan. The plan is:

         •  improving physician coverage in, and increasing the efficiency of, emergency departments across the province

         •  providing more care in the community, by investing $35 million in more home care services and supports to keep people healthy at home

         •  supporting the development of 1,750 new long-term care beds and replacement of 662 long-term care beds to help discharge patients from hospitals.

         Better Access to Primary Care
         Primary health care is often the initial point of contact for patients in the health system. The government is transforming and improving the delivery of primary care through FHTs. Family Health Teams consist of doctors, nurse practitioners, nurses, dietitians, pharmacists, social workers and other health providers, who provide comprehensive care, seven days a week.

         •  By the end of 2007-08, 150 FHTs are planned to be fully operational across the province in both urban and rural settings.

         •  Family Health Teams will provide care to more than 2.5 million Ontarians in 112 communities.

         •  By 2007-08, the number of Community Health Centres (CHCs) will rise to 76 from the current 54 and the number of satellite CHCs will rise to 27 from the current 10. These new CHCs and satellites will serve an additional 200,000 people.

         Promoting Wellness and Preventing Illness

         Preventing Ontarians from getting sick is central to the government's plan for health care. This is why the government is focusing on healthy and active living, illness prevention and health promotion. Over the long term, these investments will help manage health care costs.

         Healthy and Active Living
         The government created the Ministry of Health Promotion, the first in the history of Ontario, to develop programs to promote healthy and active living. The ministry has implemented several initiatives including:

         •  The Smoke-Free Ontario Act, which prohibits smoking in all enclosed workplaces and enclosed public places. The act also strengthens restrictions on the sale of cigarettes and phases out the display of tobacco products. Displays are to be completely banned by May 31, 2008. Since 2003, the percentage of individuals aged 25 and older who smoke has decreased from 19 per cent to 16 per cent in Ontario.

         •  Healthy Eating and Active Living, a comprehensive plan to promote healthy lifestyles across the province

         •  ACTIVE2010, a strategy to enhance opportunities for physical activity with the goal of 55 per cent of Ontarians being physically active by 2010.

         With this Budget, the government is continuing to prioritize health promotion by:

         •  providing an additional $2.5 million to the Communities in Action Fund, raising the total to $7.5 million per year, to encourage Ontarians to participate in sports and other physical activities

         •  continuing the Quest for Gold lottery, which provides about $10 million to amateur athletes to help with high-performance training and enhanced coaching, enabling Ontario athletes to excel in competitions such as the 2008
            Summer and 2010 Winter Olympic Games

         •  providing $2 million for the 2009 World Junior Hockey Championships to be held in Ottawa

         •  investing $41 million in community infrastructure and multi-use facilities to promote physical activity, sport and wellness in various communities throughout Ontario including:

         o  $3 million for Port Colborne's multi-purpose sports complex
         o  $3 million for the Hunt Club-Riverside Community Centre in Ottawa
         o  $1.3 million for Cobourg's ice rink
         o  $1.3 million for the Moosonee multi-use facility.

         Investing in Public Health
         A strong public health system is important in preventing illness and promoting wellness. The government has demonstrated its commitment to the public health system by:

         •  increasing the Provincial share of public health funding from 50 per cent in 2004 to 75 per cent as of January 1, 2007

         •  adding, free of charge, three new vaccines to the roster of recommended childhood vaccinations, saving families about $600 per child

         •  expanding the Province's Newborn Screening program to 28 tests for genetic disorders

         •  increasing its support for the Ontario breast screening program to complete over 600,000 screens per year by
            2010-11.

         In this Budget, the government is:

         •  providing approximately $20 million, growing to approximately $40 million per year, for colorectal cancer screenings for those aged 50 and older - the first program of its kind in Canada

         •  providing funding for the Ontario Agency for Health Protection and Promotion, an arm's-length centre of excellence that would provide support during any future public health emergency

         •  providing $1.5 million in 2008-09 - growing to $2.5 million by 2010-11 - to enhance the regional capacity of communities to respond to HIV/AIDS. Funds will be allocated to community-based AIDS service organizations and community-based HIV clinical services. This funding will see expanded programs and services for high-risk populations

         •  granting $3 million to the Heart and Stroke Foundation of Ontario, an organization that advocates using automated external defibrillators in community centres and arenas to save lives

         •  investing approximately $7 million to expand addiction treatment programs. The government is also investing $1 million for a one-year pilot project in Stratford to target producers and traffickers of methamphetamine (crystal meth)
            and dismantle their labs.

         Improving Efficiency and System Integration to Meet Patients' Needs

         The Ontario Government is implementing innovative strategies to provide health care services and improve patient care, both now and in the future. Innovation includes making the best use of information technology and best practices in accountability and governance.

         Renewing Ontario's e-Health Strategy
         E-Health involves the introduction of modern information technology that will better connect the entire health care system and improve accountability. Providing the right information at the right time and in the right place will improve outcomes, improve patient safety and make better use of existing health care resources.

         Telemedicine is an example of how technology can be used to benefit patients. It provides the capability to virtually connect a patient from a remote or rural area to a health specialist in another city located hundreds of kilometres away. Today, this service is available at 359 sites and reaches more than 23,000 patients.

         With this Budget, the government is providing an additional $64 million in 2007-08 to promote its comprehensive
         e-Health strategy, including:

         •  continued progress towards a secure electronic health record for all Ontarians, which will ensure providers have the information they need to care for patients safely, no matter where they treat them

         •  expanding systems that provide drug and lab information as well as diagnostic images while protecting the security and privacy of patient information.

         Patient-Centred Health Care
         Improving the way health services are planned, integrated and delivered will improve patient care and allow the cost of services to be managed more efficiently and in a way that is sustainable over the long term.

         In 2005, the government created 14 Local Health Integration Networks (LHINs) to work with health service providers and community members to provide an integrated and patient-centred health care system that is focused on local needs. The
         LHINs will make it easier for patients to gain access to the health services they need because these services will be coordinated locally - in their communities - with all the advantages that result from local awareness. Better service integration and coordination on a community basis will mean better resource allocation.

------------------------------------------------------------------------
LHINs and Related Health Services Providers                      Table 5
------------------------------------------------------------------------
                                        Share of Total LHINs' Transfer
Sector                                     Payment Budget in 2007-08
------------------------------------------------------------------------
------------------------------------------------------------------------
Hospitals                                            71%
Long-Term Care Homes                                 13%
Community Care Access Centres                         9%
Community Mental Health                               3%
Other                                                 4%

------------------------------------------------------------------------
Source: Ontario Ministry of Health and Long-Term Care.
------------------------------------------------------------------------

         The government will continue to work with the LHINs as they build on their planning activities and the role of funding and integrating local health services. The government will work with LHINs to realize the local priorities that the LHINs had identified in their Local Health Strategic Plans through their community engagement efforts. The government will work with LHINs on their financial plans and will monitor and review these plans as part of the government's annual budgeting process. In addition, accountability agreements between health service providers and LHINs, and between LHINs and the government, will ensure the responsible use of health care resources.

         Creating a Sustainable Hospital Sector
         This year, the government worked with hospitals to put the sector on a sound financial footing before LHINs take over funding authority. Towards this goal, the government provided an additional $115 million to help hospitals improve efficiencies and address operational pressures. As well, the ReNew Ontario plan includes funding for the construction of new cancer treatment programs in Barrie, Newmarket, St. Catharines and Sault Ste. Marie, and for
         the renovation and expansion of the centres in Ottawa and Kingston.

         Creation of a sustainable hospital sector goes beyond funding. The government introduced and implemented Hospital
         Accountability Agreements (HAAs) that set clear expectations around performance and funding for two years. For each hospital, an HAA provides:

         •  negotiated performance targets on service volumes

         •  multi-year operating funding targets that facilitate better and longer-term planning.

         Ensuring Value for Money
         The government has also initiated the Province's drug strategy, including the proclamation of the Transparent
         Drug System for Patients Act, to reform the provincial drug system and deliver better value for money to
         Ontario's taxpayers. This act improves patient access to drugs through new review processes for new drugs. It also recognizes the valuable role that pharmacists play in providing enhanced patient counselling.

Details of Investments in the Health Sector

         Since taking office, the government has made strategic investments and achieved tangible results.
         The introduction of the Ontario Health Premium (OHP) has helped to ensure the government's ability to maintain health services. Every penny of the OHP goes towards improving Ontario's health care system. In 2006-07, revenue from the OHP generated $2.6 billion, representing 7.2 per cent of total expenses for the Ministries of Health and
         Long-Term Care and Health Promotion.

[Chart 13: Cumulative Change in Health-Related Revenues and Expense, 2003-04 to 2009-10]

         Health-related revenues, including federal transfer payments, Employer Health Tax, OHP and selected net proceeds from the Ontario Lottery and Gaming Corporation, are expected to increase by $667 million to $17.4 billion in
         2007-08. It should be noted that all health-related revenues contribute only a portion of total health-related spending. In 2007-08, health-related revenues are expected to amount to 46 per cent of the $37.9 billion required for the Ministries of Health and Long-Term Care and Health Promotion.

-------------------------------------------------------------------------------------------------------------------
Expanding Opportunities for Better Health(1)                                                                Table 6
($ Billions)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------- ----------------------------
                                                                                               Change from
                                                                                           2003-04 to 2007-08
-------------------------------------------------------------------------------------------------------------------
Hospitals - increase in payments for direct hospital activities, including funding                 2.7
for additional surgical and diagnostic procedures related to Ontario's Wait Time
Strategy.
OHIP Services - to fund services provided by physicians and other health care                      2.5
practitioners, including the implementation of 150 new Family Health Teams.
Ontario Drug Programs - primarily for increased utilization.                                       0.8
Long-Term Care - to enhance the quality of care provided to over 75,000 residents of               0.8
long-term care homes and to increase long-term care capacity.
Community Services - to expand home care, community support services and supportive                0.6
housing.
Public Health including Health Promotion - to increase funding for public health                   0.5
programs including those delivered by public health units, immunizations, and for health promotion and illness prevention activities.
Other - including Cancer Care Ontario, mental health, emergency health services and                0.6
other programs.(2)
                                                                                       ----------------------------
Total Increase in Funding                                                                          8.5
-------------------------------------------------------------------------------------- ----------------------------
-------------------------------------------------------------------------------------------------------------------
(1)  Figures reflect major operating transfer payments in the Ontario Ministries of Health and Long-Term Care
and Health Promotion.
(2)  Includes changes in capital expense and the impact of consolidation of hospitals and other entities.
Sources: Ontario Ministries of Health and Long-Term Care and Finance.
-------------------------------------------------------------------------------------------------------------------

Section E: Expanding Opportunities for a Greener Ontario

Overview

         Ontario's future well-being and long-term prosperity depend on both a strong economy and a sustainable, healthy environment. The McGuinty government is committed to expanding opportunities for a greener Ontario.

         This spring, the government will present a plan to establish a greener economy in Ontario, including addressing air quality and climate change in a way that also strengthens Ontario's economy.

         To build on the government's sustained efforts to improve the environment and the economy, this Budget proposes close to $125 million in immediate initiatives to further establish the foundation for environmental action.

         To encourage individuals to support energy efficiency, the government will invest $24 million to provide Ontario homeowners with rebates of up to $150 for home energy audits. The government will also allocate $1.5 million to
         Project Porchlight, which delivers energy-efficient light bulbs to Ontario homes.

         Trees help remove carbon dioxide from the air. In this Budget, the government is providing $2 million to the
         Trees Ontario Foundation, an organization dedicated to planting trees throughout Ontario.

         Innovation is key to a greener economy. The government is providing $6 million to the Ontario BioAuto Council, a multi-industry initiative to position the province as a global leader in manufacturing auto parts and other materials from agricultural and forestry feedstocks. The government is also investing $15 million in the Ontario
         Centres of Excellence. Investments in lightweight and bio-based materials, along with the development of alternative fuels, can lead to the clean car technologies of the future.

         The government is providing $21 million to Queen's University, which is working in partnership with the private sector to establish a convergence centre for bio-products and bio-materials. The Province is providing $6 million to Lakehead University, which is building its capacity to contribute to the competitive and sustainable development of Ontario's boreal forest. As well, the government is providing $3 million to the University of
         Ontario Institute of Technology, which is developing its capacity in hydrogen technology research.

         Green communities enhance Ontario's quality of life. Building on the Move Ontario priorities announced in the
         2006 Budget, construction will begin on the Toronto-York subway, Brampton AcceleRide and Mississauga Transitway, easing traffic and reducing greenhouse gas emissions. Provincial gas tax revenues to support municipal transit will reach $313 million in 2007 and will total $1.6 billion by 2010. This Budget also announces a doubling of the
         Rural Infrastructure Investment Initiative to $140 million. The initiative supports municipal water and wastewater infrastructure.

         The government recognizes that several Ontario communities have a high number of brownfield properties that may act as a barrier to development in strategic locations and could be returned to productive use. The government is providing $11 million to Hamilton, Cornwall, Brantford, St. Catharines and the University of Ottawa.

         The Budget also increases the government's investments in Ontario's precious natural resources, including $28 million over four years to support the Drinking Water Stewardship Program to protect water sources from contamination.

         Since taking office in 2003, the McGuinty government has taken a number of significant measures to improve air quality, protect water and land, manage waste and encourage a culture of conservation. Over the past three years, generation from coal plants has fallen by about 30 per cent, representing a large reduction in greenhouse gas emissions. The phase-out of coal-fired electricity plants will represent, when complete, a reduction of up to 30 million tonnes of greenhouse gas emissions, the single largest reduction of emissions in Canada.

         Significant progress has been made, but more effort is required. The government's major plan to protect the environment and establish a greener economy will be unveiled this spring.

The Clean Air and Climate Change Trust

         The federal government has announced the establishment of a trust for clean air and climate change. The $1.5 billion trust recognizes the principle of equitable treatment of Canadians and is providing Ontario with
         $586 million.

         The federal trust is an important investment that will assist the Province with climate change initiatives.
         Funding would be applied to ongoing and new Ontario projects and programs that support clean air.

         To date, the Ontario Government has advanced significant climate change initiatives, including more than $84 million over the next three years to develop and implement policies to monitor, analyze and address smog and air toxins; nearly $380 million over the next three years to expand the GO Transit system in key commuter corridors;
         and $3.9 million to establish a bio-energy research centre associated with the Atikokan Generating Station. In addition to the nearly $125 million in measures announced in this Budget, the government will have more than
         $200 million over the next three years to fund further climate change initiatives.

Incentives for Early Actions

         In addition to the measures introduced by the Ontario Government since 2003, this Budget introduces several new initiatives to improve air quality and address the challenge of climate change. These measures take immediate action in advance of an upcoming spring announcement of a plan to establish a greener economy in Ontario and address air quality and climate change.

         The government is providing $2 million to the Trees Ontario Foundation. Accelerated tree planting helps remove carbon dioxide from Ontario's air.

         The simple act of replacing a light bulb is the most accessible action available to people to conserve electricity. Based on their proven success in Guelph, Thunder Bay, Ottawa and the Yukon, the government will be providing Project Porchlight with $1.5 million to enable local volunteers to deliver an energy-efficient light bulb to over 500,000 Ontario homes this summer. The energy savings from this will be enough to power over 5,200 homes a year.

--------------------------------------------------------------------
Tax Initiatives
The Ontario Government has several tax initiatives in place that support energy conservation in the province.

•  To promote the use of fuel-efficient hybrid vehicles in
   Ontario and support the auto industry's efforts to develop improved vehicle technology, the Province provides a retail sales tax (RST) rebate for qualifying hybrid vehicles, to a maximum of $2,000.
•  The rebate for hybrid vehicles is an element of the RST
   rebate for alternative fuel vehicles. The RST paid on
   vehicles powered by alternative fuels is refunded, to a
   maximum of $750 for propane vehicles and $1,000 for vehicles powered by any other alternative fuel.
•  There is also a temporary RST rebate for solar, wind,
   micro hydro-electric and geothermal energy systems installed into residential premises. See Chapter III: Ontario's Tax
   System Supports Expanded Prosperity for more details.
Ontario's tax system also provides support for the conservation of ecologically sensitive land certified under the Ecological Gifts
Program. Any gain arising from a qualifying donation of such land made after May 1, 2006 is exempt from corporate and personal income tax and from corporate minimum tax.
--------------------------------------------------------------------

         To encourage homeowners to undertake energy audits, the government is providing $24 million over four years to help lower the cost of a home energy audit by up to $150. This new initiative will complement the recently announced federal ecoENERGY Retrofit Program, which provides financial support and information for energy retrofits in homes, as well as in small buildings and industries.

         In February 2007, the Province introduced Bag It Back, a new deposit return program for recycling wine, beer and spirit containers, which encourages Ontarians to return empty containers for a refund, resulting in less waste going to landfill. This program will help divert about 25,000 to 30,000 additional tonnes of glass from landfills
         - which is equivalent to about 80 million bottles. The new container return program will also free up space in
         Blue Boxes, giving municipalities the opportunity to expand recycling programs.

Innovation for Jobs and a Green Economy

         It is well recognized that a key element in addressing climate change is investing in the development of new environmental technology.

         In this Budget, the government is providing $6 million to the Ontario BioAuto Council, a multi-industry initiative to position the province as a global leader in manufacturing auto parts and other materials from agricultural and forestry feedstocks. This builds on the Premier's announcement on March 8, 2007 of a $5.9 million investment in the Ontario BioCar Initiative, a research project to turn Ontario's harvest into viable materials for the auto industry.

         The government is also investing $15 million in the Ontario Centres of Excellence, which promotes linkages between academia and businesses to bring energy innovations to market. Ontario is well positioned to tap into new markets for low-carbon energy technologies, including alternative fuels such as hydrogen. Investments in lightweight and bio-based materials, along with development of alternative fuels, can lead to the clean car technologies of the future.

         The government is providing $21 million to Queen's University, which is working in partnership with the private sector to establish a convergence centre for bioproducts and biomaterials that will help make Ontario a global leader in the field of high-value-added, environmentally sustainable manufacturing.

         The Province is providing $6 million to Lakehead University, which is building its capacity to contribute to the competitive and sustainable development of Ontario's boreal forest.

         The government is providing $3 million to the University of Ontario Institute of Technology (UOIT), which is developing its capacity in hydrogen technology research.

         The government is also allocating $400,000 to the Durham Strategic Energy Alliance, an organization of industry, academia, local and regional Durham governments committed to developing sustainable energy solutions for Ontario.

         As of January 1, 2007, gasoline sold in Ontario is required to contain an average of five per cent ethanol, helping reduce greenhouse gas (GHG) emissions equivalent to removing 200,000 cars from the road each year. The government's $520 million Ontario Ethanol Growth Fund complements this measure by supporting the production of ethanol fuel in Ontario.

Investments in Green Renewable Energy and Conservation

The government has set targets to double renewable energy sources including wind, solar and water to 15,700 megawatts (MW) by 2025 - making Ontario a leader in clean energy.

Seven energy-efficient combined heat-and-power cogeneration projects totalling 414 MW are among the new supply projects currently underway. These projects include a Thorold paper mill, a Ford plant in Windsor, and a plant to serve a Sault Ste. Marie steel mill.

To encourage smaller-scale, distributed generation in Ontario, the government has passed a regulation on net metering to enable homeowners, farms and businesses generating renewable electricity to receive credit for the excess electricity they produce. In addition, the Ontario Power Authority (OPA) has a standard offer program aimed at small-scale generation that will be connected to the lower-voltage distribution system, increasing the availability of renewable power and promoting economic development within communities. As of February 27, 2007, 22 projects representing more than 140 MW had been awarded under this program. The program is the largest of its kind in North America and is expected to add 1,000 MW of clean energy to the grid over the next 10 years.

---------------------------------------------------------------------------------------------------------------------

The government has also directed that an aggressive conservation and demand management goal be built into the OPA's plan, with a reduction in projected peak electricity use by 1,350 MW across Ontario by 2007, an additional 1,350 MW by 2010, and 3,600 MW more by 2025 - for a total of 6,300 MW by 2025.

•  The government has so far set in motion conservation programs and initiatives representing more than $2 billion over the next several years.
•  To promote conservation, the government is also proceeding with the installation of 800,000 smart meters in Ontario homes and businesses by the end of 2007, and all homes and businesses by the end of 2010, allowing electricity consumers to reduce and shift their electricity demand in response to electricity prices, and helping to meet the Province's conservation target.
---------------------------------------------------------------------------------------------------------------------

Building Green Communities

         Sustainable Transportation
         New investments in transit across the province through the government's Move Ontario program will help reduce gridlock, air pollution and GHG emissions by providing alternatives to driving. For example, the Toronto-York subway will help reduce 250,000 tonnes of GHG annually and eliminate 30 million car trips annually.

         Overall, the Move Ontario transit projects have the potential to enable 42 million more transit rides in the GTA, resulting in 35 million fewer car trips on Ontario roads and highways each year. These projects have the potential to create 27,000 jobs. See Section G: Investing in Ontario's Infrastructure for further details.

         Brownfields Reform
         Cleaning up brownfield properties has both environmental and social benefits and is important to the economic vitality and growth of Ontario's communities.

         Several Ontario communities have a high number of brownfield properties that may act as a barrier to development in strategic locations and could be returned to productive use. The government is providing $11 million to
         Hamilton, Cornwall, Brantford, St. Catharines and the University of Ottawa.

         The government is announcing a comprehensive reform package that would, if passed, address the regulatory and liability barriers to brownfield redevelopment and help ensure that the public interest remains protected. The package includes:

         •  legislative reform proposals to address liability barriers to brownfield redevelopment for the Crown, municipalities, purchasers/developers and those engaged in site remediation work

         • improved provincial oversight to support existing and new liability protection, including updating environmental standards, certification of Qualified Persons (such as engineers), and making technical amendments to the existing regulatory framework.

         The government is committed to changing patterns of land development to support the redevelopment of brownfields.
         To date, initiatives to support brownfield redevelopment include removing provincial Crown liens on brownfield properties; providing tax relief through the Brownfields Financial Tax Incentive Program (BFTIP); establishing
         Brownfields Ontario; and providing funding to the Ontario Centres of Excellence, for the evaluation and testing of new brownfields remediation technology.

         Water and Wastewater Infrastructure
         Investing in drinking water and wastewater systems is essential to ensuring healthy, sustainable communities into the future. The government is providing support for municipalities in meeting their water and wastewater needs through initiatives such as Infrastructure Ontario's OSIFA loan program, the Canada-Ontario Municipal Rural
         Infrastructure Fund (COMRIF) and the Rural Infrastructure Investment Initiative.

         Ontario is also working with municipalities and other stakeholders to help ensure the long-term financial sustainability of drinking water and wastewater systems. See Section G: Investing in Ontario's Infrastructure for
         further details.

         Energy and Climate Change
         Ontario remains committed to phasing out coal-fired electricity generation and replacing it with cleaner sources of energy. The Province's comprehensive energy plan will achieve a healthy balance by moving away from coal in favour of conservation and greener forms of energy. When complete, the phase-out of coal-fired plants will represent a reduction of up to 30 million tonnes of GHG emissions, the single-largest reduction of emissions in
         Canada.

         The Province is working with neighbouring U.S. jurisdictions to reduce transboundary air pollution. More than half of the Province's air pollution comes from transboundary sources.

         The government has also set targets that will double the installed capacity of renewable electricity generation by 2025.

         The Energy Conservation Responsibility Act, passed in February 2006, facilitates the implementation of smart metering for residential and small business consumers across the province, which will help consumers better manage their energy costs.

---------------------------------------------------------------
Progress on Air Quality and
Climate Change

Ontario is making progress on GHG emissions. Over the past
three years, generation from coal plants has fallen by about
30 per cent, representing a large reduction in GHG emissions -
equivalent to the emissions from more than two million cars.
---------------------------------------------------------------

         Ontario's Conservation Bureau is leading the Province's efforts to continue to build a culture of conservation and energy efficiency. Six of Ontario's largest local electricity distribution companies work cooperatively with the government to deliver the powerWISE campaign, a multi-year initiative designed to promote energy conservation to consumers and reduce electricity demand.

         Ontario is continuing to move forward on a potential investment to construct an East-West electrical transmission interconnection with Manitoba to allow for the importation of clean hydroelectric power.

         As well, the new Ontario Building Code, which took effect on December 31, 2006, introduced the most energy-efficient building standards in Canada.

         The government is providing $3 million to the Ontario Sustainable Energy Association (OSEA). The OSEA is a
         non-profit association of local organizations developing sustainable energy projects in and for their communities.

         The government is also providing $150,000 to the Ontario School Bus Association. The Association is undertaking a pilot program to investigate training, education and technical means to reduce emissions from school buses in
         Ontario.

         Waste Diversion
         The Province has introduced several measures to increase waste diversion, including directing Waste Diversion
         Ontario to develop and fund diversion programs for household hazardous and special materials, and streamlining the approval requirements for converting certain types of waste into alternative fuels to keep it out of landfills and put it to beneficial uses. The government has also streamlined the approvals process for pilot or demonstration projects to encourage innovative waste technologies, such as energy-from-waste facilities.

         Toronto, Windsor, Hamilton, Region of Peel, London and Quinte West are undertaking apartment recycling pilot projects. The government is providing $305,000 to these six municipalities.

         The Recycling Council of Ontario is working to develop a zero waste toolkit for upcoming community information events, as well as encouraging the use of reusable plastic bags. The government is providing $325,000 to the
         Recycling Council.

         Places to Grow
         The population of the Greater Golden Horseshoe region in southern Ontario is expected to grow by approximately four million over the coming decades. Through the Places to Grow initiative, the government is committed to ensuring that this growth contributes to prosperous, healthy and diverse communities, which benefit all parts of the province.

         The government's Places to Grow: Growth Plan for the Greater Golden Horseshoe is a comprehensive 25-year strategy to maximize the benefits of growth and maintain Ontarians' high quality of life. It is a plan to grow in a more complete way - so communities are good places to live, work, shop and play. It is a growth strategy that will create communities where it is easier for people to get around on foot, bike or transit.

         The Growth Plan sets clear standards for growth and development, while giving local governments the flexibility they need to address local circumstances.

---------------------------------------------------------------
Leading by Example
  The Ontario Government is reducing its own electricity
  consumption by 10 per cent through innovations such as deep lake-water cooling, extensive energy retrofits across the
  government's real estate portfolio, and engaging the
  Province's civil service in energy conservation initiatives.
  The government has also asked Canadian astronaut and
  scientist Dr. Roberta Bondar to chair a working group that will review how the environment and conservation are being taught in elementary and secondary schools.
---------------------------------------------------------------

         On December 19, 2006, the American Planning Association (APA) announced that the Growth Plan had won the Daniel
         Burnham Award, making it the first non-U.S. plan to win this prestigious award. This award is given to the plan that best illustrates progress, community benefit and contribution to the advancement of the planning profession.
         The APA is the pre-eminent professional planning organization in the United States, representing over
         39,000 professional planners, officials and citizens.

Natural Resources Stewardship

         Protecting Ontario's Water
         Ontario's extensive networks of ground and surface waters are a significant part of Ontarians' quality of life and the province's economic prosperity.

         Clean and safe drinking water is essential to daily life. Protecting it remains a top priority of the government.
         The government's commitment to ensuring that Ontarians have safe clean drinking water is founded on the approach to drinking water protection embodied in the recommendations of Justice Dennis O'Connor's Report of the Walkerton
         Inquiry. As a result of actions taken since the report was issued, a strong safety net of drinking water protection has been put in place - one that Ontarians can rely on.

         The government is committed to fulfilling all of Justice O'Connor's recommendations arising from the Walkerton
         Inquiry and is on track to meet all of the recommendations; so far, 87 of the total of 121 recommendations have been implemented and all others are underway.

         Great Lakes
         The government has been a leading champion of Great Lakes protection. In December 2005, Premier McGuinty signed the Great Lakes-St. Lawrence River Basin Sustainable Water Resources Agreement to prevent diversions and large removals of water from the Great Lakes Basin.

         Under a proposal to renew the Canada-Ontario Agreement Respecting the Great Lakes Basin Ecosystem with the federal government, Ontario would invest more than $30 million to help restore and sustain the Great Lakes. The government will also prepare for new and emerging challenges as it fights climate change, invasive species and habitat destruction in the Great Lakes aquatic ecosystems.

         Drinking Water Stewardship Program
         Ontario will invest $7 million this year in its new Drinking Water Stewardship Program under the Clean Water Act.
         This will allow incentives for early action to protect drinking water sources across the province, and for outreach and education to help all Ontarians do their part to protect drinking water sources from contamination.
         The government will invest another $21 million for the following three years in the Drinking Water Stewardship
         Program.

---------------------------------------------------------------
Ontario a Leader on Drinking Water Protection
The Sierra Legal Defence Fund has ranked Ontario the leading jurisdiction in Canada in terms of protecting drinking water on the basis of its high treatment standards, containment
standards, accredited labs for quality testing, operator
certification and public reporting.
---------------------------------------------------------------

         The Province has also committed $120 million from 2004 to 2008 to fund source water protection planning to protect drinking water sources across the province.

         The government supports the public's right to know about their drinking water systems. Its Drinking Water Portal provides, for the first time, a single user-friendly point of access to all critical drinking water information.

         Natural Spaces and Resources
         Ontario is blessed with some of the most enviable natural resources, forests, farmland and green spaces in North
         America. The Province is committed to working with municipalities and others to protect this rich natural heritage and economic resource.

         The government is providing $2 million to the Rouge Park Alliance. The Alliance works to protect, restore and enhance the natural, scenic and cultural values of the park in an ecosystem context, and to promote public responsibility, understanding, appreciation and enjoyment of this heritage.

         The government will propose amendments to the Niagara Escarpment Planning and Development Act to allow better enforcement of the restrictions in the statute, further ensuring that development on the Niagara Escarpment is compatible with the natural environment.

         In 2005, the government also launched the Natural Spaces Program, which recognizes the need to restore and protect natural areas across southern Ontario.

         Biodiversity
         Over the past year, the government has taken action on biodiversity by regulating new parks and conservation reserves, supporting natural heritage protection, launching an update of the Province's species-at-risk legislation, and working to protect and restore many fish and wildlife species.

         Greenbelt
         The Greenbelt Act, 2005 enabled the creation of a Greenbelt Plan to protect from urban sprawl about 1.8 million acres of environmentally sensitive and agricultural land in the Greater Golden Horseshoe. The Greenbelt extends 325 kilometres from the eastern end of the Oak Ridges Moraine, near Rice Lake, in the east, to the Niagara River in the west. It includes
         800,000 acres of land protected by the Niagara Escarpment Plan and Oak Ridges Moraine Conservation Plan.

---------------------------------------------------------------
Progress on Protecting Ontario's Natural Heritage
Today, Ontario's vast system of parks and protected areas
totals 9.5 million hectares, and includes areas of
magnificent old-growth forest, woodland caribou ranges,
wilderness rivers, wetlands, and habitat for rare and
endangered plants and animals.

In 2005, about 3.0 million tonnes of municipal and
industrial, commercial and institutional waste were diverted through the 3Rs (reduce, reuse and recycle) program.
---------------------------------------------------------------

         The Greenbelt is a key part of the government s commitment to environmental protection. It permanently helps to protect the water Ontarians drink and the air they breathe as well as some of Ontario's most valuable green spaces, farmland, forests, wetlands and watersheds. It also means that farmers can continue to grow food closer to home. Ontarians and visitors alike enjoy the Greenbelt's many recreation opportunities, including its trails and parklands.

         The Province also provided $25 million to the Friends of the Greenbelt Foundation, which is a not-for-profit organization that coordinates and funds activities such as the promotion of agriculture and viniculture, research, public education, land stewardship and land acquisition across the Greenbelt.

Looking Ahead

         While solid progress has been made on the environment, the Province recognizes that it needs to continue its work to sustain the high quality of life that Ontarians enjoy. This spring, the government will present a plan to establish a greener economy in Ontario, which addresses air quality and climate change.

Section F: Expanding Opportunities for Economic Growth

Overview

         A strong economy is the foundation of Ontarians' quality of life. Well-paying jobs are key to the prosperity and health of the province's families and communities.

         In 2003, Ontario needed to improve its global competitiveness and was not investing in the skills and knowledge of its people.

         Since taking office, the McGuinty government has pursued a balanced economic plan, investing strategically to strengthen the capacity of Ontario's people and businesses to compete in the global economy. By managing its own resources prudently and making needed investments in health care, education and infrastructure, the government has positioned Ontario as an innovative economy.

         This Budget's initiatives build on the government's accomplishments through:

         •  fostering a strong business climate by proposing to accelerate the elimination of the capital tax to July 1, 2010 and reduce high Business Education Tax (BET) rates, and by continuing to modernize business and financial regulation

         •  enhancing research and innovation by providing support to innovation centres in Durham region, Kingston, Sudbury,
            Thunder Bay and Toronto

         •  building a skilled workforce through $390 million in additional investments to promote quality in postsecondary education; strengthening the recently launched nearly $1 billion per year Employment Ontario strategy by proposing the extension of the Apprenticeship Training Tax Credit; and increasing funding for the integration of new Canadians

         • investing in communities by continuing the government's commitment to the Provincial-Municipal Fiscal and Service
            Delivery Review; doubling the Rural Infrastructure Investment Initiative; investing in transit infrastructure and affordable housing; and encouraging brownfield development

         •  strengthening key sectors by expanding access to advanced manufacturing funding and creating a new Ontario
            Manufacturing Council; providing ongoing support for forestry and agriculture; increasing funding for key cultural and tourism initiatives; and increasing training funding for small businesses.

         These initiatives build on the government's progress, which includes:

         •   phasing out of the capital tax

         •   a $1.7 billion commitment to boost innovation and commercialization

         •   a 22 per cent increase in postsecondary enrolment since 2002-03

         •   Employment Ontario - a nearly $1 billion annual investment to provide seamless and coordinated training, apprenticeship and employment services

         •   an annual investment of $146 million to help new Canadians get settled and join the labour market

         •   an auto strategy that has attracted over $7 billion in total new auto investments

         •   $350 million leveraged from the private sector in advanced manufacturing investments

         •   ongoing support for key sectors such as forestry and agriculture.

A Changing Global Context:
Fostering a Strong Business Environment

         Maintaining a high standard of living in a world of increasing global competition is an ongoing challenge that will take the best efforts of the private sector, assisted by the government's contributions to a competitive business environment.

         Competitiveness

         Strengthening Ontario's competitiveness means creating a positive climate for business investment while ensuring that the government has the resources to invest in the people and future of the province. The overall cost of doing business in Ontario (including taxes paid by business) is lower than in most other major centres in North
         America and industrialized countries.(1)

         Ontario's competitiveness stems from the skills and education of its workforce; the quality of its public infrastructure and health care; the overall quality of life; and the health of the environment.

         ----------------------------------------------------------------------------------------------------------------
         Expanding Trade Opportunities
         To help promote trade and competitiveness, the Ontario Government has undertaken a number of important initiatives, including expanding the number of Ontario international marketing centres in other countries.
         Premier Dalton McGuinty led a trade mission to India and Pakistan in January 2007 that resulted in the signing of numerous cooperation agreements, including several by universities, colleges and research organizations.

         Ontario trade missions to Alberta are providing opportunities for Ontario manufacturers to build business relationships with the oil-sands sector.
         ----------------------------------------------------------------------------------------------------------------

         Eliminating the Capital Tax in 2010

[Chart 14: Ontario Has Competitive Corporate Income Tax Rates]

         The government is taking steps to further enhance the competitiveness of Ontario's tax system. In 2004, it legislated a plan to gradually phase out Ontario's capital tax by 2012. Recognizing the importance of attracting new investment to the province, in this Budget the government is proposing legislation that would eliminate the capital tax sooner - on July 1, 2010. See Chapter III: Ontario's Tax System Supports Expanded Prosperity.

         Business Education Tax Reduction
         The government is announcing a $540 million cut to high BET rates over the next seven years. This initiative will significantly enhance the competitive position of many Ontario businesses and strengthen the provincial economy overall. See Section B: A Fair Property Tax System for further details.

Building on Ontario's Innovation Advantage

         Ontario's future prosperity depends more than ever on investment in research and innovation. Whether created in public institutions or the private sector, it is critical that new innovative ideas achieve their commercial potential in a manner that is beneficial to the Ontario economy.

         The government has made a strong commitment to research and commercialization by investing $1.7 billion over five years to 2009-10, including $527 million for the Ontario Research Fund and $279 million for the Ontario Institute for Cancer Research. Highlights of new initiatives in this Budget include:

         •  $21 million for Queen's University, which is working with the private sector to build an advanced research and innovation centre specializing in bioprocessing and biomaterials

         •  $18 million for the Canadian Institute for Advanced Research, which is strengthening Canada's and Ontario's reputation for collaborative international research

         •  $15 million to the Ontario Centres of Excellence, whose Energy Centre is helping business and academia work together to bring energy innovation to market for a cleaner environment

         •  $15 million to the University of Toronto, which is advancing research in structural genomics - the study of human proteins to treat diseases such as cancer

         •  $6 million to Lakehead University in Thunder Bay, which is building its capacity to contribute to future innovation for the new northern economy and to the competitive and sustainable development of Ontario's boreal forest

         •  $3 million to the University of Ontario Institute of Technology, which is enhancing its ability to explore opportunities in hydrogen technology

         •  $2 million to the Northern Centre for Advanced Technology in Sudbury, which has a solid track record for helping northern Ontario companies bring innovative products to market.

         Ontario universities and research hospitals continue to perform cutting-edge research. The Province's 24 colleges of applied arts and technology are also increasingly engaged in applied research and innovation activities. While their primary role is technical and applied education to meet industry needs, they have continued to expand their applied research and development (R&D) activity in collaboration with industry and community partners.

         The government is committed to strengthening the conditions that support and reward innovation. Through its
         $160 million Ideas to Market strategy - announced in the 2006 Budget - the government is helping innovative companies develop and implement cutting-edge technologies that will strengthen Ontario's economic advantage.

         The government is providing $20 million in 2006-07 to the University of Toronto, which is working to develop its capacity for interdisciplinary research on the creation of jurisdictional economic advantage. The university's efforts will also be supported by an additional $6 million per year in each of the next five years.

         The Ontario Research and Innovation Council (ORIC) is a group of business and academic leaders formed to advise the Premier on Ontario's innovation agenda. Based on ORIC's recommendations and input from the broader research community, the Ministry of Research and Innovation released for consultation a draft strategic plan to strengthen innovation in Ontario. The government intends to release the results of this consultation, an Ontario Innovation
         Strategy, this spring.

Building an Innovative Economy through a Skilled Workforce

         Knowledge and skills are among Ontario's most important competitive advantages. An estimated 70 per cent of jobs in the future will require postsecondary education. The government's economic plan therefore focuses on strengthening Ontario's knowledge and skills advantage.

         Ontario faces difficult labour-market challenges in the coming years. Rapid technological change is reshaping jobs in all sectors of the economy at an unprecedented pace. At the same time, mature workers are retiring in large numbers and labour-force growth will slow.

         Ontario is meeting these challenges and nurturing the full potential of its citizens through effective postsecondary education, creative employment integration initiatives for new Canadians, and a responsive training and employment strategy.

         Ontario's investments to date include:

         •  a historic $6.2 billion investment in postsecondary education, through Reaching Higher; for further details on postsecondary education, see Section C: Expanding Opportunities for Students

         •  negotiating landmark federal-provincial agreements and new funding for employment, training and other services, including services for new Canadians

         •  modernizing and expanding the training system and launching Employment Ontario for easy access and more job opportunities

         •  improving training and job opportunities for new Canadians to help them use their skills in the labour market

         •  creating economic opportunity for at-risk youth, social assistance recipients and low-income workers through training and employment programs.

         Modernizing and Expanding the Training System

         A prosperous, knowledge-based economy needs skilled workers, which requires a strategy for effective and relevant skills training and other labour-market services. Through its employment and training strategy, the government also aims to improve economic opportunities for vulnerable Ontarians, including the unemployed, the underemployed, new Canadians, low-income workers and social assistance recipients.

         The centrepiece of Ontario's new approach is Employment Ontario, launched in January 2007. It will provide seamless and coordinated training, apprenticeship and other employment services. The Province has increased funding for its services to nearly $1 billion annually through the transfer of $525 million in resources under the Canada-Ontario Labour Market Development Agreement.

         Through Employment Ontario, the number of people and businesses receiving services this year will grow from
         500,000 to 900,000, and the number of service providers will grow from 470 to 1,200 - reaching all parts of the province. Job-threatened or laid-off workers will benefit from better coordination through a special Rapid
         Re-employment and Training Service. Workers, new Canadians and youth will have access to more flexible programs that support lifelong learning to meet changing workplace demands. Employers will have access to expanded services to help find the workers they need and encourage their investment in skills development.

         Although the federal government has been slow to come to the table with the full amount of funding previously committed for labour-market training, Ontario has moved forward to expand its services to new clients and has made a number of innovative investments in priority areas. These include the introduction and extension of a tax credit for hiring apprentices; significant investments in bridge training and other labour-market integration services for new Canadians; and measures to assist at-risk youth, Aboriginal Peoples and many other Ontarians who face barriers but are ineligible for Employment Insurance.

--------------------------------------------------------------------
Expansion of Apprenticeship
•  $100 million in annual funding for apprenticeship; on
   track to meet the annual goal of 26,000 new registered
   apprentices by 2007-08
•  $4.5 million for 1,500 scholarships of $1,000 and
   employer signing bonuses of $2,000 to help at-risk youth
   enter apprenticeships
•  $8.25 million for the Ontario Youth Apprenticeship
   Program, providing opportunity for 24,000 students in
   2006-07, up from 12,700 in 2002-03
•  proposed extension of the Apprenticeship Training Tax
   Credit and the addition of the following skilled trades:
   entertainment industry power technician; process
   operator-power; tractor-trailer commercial driver; exterior insulated finish systems mechanic; information technology
   call centre inside sales agent; and information technology call centre customer care agent.
--------------------------------------------------------------------

         Apprenticeship helps ensure that Ontario has skilled tradespeople and gives young people more opportunity.
         Several government initiatives increase access to apprenticeship, including a 25 to 30 per cent refundable
         Apprenticeship Training Tax Credit (ATTC) to encourage businesses to hire and train apprentices, introduced in
         2004. This Budget proposes to extend the ATTC to eligible apprentices who start employment before January 1, 2012 and adds six more qualifying skilled trades. See Chapter III: Ontario's Tax System Supports Expanded Prosperity
         for further details.

         The 2006 Economic Outlook and Fiscal Review announced assistance to workers and communities most affected by slower growth in the economy through a targeted economic stimulus package. It includes over $20 million in
         2006-07 to assist laid-off workers with training, job placement and other employment services. Rapid re-employment services are helping laid-off workers in such communities as London, Windsor, Smiths Falls and
         Nipigon.

         Through programs that improve skills and provide other employment supports, Ontario is also helping social assistance recipients find jobs and fully share in the province's prosperity. For additional information, see
         Section A: Expanding Opportunities for Children and Families.

         Success for Students is a key education policy that will ensure more Ontario youth graduate from high school with improved future job prospects and earnings. See Section C: Expanding Opportunities for Students for further details. In addition, the government is providing community-driven safety and employment initiatives for at-risk youth. These are discussed in Section A: Expanding Opportunities for Children and Families.

         Breaking Down Barriers for New Canadians
         New Canadians account for 29 per cent of Ontario's labour force. Their successful integration into the job market becomes increasingly important as they bring needed skills and international connections.

         Ontario is investing $146 million annually in services and new programs to help newcomers get established and speed up their successful integration into the labour market.

         In November 2005, Ontario negotiated the first-ever Canada-Ontario Immigration Agreement, providing $920 million over five years for settlement and language training. In 2006-07, the federal government committed $182 million to jointly planned services in Ontario.

         The government will implement a pilot Provincial Nominee Program allowing Ontario to nominate individuals for permanent residence, based on its labour-market priorities. The government will be proposing legislation to assist in the implementation of this pilot. The Province is also negotiating a Temporary Foreign Workers annex with the federal government, to identify workers required to fill short-term skills needs.

         -----------------------------------------------------------------------------------------------------------------

         Breaking Down Barriers: How Ontario Supports New Canadians

         Better Information and Settlement Support
         •  Global Experience Ontario, a new resource centre to help new Canadians enter regulated professions
         •  a new web portal, www.ontarioimmigration.ca
         •  three new sites providing Employment Ontario services in Brampton, Markham and Toronto
         •  an ongoing public awareness campaign to promote services for newcomers
         •  a 29 per cent increase in funding, reaching $5.3 million, for the Newcomer Settlement Program, administered through
            81 community settlement agencies.

         Training and Job Access
         •  a new Fair Access to Regulated Professions Act, 2006
         •  a new Office of the Fairness Commissioner established and Jean Augustine nominated as first-ever Commissioner
         •  $53 million invested in over 90 innovative bridge-training programs
         •  $53 million annually for English as a Second Language/French as a Second Language classes
         •  expansion of programs that connect employers with newcomers
         •  $53 million in 2006-07 for the international medical graduates (IMG) program, up from $16 million in 2003
         •  a new six-month internship program in the Ontario Public Service and Crown agencies
         •  new loans of up to $5,000 to cover training, assessment, textbooks and exam costs.
         -----------------------------------------------------------------------------------------------------------------

Modern Business and Financial Regulation

         Ontario is modernizing its business and financial regulation to maintain an attractive business climate, stay ahead of global markets and build on Ontario's economic advantage. A competitive regulatory framework protects consumers and investors, and supports a positive business climate and growing economy.

         To help support a growth-oriented business environment, the Ontario Government:

         •  has passed the Mortgage Brokerages, Lenders and Administrators Act, 2006, which replaces the Mortgage Brokers
            Act, and has asked the Financial Services Commission of Ontario to develop new educational requirements in consultation with stakeholders

         •  is proposing amendments to the Credit Unions and Caisses Populaires Act, 1994, to modernize the regulatory framework so the sector can continue to compete effectively in the financial services marketplace; consequential amendments to other statutes are also proposed

         •  is proposing amendments to the Pension Benefits Act to permit categories of multi-employer pension plans to be established to, among other things, parallel certain categories of pension plans in the Income Tax Act (Canada)

         •  has established an Expert Commission on Pensions to review pension plan funding requirements, consult with
            Ontarians and make recommendations to ensure the Province's employment pension system remains sustainable

         •  has passed legislation to allow Ontario farm mutuals and other Ontario-incorporated insurers to operate under investment and corporate governance rules similar to those at the federal level and is proposing to implement these changes this year; as a result of changes made to the Insurance Act, consequential and technical amendments are proposed for several statutes

         •  is investing $0.5 million annually starting in 2007-08 through the Ministry of Economic Development and Trade, to streamline approval processes and modernize the regulatory regime, making it more efficient and effective for business

         •  has implemented the Securities Transfer Act, 2006 to update Ontario's laws on the transfer of securities held in electronic form

         •  has signed a memorandum of agreement with the federal government that would transfer administration of Ontario's corporate income tax and capital tax to the Canada Revenue Agency, effective for taxation years ending after 2008.
            Enabling legislation, if approved, would lead to one tax form, one tax administration and one set of tax rules.
            Corporations would save $90 million annually in Ontario corporate income tax and up to an additional $100 million annually in compliance costs. See Chapter III: Ontario's Tax System Supports Expanded Prosperity for additional information

         •  is working with its partners to offer a wide range of government information for business through ServiceOntario
            - improving access to important information, government forms and services, including registering, changing and searching for information; see Section H: Expanding Opportunities through a Modern and Efficient Government

         •  is engaging other jurisdictions to move to a common securities regulator

         •  is streamlining securities regulation by working to expand harmonized approaches across jurisdictions, pending a common securities regulator; the government is proposing measured reforms to the Securities Act in relation to the regulation of takeover bids and issuer bids, prospectus disclosure requirements and other technical changes

         •  is protecting investors through implementing civil liability for secondary-market disclosure, more robust corporate and investment fund governance, and enhanced financial reporting

         •  has approved new securities rules to ensure more timely processing of securities trades in our capital markets.
            Completing trades in a tighter timeframe will mean more efficient markets and reduced financial system risk.

         -----------------------------------------------------------------------------------------------------------------
         Sharpening Canada's Competitive Edge through a Common Securities Regulator
         Efficient capital markets are critical to underpin strong economic performance in today's global economy.

         In Canada's relatively small equity market, only 16 per cent of public companies benefit from access to investors in all provinces. Fragmented regulation makes it unduly difficult and costly for the rest, including many small companies, to raise money.

         Canada's current framework of 13 provincial and territorial securities regulators administering 13 sets of securities laws fosters duplicative, inconsistent and burdensome regulation.

         Recent reports have noted the success of principles-based regulation in the United Kingdom. Calls for a similar regulatory approach in U.S. capital markets underscore Canada's need for a responsive regulation framework that can keep pace with the competitive global economy. A common securities regulator would help drive change and develop a coherent Canadian response to providing sound investor protection while facilitating the raising of capital.

         Canada needs a common securities regulator to fully realize its economic growth opportunities. Gerry Phillips, as the Minister responsible for securities regulation, will continue to spearhead Ontario's leadership role in moving towards a common securities regulator.
         -----------------------------------------------------------------------------------------------------------------

         The government is committed to strengthening Canada's economic union by eliminating barriers to interprovincial economic activity, and is studying the merits of the 2006 Alberta-British Columbia Trade, Investment and Labour
         Mobility Agreement.

Investing in Strong Communities

         Ontario's ability to provide a high quality of life and seize opportunities for prosperity depends on diverse communities where individuals, businesses and governments interact. The government is promoting strong and adaptable communities by investing in strategic infrastructure projects, improving health and education resources, fostering a positive business climate, and working with them to address unique local challenges.

         The government will continue to make investments in local communities and regions across the province and work with municipal partners to determine the best approach to funding and delivery of high-quality programs and services for citizens.

         Provincial-Municipal Fiscal and Service Delivery Review

         The Province and municipalities are undertaking a review of the provincial-municipal relationship aimed at identifying a new fiscal and service delivery partnership for the 21st century.

         A report will be released in the spring of 2008, and will include recommendations for next steps and implementation. The government is committed to the Review, which will set the stage for a sustainable approach for both orders of government to deliver and fund services in Ontario in the 21st century.

         A website outlining the Review's progress and seeking public input can be accessed through the Ministry of
         Municipal Affairs and Housing at www.mah.gov.on.ca.

         Support for Communities

         The government is announcing a plan to cut high BET rates by $540 million. The economic benefits of these cuts will be widespread and result in increased investment, jobs and productivity. See Section B: A Fair Property Tax
         System for further information.

         The government is also announcing a plan to phase out Greater Toronto Area pooling, which will eliminate the $200 million burden that this program places on the municipal property tax bases of contributing municipalities. For more details, see Section B: A Fair Property Tax System.

         In 2006-07, Ontario will invest $277 million for transit infrastructure, distributed to municipalities on the basis of transit ridership. Ontario will also provide $75 million to municipalities, also to be distributed on the basis of transit ridership, for public transit capital.

         To assist low-income families, the government proposes to immediately provide $127 million to municipalities for new affordable housing or to rehabilitate existing housing.

         Municipalities would also benefit from the proposed Ontario Child Benefit (OCB). The Province would pay the entire cost of the OCB, including its administration. This will save municipalities $15 million annually in social assistance costs when the OCB is fully implemented in July 2011. Moreover, enhancements to the OCB in the future would not create new costs for municipalities.

         The government is announcing a comprehensive reform package that would, if passed, address the regulatory and liability barriers to brownfields redevelopment and help protect the public interest. The government is providing
         $11 million to Hamilton, Cornwall, Brantford, St. Catharines and the University of Ottawa. See Section E:
         Expanding Opportunities for a Greener Ontario for further details.

         In 2007, through the following initiatives, the government is investing more than $1.9 billion in ongoing IC OMITTED]
         operating support to municipalities:

         •  the Ontario Municipal Partnership Fund (OMPF), which will transfer $843 million in 2007, or $225 million more than 2004 transfers under its predecessor program, the Community Reinvestment Fund (CRF)

         •  making two cents per litre of provincial gasoline tax available for public transit. In 2007, $313 million is being distributed to 86 transit systems that provide service in 104 communities across the province, for a total of more than $1.6 billion by 2010

         •  increasing the Province's share of public health funding from 50 per cent in 2004 to 75 per cent in 2007

         •  moving towards a 50:50 sharing of the cost of municipal land ambulance services by 2008.

         In addition, the following initiatives implemented since 2003 exemplify the Province's commitment to building strong communities through new, more effective partnerships with municipalities:

         •  investing $1.2 billion in public transit, roads and bridges through Move Ontario, which includes $400 million in
            2006 for municipal roads and bridges, with an emphasis on rural and northern communities; see Section G: Investing in
            Ontario's Infrastructure

         •  providing a predictable source of funding for the renewal of municipal bus fleets

         •  contributing $298 million towards the $900 million Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF);
            see Section G: Investing in Ontario's Infrastructure

         •  the City of Toronto Act, 2006, which sets out a broad, permissive legislative framework for Toronto

         •  the Municipal Statute Law Amendment Act, 2006 - providing local governments with broad new powers and legislative freedoms that allow municipalities to better deliver services to their communities

         •  the Planning and Conservation Land Statute Law Amendment Act, 2006, which reforms the Ontario Municipal Board and enhances community participation in local planning.

         Healthy and vibrant urban areas are key to the Province's global competitiveness and, increasingly, are also where most Ontarians live and work. They offer large markets and populations, institutions, facilities and infrastructure that support diversification, efficient knowledge transfers, and a large and diversified workforce.

         Community Justice

         The government is committed to making Ontario's communities safer and is providing more than $3 billion annually for the Justice Sector, primarily for prosecuting crime and for court services, legal aid, policing and correctional facilities. This funding will continue to strengthen communities, increase access to frontline services and enhance community safety.

         In this Budget, the government is also announcing additional funding, starting in 2007-08, of $27 million for key initiatives that include:

         •  $15 million for Legal Aid Ontario, primarily to provide additional legal services for vulnerable Ontarians, including women and children, to increase the legal aid tariff rate and address the impact of guns/gangs cases

         •  $4 million to promote a healthier and more diversified correctional services workplace

         •  $4 million for 30 new justices of the peace to assist municipalities in  addressing backlogs relating to
            Provincial Offences Act matters

         •  $3 million to modernize the human rights system, including additional funding for legal services through a new
            Human Rights Legal Support Centre and funding for public education, public advocacy and research

         •  $1 million for a one-year pilot project in Stratford to target producers and traffickers of methamphetamine
            (crystal meth) and dismantle their labs.

         Justice Sector spending will continue to be focused on strengthening communities, improving frontline services and building stronger, safer communities.

         This new funding builds on the $51 million announced in 2006 for the Enhanced Anti-Gun and Gang Violence
         Strategy, which included funding to help police and prosecutors investigate and prosecute gun crimes.

         Strong Rural Communities

         The government is making strategic investments that will help rural communities foster partnerships and pursue innovative approaches to challenges and opportunities. These investments promote vibrant rural communities through better health, a greener environment, success for rural students, improved infrastructure and support for key sectors. For example, Ontario recognizes the important role of the farming and food processing sector through investments in market development, skills training and farm income stabilization.

         In the 2007-08 fiscal year, base expenditures by the Ontario Ministry of Agriculture, Food and Rural Affairs
         (OMAFRA) will reach a new high of $876 million.

         New initiatives announced in this Budget include:

         •  investments in rural infrastructure, such as an additional $70 million for the Rural Infrastructure Investment
            Initiative - doubling the $70 million announced in September 2006 -and $10 million to help expand broadband coverage in rural southern Ontario by leveraging community and private-sector investments; see Section G: Investing in Ontario's
            Infrastructure

         •  the $540 million plan to cut high BET rates. Businesses in rural municipalities will benefit from an average 26 per cent reduction in provincial business education taxes by 2014.

         In 2007, rural municipalities will receive $472 million through the Ontario Municipal Partnership Fund (OMPF).

         Ontario's Rural Plan, "Strong Rural Communities: Working Together for Success," first published in 2004, outlines a framework under which the Province and rural municipalities can partner to support sustainable rural economies.
         On February 26, 2007, Ontario released its second progress report on the Rural Plan. It highlighted examples of recent investments, such as:

         •  investments in rural youth through the Rural Summer Jobs Service program; in 2006, more than 3,600 students, aged
            14 to 24, gained valuable experience and work skills from community employers with the help of this program

         •  $28.2 million, since 2004, through the Rural Economic Development Program to help communities complete local economic development projects

         •  significant investments in rural infrastructure in 2006, with $188 million under Move Ontario for roads and bridges; and $85 million for repairs and renovations in schools under the Good Places to Learn renewal initiative.

         A Strong Northern Economy

---------------------------------------------------------------
Northern Employment on the Rise
Over the past year (February 2007 compared to February 2006), employment in northern Ontario increased by 12,900 jobs
despite the negative effects of the high Canadian dollar and restructuring in the forest products sector.

Sources:  Statistics Canada and Ontario Ministry of Finance.
---------------------------------------------------------------

         The government is working with northerners to create a dynamic future for the region by investing in initiatives that build on its rich resource base; and in health, education, youth, infrastructure and northern businesses.

         Northern communities and businesses are committed to transforming the region's economy and realizing its potential. This Budget announces strategic investments to support these efforts and build the foundation for the region's new economy, including:

         •  $2 million to the Northern Centre for Advanced Technology in Sudbury

         •  $6 million to Lakehead University, which is building expertise in the bioeconomy related to the boreal forest and is positioned to make even more significant contributions to the new northern economy; see Section E: Expanding
            Opportunities for a Greener Ontario

         •  providing an additional $3.6 million in 2007-08 to increase the operating subsidy of the Ontario Northland
            Transportation Commission (ONTC) to $19.7 million; this will allow ONTC to improve rail service

         •  the $540 million plan to cut high Business Education Tax (BET) rates. Businesses in northern municipalities will benefit from an average 32 per cent reduction in provincial business education taxes by 2014.

         In addition, Ontario will continue to work with the federal government, the Northern Ontario Heritage Fund Corporation
         (NOHFC) and other partners to establish the Molecular Medicine Research Centre in Thunder Bay.

         Northwestern Ontario business and community organizations are working together to build a prosperous future in the face of restructuring in key sectors. The government will appoint an economic facilitator to engage in discussions with local stakeholders and governments at all levels to help the northwest find solutions to their challenges and build a successful future.

         These investments build on existing government initiatives in northern Ontario, such as:

         •  $1.8 billion, through ReNew Ontario, for the renewal and expansion of highways in northern Ontario; key projects include the widening of Highways 11 and 69 to North Bay and Sudbury respectively; building a new Highway 11/17 corridor west of Thunder Bay; and widening Highway 17 to four lanes east of Sault Ste. Marie

         •  $283 million through the Ontario Municipal Partnership Fund in 2007 to support northern communities

         •  ongoing investments of the NOHFC, which works with northern entrepreneurs and businesses to foster private-sector job creation

         o  in January 2007, the NOHFC announced a renewed focus for its Emerging Technology Program to encourage investment in projects aimed at bringing broadband Internet and cellular service to most of the north within three years

         •  the Northern Ontario School of Medicine, which opened in 2005 and is the first new medical school to open in
            Canada in over 30 years

         •  $15 million to support geological mapping, which will help open the mining potential of the Far North

         •  $10 million to support the launch of the new Centre for Excellence in Mining Innovation at Sudbury's Laurentian
            University

         •  $4 million to establish a Bio-Energy Research Centre in Atikokan

         •  $2.2 million funded by the NOHFC towards the development of the Thunder Bay Cancer and Cardiac Research Centre

         •  Go North's Communities Investment Readiness program, which has provided funding to 31 initiatives for the development of community tools to attract investors. Participating municipalities include North Bay, Timmins, Sault
            Ste. Marie, Thunder Bay and Sudbury.

         Aboriginal Peoples

         The government is working on initiatives to close the socioeconomic gap between Aboriginal Peoples and other
         Ontarians.

         •  In June 2006, the government released draft guidelines for ministries on consultation with Aboriginal Peoples related to rights and treaty. This Budget includes $7 million to support the government's capacity to engage in productive consultations with Aboriginal Peoples.

         •  The government launched the Aboriginal Education Strategy, investing $13 million to improve achievement by First
            Nations, Inuit and Métis students.

         •  The government is allocating $80 million to housing for Aboriginal Peoples living off reserve; see Section A:
            Expanding Opportunities for Children and Families.

         •  The Province is investing $2 million to support the implementation of "Keeping the Land, a Land Use Strategy" for
            the Whitefeather Forest in Ontario's Far North, in collaboration with the Pikangikum community. Keeping the Land has been created in good faith between Pikangikum First Nation and the Government of Ontario. Rooted in mutual respect for the aspirations of both partners, this strategy provides guidance for future land use activities in the Whitefeather
            Forest and adjacent areas.

         The First Nation community of Attawapiskat will benefit from the construction of Ontario's first diamond mine and from the creation of 375 full-time jobs once the facility begins operations in the spring of 2008.

A Strategy to Further Boost Jobs and Economic Renewal

         The slowdown in economic growth in the second half of 2006 prompted the government to provide additional assistance to laid-off workers and accelerate infrastructure investments to promote job creation in areas of the province most affected. In its 2006 Economic Outlook and Fiscal Review, the government allocated over
         $190 million in new funding to strengthen the economy in four areas.

         -----------------------------------------------------------------------------------------------------------------
         Economic Stimulus in the 2006 Economic Outlook and Fiscal Review
         Providing Focused Training and Job Services - over $20 million
         •  sending special rapid re-employment teams into communities where plants have closed to help develop action plans for affected workers
         •  providing customized training, skills upgrading, job placement and job relocation services
         •  providing workplace literacy programs to help workers learn new processes and technologies
         •  helping laid-off apprentices find new placements and accelerate their in-school learning
         •  funding additional bridge training programs for new Canadians.

         Fast-Tracking Infrastructure Investments - nearly $150 million
         •  fast-tracking a number of infrastructure investments, generating immediate economic activity and job creation.

         Encouraging Ontario Tourism - $22 million
         •  supporting conventions, festivals and events in the province, and introducing a new campaign to encourage
            Ontarians to travel and vacation in Ontario, boosting economic activity and tourism-related jobs.

         Strengthening Interprovincial Trade
         •  strengthening interprovincial trade links to match industrial needs in Alberta with industrial capacity in Ontario, and exploring the merits of the Trade, Investment and Labour Mobility Agreement (TILMA) between British Columbia and
            Alberta.
         -----------------------------------------------------------------------------------------------------------------

         While these investments were designed to target affected families and communities, the initiatives have bolstered the province's overall economic performance and fast-tracked social, community and economic capital investments to deliver immediate jobs and build vital infrastructure.

         Through this strategy, the government has funded over 3,000 social infrastructure projects that benefit vulnerable populations. Capital investments also included funding for over 20 courthouse and coroner's offices, over 10 citizenship organizations, and nearly 35 municipal organizations such as community recreation facilities, heritage facilities, art galleries, museums, libraries, and water and wastewater treatment facilities. Fifteen colleges, including nine located in northern and eastern Ontario, have benefited from funding to improve their facilities while creating local jobs. Rapid re-employment teams have stepped in to help laid-off workers in communities such as London, Windsor, Smiths Falls and Nipigon.

         New funding has supported Ontario festivals and events and a new campaign to market Ontario travel destinations to Ontarians.

         In this Budget, the government is further supporting the infrastructure needs of the province, accelerating capital investments, building on Ontario's economic strengths and addressing government priorities. For more details, see Section G: Investing in Ontario's Infrastructure and for investments in vulnerable populations, see
         Section A: Expanding Opportunities for Children and Families.

Enhancing Growth in Ontario's Industrial Sectors

         The composition of Ontario's economy continues to evolve, responding to changes in technology, demand and competition, and reflecting long-term trends similar to other developed economies. While employment and output have grown on the goods-producing side of the economy, the services sector has experienced much faster growth -
         increasing its role and contribution to Ontario's employment and output.

         Ontario's investments in infrastructure, postsecondary education and training, and innovation form the critical foundation on which all sectors can build capacity to add value and improve competitiveness. The government has also undertaken strategic initiatives to help Ontario sectors in their transition to higher-value-added production and increased competitiveness.

         Supporting Ontario's Small Business Sector

         Small and medium-sized businesses are an important part of the Ontario economy, accounting for nearly 60 per cent of employment in the province. The government is committed to encouraging a dynamic and entrepreneurial small business sector.

         Over 500,000 businesses across the province will benefit from the reductions in high BET rates. Ninety-seven per cent of these are small businesses.

         By 2008, capital tax will be eliminated entirely for more than 14,000 additional small and medium-sized businesses.

----------------------------------------------------------------------
Tax Measures to Help Small Business
•  the $540 million plan to cut high Business Education Tax
   (BET) rates
•  the small business deduction, which reduces Ontario's
   general corporate income tax rate for small Canadian-controlled private corporations (2006): $900 million
•  the Employer Health Tax exemption for businesses with fewer than 50 employees (2006): $590 million
•  Ontario's capital tax deduction and an exemption from
   capital tax for credit unions, caisses populaires, family farm corporations and family fishing corporations (2006): $300 million
•  a 10 per cent refundable tax credit for small corporations performing R&D in Ontario (2006): $180 million.
----------------------------------------------------------------------

         In 2006-07, the government is providing $2.2 million to the Canadian Youth Business Foundation - an organization that helps provide start-up mentoring, financing and business resources to young Canadians, ages 18 to 34, to create their own successful businesses.

         To help reduce tax compliance costs for business, Ontario and the federal government have signed an agreement that would transfer administration of Ontario's corporate income tax and capital tax to the Canada Revenue
         Agency. See Chapter III: Ontario's Tax System Supports Expanded Prosperity for additional information.

         The Province's array of apprenticeship and skills training programs address potential skills shortages, and it is taking further measures to expand Ontario's skilled labour supply. The new Ministry of Small Business and
         Entrepreneurship, created in May 2006, is helping to promote the success of small and medium-sized businesses in
         Ontario. It will also help encourage and promote the entrepreneurial spirit and skills that are vital to the future prosperity of the province.

         Manufacturing

         Ontario's manufacturing sector is the second largest in North America after California. At present, some of
         Ontario's manufacturing industries face serious competitive challenges from lower labour-cost jurisdictions while adjusting to a stronger Canadian dollar and higher energy costs.

         To expand the economic benefits leveraged through the Advanced Manufacturing Investment Strategy (AMIS), the
         Ontario Government will lower the investment project-size threshold for loan applications to a minimum of $25 million or 100 jobs created or retained. This will enable more small and medium-sized manufacturers to participate.

         The government recognizes that predictable and stable electricity prices enhance the competitiveness of Ontario's manufacturing sector as well as other sectors. This includes initiatives to secure the province's electricity supply as well as pricing measures such as the price regulation of Ontario Power Generation's (OPG) nuclear and large hydroelectric assets and a transitional revenue limit on most of OPG's output from the rest of its generating stations. See Section G: Investing in Ontario's Infrastructure for further details.

         The government appreciates the challenges that manufacturers face and how difficult it has been for employees facing job loss or uncertainty. In response, it is providing support for affected workers including retraining, job search assistance and vocational counselling.

         ---------------------------------------------------------------------------------------------------------------------
         Advanced Manufacturing Investment Strategy:
         Supporting Modernization, Innovation and Energy Efficiency

         The Advanced Manufacturing Investment Strategy (AMIS) is providing $500 million in loans to encourage manufacturers to invest in leading-edge technology and processes that will attract investment; reduce waste, energy and environmental emissions; and create jobs.

         To date, about $34 million in AMIS loans have leveraged almost $350 million in private-sector investment, creating and retaining 2,700 jobs.

         Manufacturers receiving AMIS funding to date include various industries and areas of the province:

         •  Diamond Aircraft Industries in London; Messier-Dowty Inc. in Ajax; Procter and Gamble Inc. in Brockville;
            FAG Aerospace Inc. in Stratford; Flakeboard in Sault Ste. Marie; Koolatron in Brantford; and Roxul in Milton.

         The third round of calls for proposals from manufacturers for AMIS funding will close on April 12, 2007.
         ---------------------------------------------------------------------------------------------------------------------

[Chart 16: Ontario's Tax-Rate Advantage for Manufacturing Is Growing]

         Low corporate income tax rates (CIT) for manufacturers keep Ontario competitive with neighbouring jurisdictions, offering additional support for the sector. Ontario's combined federal-provincial CIT rate for manufacturers is currently more than four percentage points below the average combined federal-state rate in the U.S. Great Lakes
         States. As well, once the phased-in federal income tax rate cuts in both Canada and the United States are fully implemented, the combined CIT rate for manufacturers in Ontario will be over six percentage points lower than the combined average rate for manufacturers in the U.S. Great Lakes States. That, together with the proposed accelerated elimination of the capital tax and the $540 million cut in high BET rates, would make for a tax system that contributes to a positive investment climate for the manufacturing sector. The agreement to transfer administration of Ontario's corporate income tax and capital tax to the Canada Revenue Agency would also benefit the manufacturing sector. See Chapter III: Ontario's Tax System Supports Expanded Prosperity for further details.

         This Budget is announcing the creation of a new Ontario Manufacturing Council that will provide regular updates to the Minister of Economic Development and Trade on the state of this key economic sector.

         -------------------------------------------------------------------------------------------------------------------
         Tax Measures that Benefit Ontario's Manufacturing Sector
         •  a $540 million plan to cut high Business Education Tax (BET) rates
         •  a five per cent rate cut in Ontario's capital tax beginning in 2007
         •  a proposal to accelerate the elimination of the capital tax to July 1, 2010
         •  a doubling of the non-capital loss carry-forward period from 10 to 20 years
         •  a corporate income tax (CIT) rate that is two percentage points below the general CIT rate
         •  a 25 per cent refundable tax credit for hiring apprentices; 30 per cent for small businesses
         •  corporate tax incentives for R&D, including a proposed 4.5 per cent non-refundable tax credit for taxation years ending after 2008
         •  a retail sales tax (RST) exemption for production machinery and equipment, reinforced concrete used to make production machinery and equipment, and materials incorporated into goods for sale.
         -------------------------------------------------------------------------------------------------------------------

         The need for advanced manufacturing and innovation is particularly important in the auto sector. The Province recognizes it must continue to work with key auto industry players to develop the automotive products of the future.

         ---------------------------------------------------------------------------------------------------------------------
         Ontario Automotive Investment Strategy (OAIS)
         Ontario's strategic investments, including the $500 million Ontario Automotive Investment Strategy (OAIS), have attracted over $7 billion in investments supporting skilled, high-paying jobs:
         •  General Motors: Oshawa, St. Catharines, Ingersoll - $2.5 billion
         •  Linamar: Guelph - $1.1 billion
         •  Toyota: Woodstock - $1.1 billion (first Ontario greenfield auto plant in almost 20 years)
         •  Ford: Oakville - $1 billion
         •  DaimlerChrysler: Windsor, Brampton - $768 million
         •  Navistar: Chatham, Windsor - $270 million
         •  Honda: Alliston - $154 million
         •  Nemak: Windsor - $100 million
         •  Valiant: Windsor - $93 million.
         ---------------------------------------------------------------------------------------------------------------------

         Resource Industries

         Mining
         Ontario's dynamic mining industry is recognized throughout the world. Some of the earth's richest deposits of nickel, gold, copper and silver have been discovered in the province. Recently, De Beers Canada started construction towards opening Ontario's first diamond mine near Attawapiskat, with a planned total capital investment of $982 million.

---------------------------------------------------------------
Competitive Tax Regime Supports Ontario's Mining Sector
•  a three-year mining tax holiday on the first
   $10 million of profits generated by a new mine or  a
   major expansion of an existing mine
•  a 10-year mining tax holiday on the first
   $10 million of profits generated by a new mine opened
   in a remote Ontario location
•  a reduction in the Ontario mining tax rate from
   10 to 5 per cent for new remote mines in Ontario
•  a 25 per cent "resource allowance" deduction for
   corporate income tax purposes
•  to help mineral exploration companies raise capital,
   Ontario offers a 100 per cent flow-through share
   deduction for personal income tax purposes
•  a five per cent refundable Ontario tax credit for
   eligible mineral exploration expenses.
---------------------------------------------------------------

         This Budget proposes to introduce a royalty on diamonds that will be competitive with other Canadian diamond-mining jurisdictions. See Chapter III: Ontario's Tax System Supports Expanded Prosperity.

         The mining industry is enjoying an exceptional boom and has a bright future, owing to robust global demand. In
         2006, Ontario produced roughly $9.4 billion in metals, non-metallic minerals and aggregates. In addition, Toronto is one of the world's premier centres of mining finance, with over 1,200 mining companies listed on the TSX
         Group's Toronto-based stock exchanges.

         Mineral exploration in Ontario roughly tripled between 2001 and 2006, helping to identify new reserves and extend the life of existing mines.

         Since 2003, the Ontario Government has worked to support the mineral sector through initiatives to attract investment in exploration and mining, including:

         •  launching Ontario's Mineral Development Strategy to enhance the sector's global competitiveness, while creating new opportunities for Ontarians

         •  investing $60 million over six years for the cleanup of abandoned mines to protect the public and the environment

         •  committing $15 million, over three years, for geological mapping in the Far North

         •  investing $10 million to help establish the Centre for Excellence in Mining Innovation at Laurentian University
            in Sudbury

         •  helping create the Ontario Mineral Industry Cluster Council.

         Forest Products Sector
         Ontario's forest products sector is vital to the province's economy, particularly in northern Ontario, where it provides employment for close to 25,000 people and is the mainstay of many communities.

         Global demand for wood and paper products continues to grow at a healthy rate and Ontario has many experienced workers, close proximity to key markets and a large resource base. Nevertheless, the industry is restructuring in the face of a number of challenges: a strong Canadian dollar; increasing supplies of low-cost plantation-grown fibre abroad; a slowing U.S. housing market; and weakening North American demand for newsprint and office papers.

------------------------------------------------------------------------
Over $1 Billion in Forest Products Sector Support Announced by Ontario
•  $350 million in loan guarantees to stimulate new investments in value-added manufacturing, energy conservation and energy co-generation
•  $150 million in Forest Sector Prosperity Fund grants to
   leverage new capital investments in various areas
•  $140 million in electricity price rebates for northern
   Ontario pulp and paper mills that purchase a minimum of 50,000 megawatt hours annually and commit to increased energy efficiency
•  $75 million annually for the construction and maintenance costs of primary and secondary forest access roads
•  $70 million in a one-time stumpage fee refund for 2005-06
•  $10 million annually by 2007-08 to enhance the Forest
   Resource Inventory
•  $3 million annually for three years in reduced stumpage fees for poplar veneer and white birch
•  $1 million annually beginning in 2006-07 for an Ontario Wood
   Promotion program to enhance value-added manufacturing.
------------------------------------------------------------------------

         Since 2005, the government has announced more than $1 billion in assistance for the forest products sector, to help lever investments and improve its competitiveness.

         As well, the refund of softwood lumber duties under the Canada-U.S. Softwood Lumber Agreement should help improve the situation of mills that were affected negatively by the softwood dispute.

         Agriculture
         Ontario has the largest agriculture sector in Canada, employing about 100,000 people in 2006. The sector is highly diversified and benefits from proximity to markets, a favourable climate and good soils.

         Like other sectors, farming is adapting to competitive challenges in a rapidly changing global marketplace.

         The Province is therefore working to maintain a strong, sustainable farm sector. In the 2007-08 fiscal year, base expenditures by the Ontario Ministry of Agriculture, Food and Rural Affairs (OMAFRA) will reach a new high of
         $876 million.

         Ontario is helping farmers open new markets and enhance their presence in existing markets.

         The use of farm and forest products in the auto sector is an emerging area of opportunity in the bioeconomy. The government is providing $6 million in 2006-07 to the Ontario BioAuto Council, a multi-industry initiative to position the province as a global leader in manufacturing auto parts and other materials from agricultural and forestry feedstocks. This builds on the Premier's announcement on March 8, 2007, of an investment of over $5.9 million in the Ontario BioCar Initiative, a research project to turn Ontario's harvest into viable materials for the auto industry.

         The government is also providing $2.5 million to a number of Ontario agri-food organizations that fund marketing initiatives for Ontario farm products, and $200,000 to the Organic Council of Ontario, which promotes industry development activities. Going forward, Ontario will provide $10 million for a strategy to raise consumer awareness and promote consumption of food produced in the province.

         The Premier's announcement in 2006 of a $185 million investment in rural Ontario included new funding for the
         Canadian Agricultural Income Stabilization program, which will bring total OMAFRA expenditures for farm income stabilization and support to more than $1 billion over the 2003-04 to 2006-07 fiscal years. Ontario farmers also receive favourable treatment under a number of taxes.

         As well, as part of the broader rural community, the farm sector benefits from a number of other government programs. Ontario's efforts to encourage ethanol production is one example. On January 1, 2007, Ontario's
         Renewable Fuels Standard came into effect, requiring an average of five per cent ethanol in gasoline. To complement this initiative, the government is providing $520 million over 12 years in capital and operating assistance to encourage increased ethanol production in Ontario.

         Another example is the government's commitment to the development of renewable sources of electricity generation and efforts to encourage renewable energy production through programs such as net metering and the standard offer program. See Section D: Expanding Opportunities for a Greener Ontario for further details.

         The first recipients of the Premier's Award for Agri-Food Innovation Excellence - reported in the 2006 Ontario
         Budget to recognize innovation in agriculture with awards totalling $2.5 million over five years - were announced at the Premier's Agri-Food Summit on March 8, 2007.

         •  The $100,000 Premier's Award of Excellence for Agri-Food Innovation went to David VanderDussen. Mr. VanderDussen developed Mite-Away II, an environmentally friendly product, which is exported around the world, to protect honeybees from mite infestations.

         •  The $50,000 Minister's Award was presented to Fritz and Paul Klaesi, who pioneered the use of technology that generates electricity from manure.

         -----------------------------------------------------------------------------------------------------------------
         Highlights of Ontario Support for Farmers
         •  OMAFRA Expenditures for Farm Income Stabilization and Support(1) (2003-04 to 2006-07): $1.12 billion
         •  Farm Property Class Tax Rate Reduction(2) (2006): $300 million
         •  Retail Sales Tax Exemption for Agricultural Goods (2006): $250 million
         •  Fuel Tax Exemption for Coloured Fuel Used in Farm Equipment (2004): $43 million
         •  $500,000 Lifetime Capital Gains Exemption (2006): $45 million
         •  Value to Farm Corporations of Small Business Corporate Income Tax Rate (2006): $27 million
         •  Expected OMAFRA Expenditures for Agricultural Drainage Infrastructure Management (2006-07): $6.5 million
         •  Expected OMAFRA Expenditures for Nutrient Management Assistance (2006-07): $5.6 million
         •  Land Transfer Tax Exemption for Transfers of Farm Land between Family Members (2006): $5 million.
         (1) Four-year total for the 2003-04 to 2006-07 fiscal years using expected expenditures for 2006-07.
         (2) Includes both municipal and education portions.
         Sources: Public Accounts of Ontario 2003-04 to 2005-06; 2005 Ontario Economic Outlook and Fiscal Review, Background Papers;
         Tax Expenditures and Evaluations 2005, Department of Finance Canada; Statistics Canada data and Ontario Ministry of Finance estimates.
         -----------------------------------------------------------------------------------------------------------------

         Ontario's Knowledge-Based Service Sectors

         When it comes to creating high-value-added jobs that contribute to Ontario as a knowledge economy, services industries continue to grow in importance and account for over half of all private-sector jobs. A broad range of services industry jobs in the private sector generate higher wages than in manufacturing. They include high-value-added sectors such as professional business services, financial services, information and communications technology (ICT) services, and entertainment and creative industries.

         Business and Financial Services
         Business services and financial services are Ontario's two largest internationally competing sectors when measured by employment, followed by auto manufacturing, according to the Institute for Competitiveness and
         Prosperity. These fast-growing sectors employ almost one million Ontarians.

         •  Toronto led all North American cities in the creation of financial-sector jobs over the past five years, growing on average by over five per cent annually. Toronto is the third-largest financial services centre in North America after
            New York City and Chicago, based on employment.

         •  The Toronto region is home to just under 1,000 business head offices - almost twice as many as in Montreal and almost three times as many as in Calgary. Its position as the nation's business and financial capital is helping support strong job growth in these sectors.

         •  Employment in professional business services, such as advertising and accounting, grew strongly in 2006, and generated high wages.

         Ontario continues to support the growth of business and financial services in many ways, including public investments in skills, education, modern infrastructure, and a competitive tax and regulatory climate.

         Information and Communications Technology

         The information and communications technology (ICT) services sector, led by computer software and telecommunications, plays a major role in supporting a new generation of economic growth. It includes many leading technology companies, and is a major source of innovation and new information technologies for other sectors.

         Access to broadband and other telecommunications services is fundamental to allowing Ontario's businesses to become more efficient and reach new markets, and indeed to transform their operations and move to the next level.
         Broadband access is fundamental to enabling citizens to access government services, buy goods and services efficiently, do online banking, or simply reach out to family and friends. The ICT sector has already brought high-speed Internet access to 93 per cent of Ontario's population.

         The government is investing to bring broadband access into more communities in northern and rural areas. It is investing
         $10 million in 2007-08 to help expand broadband coverage in rural southern Ontario by leveraging community and private-sector investments. In January 2007, the NOHFC announced that it will be encouraging investments in projects aimed at completing broadband Internet and cellular service coverage for most of the north within three years.

         Ontario continues to support the ICT services sector through a wide range of investments and policies that further develop the knowledge economy. These include postsecondary education and skills development; support for
         R&D and innovation; and a modern and competitive business, tax and regulatory climate.

         Entertainment and Creative Cluster
         Ontario's entertainment and creative cluster has also experienced significant employment growth. Between 1996 and
         2006, this sector created almost 76,200 net new jobs in Ontario, or an increase of 38 per cent, compared with
         25.7 per cent in the overall Ontario economy. It includes such industries as film and television production, sound recording, book and magazine publishing, and new media (for example, digital special effects and interactive products such as video and computer games). It also includes independent artists, authors, musicians and filmmakers.
         The vibrancy and economic health of these industries and artists help make Ontario an attractive place to live, work and invest.

         To help Ontario's entertainment and creative industries take advantage of growing market opportunities, the government offers numerous tax incentives and is investing in several initiatives.

------------------------------------------------------------------------
Tax Incentives for Ontario's Entertainment and Creative Cluster
•  30 per cent tax credit for domestic film and television
   productions
•  18 per cent tax credit for foreign and non-certified domestic film and television productions
•  20 per cent tax credit for creating computer animation and special effects for film and television productions
•  20 to 30 per cent tax credit for creating, marketing and
   distributing interactive digital media products
•  30 per cent tax credit for publishing and promoting literary works by new Canadian authors
•  20 per cent tax credit for producing and marketing sound
   recordings by emerging Canadian artists or groups.
------------------------------------------------------------------------

         To recognize the contributions that artists make to Ontario's economy and quality of life, the government proposes to introduce new legislation: the Status of Ontario's Artists Act, 2007. This will be an important step towards bringing artists the profile and recognition that they deserve at the provincial level as well as in their local communities.
         This legislation will help us retain the skills and talents of Ontario's artists, while empowering them to continue transforming our cultural industries, economy and society into innovation-based world leaders.

         The government will increase its annual funding to the Ontario Trillium Foundation by $20 million by 2009-10, an increase of about 20 per cent. The foundation helps finance community-based initiatives in the arts and culture, environment, human and social services, and sports and recreation sectors.

         The government will increase its annual funding to the Ontario Arts Council (OAC) by $15 million by 2009-10, an increase of nearly 38 per cent. Since 1963, OAC has promoted the arts and assisted artists for the benefit of all
         Ontarians. In 2005-06, OAC provided $35.7 million to nearly 1,300 individual artists and 836 organizations in
         253 communities across Ontario.

         The government is making a one-time investment in 2006-07 of $10 million to enhance the Arts Endowment Fund, which provides steady income to about 260 organizations for use in their operations.

         The Ontario Media Development Corporation (OMDC) promotes and leverages investment, jobs and content creation on behalf of the province's cultural media cluster, including the screen-based industries. Concept development and cash-flow financing are useful support tools for the screen-based industries. The government is providing an additional $5 million to OMDC in 2006-07.

         Ontario's public libraries play a key role in supporting literacy and learning; fostering an appreciation of literature and culture; and providing information resources to newcomers, job seekers, small businesses and entrepreneurs. The government is providing $5 million to Ontario public libraries in 2006-07.

        --------------------------------------------------------------------------------------------------------------------
        Government Investments in Ontario's Cultural Sector
        Ontario's cultural sector is benefiting from several capital investments that the government is undertaking as part of the stimulus package announced in the 2006 Economic Outlook and Fiscal Review, including:

        •  $2.4 million in capital grants to the West Lincoln Public Library, Fort Frances Public Library,
           Sault Ste. Marie Public Library, Nipigon Public Library and West Perth Public Library
        •  $1.9 million in capital grants to the Cobalt Mining Museum, Bonnechere Museum (Eganville), Iron Bridge
           Museum (Huron Shores), Paipoonge Museum (Oliver-Paipoonge), Oil Springs Museum (Petrolia), Red Lake Museum,
           Battlefield House Museum Park (Stoney Creek), Thunder Bay Historical Museum Society, Timmins Museum and Royal Canadian
           Regiment Museum (London)
        •  $2.6 million for additional cultural capital projects, including arts and heritage facilities in Bracebridge,
           Cornwall, Guelph, Hamilton, Minto, Napanee, Sault Ste. Marie and Thunder Bay.
        On January 30, 2007, the government announced a $3 million investment in the Artscape Green Arts Barns. The barns will include artists' live/work studios and offices for non-profit arts and environmental organizations.

        These investments complement those announced in the 2006 Budget, including:

        •  $49 million to support Ontario's major cultural agencies and attractions: Royal Ontario Museum, Art
           Gallery of Ontario, Canadian Opera Company, National Ballet School, Royal Conservatory of Music and Gardiner Museum of
           Ceramic Art
        •  $10 million to the Ontario Heritage Trust
        •  $7.5 million to the Entertainment and Creative Cluster Partnerships Fund (launched in September 2006)
        •  $1 million to support Luminato - Toronto Festival of Arts and Creativity.
        --------------------------------------------------------------------------------------------------------------------

         To support Ontario's cultural heritage, the government will increase annual funding of the Community Museum
         Operating Grants (CMOG) program by $2.3 million starting in 2007-08. This initiative is also in line with the government's efforts to support tourism in the province, and will help museums across Ontario cope with a recent cut to the Department of Canadian Heritage's Museum Assistance Program.

         Also in support of Ontario's cultural heritage, the government is providing $1.2 million to the McMichael
         Canadian Art Collection in 2006-07.

         The first Luminato - Toronto Festival of Arts and Creativity - will take place from June 1 to 10, 2007, showcasing local, regional and international artists. Luminato is currently marketing this new Ontario event, and planning for the following years. In 2006-07, the government is providing $5.5 million to Luminato. This is in addition to $2 million previously provided.

         The government is also investing $12.5 million in 2006-07 to support the Toronto International Film Festival
         (TIFF), completing the government's commitment. Each year, the TIFF presents numerous world premieres of Canadian and international films - allowing filmmakers, producers, investors, distributors, artists and journalists to connect. The TIFF is building a new Festival Centre.

         To further support cultural diversity in Ontario, the government is investing $4.9 million in 25 citizenship and cultural centres across the province in 2006-07. These projects will benefit a broad range of ethnic groups in
         Ontario.

         Tourism
         Tourism is another important component of Ontario's economy. It contributed $6.3 billion to Ontario's real GDP
         (1997$) in 2005. In 2006, the industry employed 170,500 workers across the province, representing 2.6 per cent of total employment.

         Ontarians vacationing in their own province are vital to the tourism industry. In 2005, Ontarians made over
         90 million visits within the province and spent almost $9.2 billion. In the same year, Ontario received 27.4 million visits from other provinces, the United States and overseas. Their expenditures totalled almost
         $8.2 billion.(2)

         Since 2003, the government has consistently demonstrated its commitment to promoting the tourism industry.
         Initiatives include $49 million in 2006-07 to support Ontario's major cultural agencies and attractions, $5 million in 2005-06 for the Cultural Tourism Marketing campaign, and $30 million in 2004 to revitalize Ontario tourism.

         In 2006-07, the government is providing $17.5 million to the City of Niagara Falls, and will provide an additional $17.5 million in 2007-08. The city is planning to build a 230,000-square-foot conference and convention facility that will help address the challenges of seasonality in the Niagara region.

         Starting in 2007-08, the Province is committing an additional $2 million annually to the St. Lawrence Parks
         Commission to support Ontario's Tourism industry and preserve the valuable heritage sites at Fort Henry and Upper
         Canada Village.

         The government is proposing to extend the RST exemption for Destination Marketing Fees for one year to June 30,
         2008. This would continue to support Ontario's tourism industry and the hotel industry's initiative in funding tourism marketing.

         As part of the government's over $190 million economic stimulus package announced in December 2006, the Ministry of Tourism received $22 million to advance initiatives to boost economic activity and tourism-related jobs. These initiatives include a marketing campaign to encourage Ontarians to travel in the province, as well as support for conventions, festivals and events in Ontario.

Section G: Investing in Ontario's Infrastructure

Overview

         Public infrastructure is vital to Ontario's economic prosperity and quality of life. The McGuinty government is committed to expanding opportunities for all Ontarians through infrastructure investments in transportation, electricity, health, education, communications, and water and wastewater systems. These investments will benefit
         Ontario's communities, both large and small.

         This Budget builds on the government's current infrastructure investments by providing $5.9 billion in 2007-08.

         The government's infrastructure investments speak to the needs and priorities of Ontarians:

         •  rebuilding Ontario's hospitals, through over 100 major projects to renew and expand health care facilities across the province

         •  renewing schools and postsecondary facilities

         •  major new investments to make transit an attractive and green alternative for more people, including the
            Toronto-York subway, Brampton's AcceleRide, Mississauga's Transitway, improved GO Transit services, and investments of gasoline tax revenues towards municipal transit

         •  improving and expanding highways in southern and northern Ontario, as well as border crossings

         •  supporting rural and northern communities through local infrastructure programs such as the Canada-Ontario
            Municipal Rural Infrastructure Fund (COMRIF) and the Rural Infrastructure Investment Initiative (RIII).

         ReNew Ontario - the government's five-year, $30 billion plan to revitalize, modernize and expand Ontario's public infrastructure - and Move Ontario - which provided $1.2 billion in one-time investments for public transit and municipal roads and bridges - will together create nearly 400,000 jobs across the province.

         The government is also securing Ontario's electricity future by expanding the province's electricity supply by almost 12,000 megawatts, including almost $2 billion in conservation initiatives.

         These investments in Ontario's infrastructure will support growing urban centres, strong rural and northern communities, businesses that compete in the global marketplace, and citizens who value a sustainable environment and economy.

Investing in Ontario's Infrastructure to Expand Opportunity

         For Ontario to remain competitive in the global economy and achieve its full potential, the government must provide strong and effective support for public infrastructure.

         From 1955 to 1980, Ontario's public infrastructure growth outpaced both that in the rest of Canada and Ontario's gross domestic product (GDP) growth. Since 1980-81, however, Ontario's infrastructure growth has lagged GDP growth.

---------------------------------------------------------------
Selected Highlights of New Infrastructure Investments
•  an immediate additional $70 million for the Rural
   Infrastructure Investment Initiative to fund a total of
   $140 million in projects in rural and northern communities
•  new commitments to Greater Toronto Area (GTA)
   transit and transportation priorities including York Region's
   VIVA transit system, Durham's Regional Transit, Highway 7,
   Highway 404 and the 407 East extension
•  municipalities will immediately benefit from over
   $350 million in investments for public transit
•  strategic investment in Niagara regional development.
---------------------------------------------------------------

         To alleviate this infrastructure deficit, the government has strategically invested - and will continue to - in
         Ontario's infrastructure. In the 2007-08 fiscal year, Ontario's infrastructure investments will amount to $5.9 billion in gross value. These investments are designed to upgrade and transform Ontario's 20th-century infrastructure to meet the demands of the 21st century.

         In May 2005, the government introduced its five-year infrastructure investment plan, ReNew Ontario, to better address the Province's infrastructure needs. It provides for infrastructure investments of more than $30 billion.
         ReNew Ontario provides for the revitalization, modernization and expansion of the province's public infrastructure and major new investments in areas that are of primary importance to Ontarians. Highlights of the plan include:

         •  over $11 billion in transportation infrastructure initiatives, including $6.5 billion to improve the provincial highway system and Ontario-U.S. border crossings and $4.5 billion for transit expansion and renewal across Ontario

         •  almost $1 billion for infrastructure initiatives to support clean water and the environment

         •  $5 billion to upgrade, expand and modernize health care facilities

         •  over $10 billion for elementary and secondary schools, colleges and universities

         •  $300 million to enhance the Canada-Ontario Affordable Housing Program, which will help create over 15,000 new units of affordable housing; see Section A: Expanding Opportunities for Children and Families for further details

         •  $1 billion for justice sector infrastructure, to improve public safety and crime reduction

         •  spearheading a transformation of Ontario's cultural sector with major investments in cultural landmarks; see
            Section F: Expanding Opportunity for Economic Growth for further details.

         -----------------------------------------------------------------------------------------------------------------
         Ontario's Infrastructure
         Infrastructure contributes to Ontario's quality of life:

         •  a prosperous economy - transportation networks are critical to productivity
         •  high-quality health care - modern hospitals with up-to-date technology reduce wait times
         •  a culture of environmental responsibility - increasing rapid transit ridership will reduce greenhouse gas emissions
         •  a compassionate society - the quality of facilities for special-needs children, abused women, and people with disabilities should reflect society's care for them
         •  integrated communities - infrastructure is fundamental to the culture, character and competitiveness of communities.
         -----------------------------------------------------------------------------------------------------------------

         Transportation Infrastructure

         Highways, Roads and Bridges
         Ontario recently announced progress on highway priorities such as:

         •  $55 million to widen Highway 7 in Durham Region

         •  $250 million to extend Highway 404 by 13 kilometres

         •  providing an environmental assessment for an eastward extension of Highway 407.

         This year, the government is adding new projects to the plan to further improve traffic flow and safety on provincial highways. Building on the success of the introduction of high occupancy vehicle (HOV) lanes on Highways 403 and 404 in the GTA, the government will be proceeding with projects to add new HOV lanes on sections of Highways 400 and 427. This is in addition to previously announced HOV projects on Highway 417 and the Queen Elizabeth Way (QEW) and is part of the government's plan to develop a network of HOV lanes that will improve travel across the province.

         Other new projects include widening of Highway 10 in Caledon, Highway 401 in Kingston and Highway 417 in Ottawa.
         New safety and operational improvements are planned for Highway 17 between Thunder Bay and Kenora. The government is also proceeding with a new alignment of Highway 26 between Collingwood and Wasaga Beach to improve traffic flow and safety in the area.

---------------------------------------------------------------
Improvements to Ontario's Highways, Roads and Bridges
The following are some expected results that will be achieved under the ReNew Ontario plan.

•  602 kilometres of highway repairs and 82 kilometres
   of new highway lanes in southern Ontario
•  87 repaired/new bridges in southern Ontario
•  new HOV lanes on Highways 403 and 404
•  803 kilometres of highway repairs and 6 kilometres
   of new highways in northern Ontario
•  69 repaired/new bridges in northern Ontario.
---------------------------------------------------------------

         The government is helping municipalities invest in highways and local roadways through Connecting Links. In
         2006-07, the program invested $15.7 million to fund 37 projects. In this Budget the government is announcing an additional one-time investment of $25 million that municipalities may use for municipal roads across the province.

         This is in addition to ReNew Ontario's strategic investments in the provincial highway network, which extends over 16,500 kilometres and includes more than 2,800 bridges. It carries goods worth over $1.2 trillion to national and international markets annually. Unfortunately, the increasing volume of traffic throughout the system slows the movement of goods and hurts productivity. Investing in Ontario's highway infrastructure will not only reduce congestion, but will also help keep roads safe and ensure that the province remains an attractive place to invest, providing for future economic growth and job creation.

         Under ReNew Ontario, the government has developed the Southern Ontario Highways Program that sets out investments totalling $3.4 billion to expand and improve the provincial highway network in southern Ontario. This will provide for the construction of an additional 130 kilometres of highway, the replacement of 64 bridges, and the repair of 1,600 kilometres of highway and 200 bridges. In 2007-08, the government is investing $899 million in
         Ontario's southern highway network.

         The ReNew Ontario plan has also led to the development of the Northern Ontario Highways Program, including investments totalling $1.8 billion for the renewal and expansion of the highway network in northern Ontario. This funding will allow for the expansion of the northern highway system by 64 kilometres; the construction of 54 bridges; and the repair of 2,000 kilometres of highway and 200 bridges. In 2007-08, the government is investing
         $468 million in Ontario's northern highway network.

         Borders, Gateways and Trade Corridors
         Another key component of ReNew Ontario is the investment in the Province's border infrastructure. Through this plan, the government has devoted over $800 million to increasing efficiency and capacity at Ontario's borders.
         Under the plan, the first priority is increasing capacity at the Windsor corridor. This investment includes the
         $300 million Let's Get Windsor-Essex Moving Strategy, which provides for infrastructure improvements in the
         Windsor-Detroit Gateway. The Windsor Border Initiatives Implementation Group has been established to take responsibility for the implementation of Phases I and II of the strategy. In addition, over $200 million is planned to widen Highway 401 between Tilbury and Windsor, improving the traffic flow of the Windsor Gateway.

---------------------------------------------------------------
Border Facts
Border issues are of integral concern for Ontario, with
international trade a major component of the province's
economy. Ontario's border crossings are critical to Canadian export business.

•  In 2005, 45 million vehicles, including almost
   nine million trucks, used Ontario's 14 border crossings
   into the United States.
•  Approximately $420 billion in goods cross Ontario's
   international bridges annually in  two-way trade.
•  Through the Windsor-Detroit gateway alone,
   $140 billion worth of goods travel between Canada and
   the United States annually.
•  40 per cent of Quebec exports by road to the United
   States travel on Ontario highways.
---------------------------------------------------------------

         Ontario is also collaborating with the federal government and Quebec to establish a North America Gateway
         Strategy. There is a need for an integrated set of investment and policy measures to facilitate the movement of people and goods between Canada and the United States, between eastern Canada and the Pacific region, and between
         Canada and trading partners around the globe. Central to this is establishing the North America Gateway - a transportation infrastructure system encompassing Ontario and Quebec - as the best transportation network for global supply chains between Canada and the rest of the world. Given its national significance, this strategy must be a key component of the emerging federal gateway strategy and strongly aligned with the federal government's Asia-Pacific Gateway Strategy. For the North America Gateway Strategy to achieve its full potential, long-term federal funding is necessary.

         The government is also moving forward with the environmental assessment of the Niagara to GTA Transportation
         Corridor as part of the effort to add capacity to the transportation corridor that links Niagara to the GTA.

         Border security issues are a major concern for both Canada and the United States. The government is taking steps to protect this shared border. Ontario is introducing a new driver's licence card with technologies and security features to protect holders from identify theft and make it more difficult to tamper with or counterfeit. This new driver's licence is an important part of the Province's efforts to keep its border with the United States safe while maintaining free-flowing trade and travel.

---------------------------------------------------------------------------------------------------------------------
Border Improvements
Achievements

•  a new Sault Ste. Marie truck route has been opened
•  additional lanes on the Queenston-Lewiston Bridge and Highway 405 have been opened
•  improvements have been made to Brookdale Avenue in Cornwall near the border.

In Progress
•  the Let's Get Windsor-Essex Moving Strategy, announced in March 2004, including $300 million to improve local roads and highways, and improve the Windsor-Detroit Tunnel Plaza
•  improvements to Highways 401 and 402 and the QEW
•  environmental assessment studies and community consultation on a new Detroit River crossing and on access-road options
•  over $200 million invested to widen Highway 401 from Windsor to Tilbury, in partnership with the federal government
•  improving access to border crossings along the Niagara Frontier, through a $207 million partnership with the federal government
•  improving the Blue Water Bridge in Sarnia, as well as Highways 401 and 402, through a $115 million partnership with the federal government.

Plans for the Future
•  completion of a new Windsor-Detroit crossing by 2013
•  completion of a Niagara to GTA corridor
•  development of a North America Gateway.
---------------------------------------------------------------------------------------------------------------------

         Transit and Regional Transportation
         In the 2006 Budget, the government announced the Move Ontario initiative, which provided $1.2 billion in one-time investments to public transit, municipal roads and bridge infrastructure projects. Through Move Ontario, the government's investment in public transit could lead to projects totalling nearly $2.5 billion. This initiative is also expected to create up to 27,000 jobs in Ontario. Highlights include:

         •  $838 million for the GTA, including

         o  $670 million to Toronto and York Region for new subway construction

         o  $95 million to the city of Brampton for transit expansion; Brampton will be able to apply this funding towards the $285 million Brampton AcceleRide project

         o  $65 million to the city of Mississauga for transit expansion; Mississauga will be able to apply this funding towards the $259 million Mississauga Transitway project. The Province is also providing support for the Transitway with an additional $25 million in GO Transit investments

         o  $7 million to York Region towards detailed planning for Phase II of VIVA Transit express bus service.

         On March 6, 2007, the federal government announced that it will provide almost $1 billion to support the
         Province's Move Ontario initiative as well as Phase II of VIVA and Durham Region's plan for rapid transit on higher-demand corridors. Ontario is also contributing $85 million to Phase II of VIVA and $2.5 million to Durham
         Region's plan.

         Waterloo Region is one of Ontario's fastest-growing and most innovative communities. The government is committed to working with its municipal, regional and federal partners to complete the technical studies and environmental assessment for the Kitchener-Waterloo Light Rail Transit system and to support the cost of one-third of the project.

         In 2006-07, Ontario will invest $277 million for transit infrastructure, distributed to municipalities on the basis of transit ridership. Ontario will also provide $75 million to municipalities, also to be distributed on the basis of transit ridership, for public transit capital.

         The Ontario Government is also providing support for public transit infrastructure through ReNew Ontario. To support public transit infrastructure, the government is providing municipalities with two cents per litre of the provincial gasoline tax, as a source of long-term sustainable funding. With this transfer, between October 1,
         2006 and September 30, 2007, the government will provide an estimated $313 million to 86 transit systems offering services to 104 communities across the province. By 2010, the government will have provided over $1.6 billion in gasoline tax funding to Ontario municipalities for their local transit priorities. This program gives municipalities a dependable and stable source of financing for their public transit initiatives.

         The government has also made other significant investments in the Toronto Transit Commission, including a one-third contribution under the $1 billion Canada Strategic Infrastructure Fund initiative, to modernize and expand bus, streetcar and subway services in Toronto. In this Budget, the government is providing $200 million towards these announcements.

         The Province supports public transit and remains committed to improvements to transit in the City of Ottawa in cooperation with municipal and federal partners.

         GO Transit ridership has increased by 7.2 per cent in the last two years. As part of its regional transportation strategy, the government has made large and targeted investments in GO Transit that are producing results for commuters around the Greater Golden Horseshoe, including:

         •  opening four new GO Transit stations

         •  purchasing 27 more fuel-efficient locomotives and 12 double-decker buses

         •  adding 500 new bus trips every day in the GTA

         •  adding 50 new bi-level railcars with the capacity to carry an additional five million passengers per year

         •  adding 6,000 new parking spaces at GO Transit parking lots.

         Greater Toronto Transportation Authority
---------------------------------------------------------------
Move Ontario Outcomes
•  The Toronto-York subway extension will add 36 million
   transit trips, eliminate 30 million car trips and reduce
   250,000 tonnes of greenhouse gases each year. The Mississauga
   Transitway will carry 5,000 to 10,000 passengers per hour in peak commuter times by 2011.
•  Brampton AcceleRide will use hybrid buses, running
   on ultra-low sulphur diesel fuel, that can reduce fuel
   consumption by up to 60 per cent and reduce greenhouse
   gases by up to 50 per cent.
---------------------------------------------------------------
         To complement transit and transportation investments in the GTA, the Ontario Government established the Greater
         Toronto Transportation Authority (GTTA) in 2006 to provide better coordination among the 10 different public transit systems of the GTA and Hamilton. This agency ensures the delivery of an integrated and more convenient transportation network to meet the growing needs of residents in these areas.

         The GTTA's mandate includes:

         •  implementing the GTA Fare Card System, which will allow commuters to travel on public transit from Durham Region to Hamilton using a single card

         •  integrating municipal and regional transit planning, and coordinating fares and transit service delivery to improve convenience for commuters

         •  coordinating the purchase of transit vehicles on behalf of municipalities

         •  managing the future operation of GO Transit

         •  developing and submitting an annual capital plan and investment strategy.

         The GTTA will work to reduce congestion by attracting more riders to area transit systems, and help ensure the mobility of goods and people. This will increase productivity, reduce business costs and provide sustainable economic growth.

         The government will work with the GTTA to assess opportunities to provide it with long-term revenue sources.

         The formation of the GTTA strengthens the government's Growth Plan for the Greater Golden Horseshoe and its
         Greenbelt Plan. Together, these plans contribute to the foundation for the future growth of the GTA and surrounding areas.

         Ontario's Electricity Infrastructure

         Investments in New Electricity Supply
         Investments in Ontario's electricity infrastructure are essential to support and enhance the province's economic competitiveness and quality of life. The government directed the Ontario Power Authority (OPA) to produce an
         Integrated Power System Plan (IPSP) to ensure long-term supply adequacy, which will be submitted to the Ontario
         Energy Board (OEB) for review and approval. The IPSP will have a 20-year horizon and integrate investments in new renewable energy sources, conservation and demand management (CDM), and new or refurbished nuclear generating capacity, as well as investments in Ontario's transmission infrastructure.

         The government also remains committed to replacing coal-fired generation in Ontario. The Minister of Energy has asked the OPA to develop a plan for replacing coal-fired generation in the earliest practical time frame, without compromising reliability.

         The government has already initiated one of the most ambitious near-term building programs in North America for new electricity generation.

         •  Since October 2003, about 3,500 megawatts (MW) of power generation and CDM have come online - improving the supply situation in Ontario, with enough power for about 1.9 million homes.

         •  About 7,300 MW of electricity supply projects are underway, adding enough power for about 3.3 million homes over the next four years.

         •  In addition, the OPA has about 1,000 MW of CDM and renewable procurements either underway or in the planning phase.

-------------------------------------------------------------------------------------------------------------------
Electricity Supply Projects                                                                                 Table 7
-------------------------------------------------------------------------------------------------------------------
                                                                             Capacity (MW)   Approximate Number of
                                                                                                   Homes Powered(1)
                                    Type                                                                    ('000s)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                           Projects Online
Renewables                                                                             412                     108
CDM(2)                                                                                 195                       -
Gas                                                                                    800                     315
Nuclear                                                                              2,055                   1,440
Subtotal                                                                             3,462                   1,863
                        Projects in Progress
Renewables(3)                                                                        1,102                     399
CDM                                                                                    474                       -
Gas                                                                                  4,267                   1,809
Nuclear(4)                                                                           1,500                   1,051
Subtotal                                                                            7 ,343                   3,260
                  Procurements Underway and Planned
Renewables                                                                             359                      94
CDM                                                                                    631                       -
Subtotal                                                                               990                      94
Total Projects in Progress and Procurements                                          8,333                   3,354
Grand Total                                                                         11,795                   5,217
-------------------------------------------------------------------------------------------------------------------
(1) Annual household consumption assumed at 10,000 kWh/year. Estimated number of homes based on capacity factors assumed: nuclear units at 80 per cent, gas at 45 per cent, renewable procurements at 30 per cent and cogeneration at 80 per cent.
(2) Conservation and Demand Management. Number of homes powered excludes any estimates for contributions from CDM.
(3) Includes a notional 200 MW for the Niagara Tunnel project, which allows more energy to be produced from existing capacity - 200 MW illustrates estimated average annual additional generation of 1.6 terawatt-hours.
(4) The Bruce Power Refurbishment Implementation Agreement also includes investments in the currently operating
    Bruce A Units 3 and 4, which are intended to extend their operating lives.
Note: Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------

         About $11.5 billion in investments are being made in the projects in progress for new and refurbished generation.
         At the peak of construction activity, over 5,000 workers will be directly employed at these projects, and including indirect jobs in factories supplying new materials and equipment to them, they will support about
         20,000 jobs on average per year in Ontario over the construction period.

         The government has also directed Ontario Power Generation (OPG) to start feasibility studies on refurbishing its existing nuclear units, and initiate a federal approvals process for new nuclear units at an existing site.

---------------------------------------------------------------
New Electricity Generation                              Table 8
Projects in Progress
---------------------------------------------------------------
                                                    Investment
                                                  ($ Billions)
---------------------------------------------------------------
---------------------------------------------------------------
Renewable Energy Supply                                    1.9
New Gas-Fired Generation                                   3.6
Co-Generation                                              0.8
Niagara Tunnel                                             1.0
Bruce Power Refurbishment Implementation                  4.25
Agreement
Total                                                     11.5
---------------------------------------------------------------
Note: Numbers may not add due to rounding.
Sources: Ontario Ministries of Finance and Energy.
---------------------------------------------------------------
         On September 22, 2006, OPG started the federal approvals process by filing an application with the Canadian
         Nuclear Safety Commission (CNSC) for a Site Preparation Licence for new nuclear units at OPG's Darlington Nuclear site. In addition, on August 17, 2006, Bruce Power Limited Partnership filed an application with the CNSC to prepare a site for the potential construction of new reactors.

         Building new nuclear units will be guided by the following criteria:

         •  willing host community and appropriate site

         •  fixed price with performance guarantees

         •  turnkey agreement to limit the risk of cost overruns

         •  cost effectiveness over refurbishment.

         The government has also directed the OPA to plan for nuclear capacity to meet baseload electricity requirements in its IPSP, limiting the installed in-service capacity to 14,000 MW over the life of the plan. Nuclear energy generated by OPG and Bruce Power currently supplies about 50 per cent of Ontario's electricity needs and is a zero air-emissions source of electricity generation. A 1,000 MW nuclear power plant, compared to an equal-sized coal-fired electricity plant generating the same amount of electricity, avoids about six to seven million tonnes per year of carbon-dioxide equivalent emissions - a major greenhouse gas.

         To promote reliable delivery of electricity, Hydro One plans to invest more than $4 billion from 2007 to 2009 to sustain, expand and reinforce its transmission and distribution systems - significantly more per year than the
         $823 million in capital expenditures invested in 2006.

         The government is also promoting consolidation efficiencies in the municipal electric utilities sector through a two-year exemption from the electricity transfer tax for sales of electricity assets between publicly owned electric utilities. Previous transfer tax exemptions helped promote consolidations that led to estimated efficiency savings of 10 to 30 per cent in operations, maintenance and administration costs.

         Investments in Green Renewable Energy and Conservation
         The government recognizes the importance of investments in sustainable and cleaner energy, including more renewable capacity and CDM initiatives. As part of the government's directive to the OPA on its plan, the
         Province's renewable energy sources are targeted to double by 2025, to 15,700 MW, making Ontario a leader in clean energy.

         Seven energy-efficient combined heat and power cogeneration projects totalling 414 MW are among the new supply projects currently underway. They include a Thorold paper mill, a Ford plant in Windsor, and a Sault Ste. Marie steel mill.

         In addition, the government has initiated a standard offer program administered by OPA aimed at small-scale generation projects - less than 10 MW each - increasing the availability of renewable power and promoting economic development within communities. As of February 27, 2007, 22 projects representing more than 140 MW had been awarded under this program.

         The government has also directed that an aggressive conservation goal be built into the OPA's plan, with a reduction in projected peak electricity use by 1,350 MW across Ontario by the end of 2007, an additional 1,350 MW by 2010, and 3,600 MW more by 2025, for a total of 6,300 MW by 2025.

         So far the government has set in motion conservation programs and initiatives representing over $2 billion to reduce electricity use in the province.

         Electricity Price Stability for Ontario Consumers and Businesses

----------------------------------------------------------------------
Electricity Price Stability Measure
The government extended and adjusted the transitional revenue limit on most of the output from OPG's non-price regulated assets:

•      4.6¢/kWh from May 1, 2006 to April 30, 2007
•      4.7¢/kWh from May 1, 2007 to April 30, 2008
•      4.8¢/kWh from May 1, 2008 to April 30, 2009
The transitional revenue limit applies to approximately 20 per cent of the province's power generation.
----------------------------------------------------------------------

         Price stability enhances the competitiveness of Ontario's economy and promotes a more prosperous Ontario.

         For residential and small business consumers, the government has established a regulated price plan (RPP), with prices set periodically by the OEB. Reflecting the improved electricity supply situation in Ontario and lower spot market electricity prices, the OEB reduced the RPP by 0.3 cents per kilowatt hour (¢/kWh) on November 1, 2006.

         Electricity users benefit from increased price stability through the regulation of OPG's nuclear and large hydroelectric assets and a transitional revenue limit on most of the output from the rest of OPG's assets.
         Effective April 1, 2005, OPG's nuclear and large hydroelectric plants became price regulated and the government set an initial average regulated price of 4.5¢/kWh on this output. The OEB will assume responsibility for setting OPG-regulated prices after March 31, 2008.

         Community and Social Infrastructure

         Health Care
         The government is taking action to modernize and upgrade Ontario's health care facilities and equipment, and expand hospital capacity. Through ReNew Ontario, the government is investing more than $5 billion in health care infrastructure by 2010.

         This investment includes the funding of more than 100 major projects to create new hospitals, modernize older hospitals and reduce wait times. This plan also calls for an investment of more than $200 million in new and upgraded medical and diagnostic equipment. These investments reduce wait times and support the provision of newer, more complex treatment methods, resulting in better health and safer care for Ontarians.

         This year, the government is expanding the ReNew Ontario plan by funding the construction of two new hospitals.
         Mental Health Centre Penetanguishene's Oak Ridges facility will be replaced, and a new state-of-the-art hospital will be built in Smiths Falls. The new Perth and Smiths Falls District Hospital will ensure that eastern
         Ontarians continue to have access to quality health care.

         -----------------------------------------------------------------------------------------------------------------
         Renewing Ontario's Health Infrastructure
         •  The Hôpital Montfort redevelopment project in Ottawa, which broke ground in June 2006, will double the size of the facility to 417 beds.
         •  As of March 2007, the preferred teams have been selected for major Alternative Financing and
            Procurement (AFP) hospital projects in Belleville, Sudbury and North Bay. In addition, three Requests for
            Proposals (RFPs) are closed and under review for major hospital projects in Mississauga, London and Toronto.
            Requests for Proposals, or Requests for Qualifications (RFQs), have been issued for a further 10 AFP projects.
         •  The government has improved access to diagnostic scans by adding seven new hospital-based magnetic resonance imaging (MRI) services in Ontario since May 2004; provided funding for expanded hours of service of an MRI machine at Halton Health Care from 8 to 12 hours per day, five days a week; and started construction of a new MRI service at Soldiers' Memorial Hospital in Orillia. In addition, seven old hospital-based MRI machines have been replaced with newer, more efficient ones.
         •  Since 2005, 31 old hospital-based computed tomography (CT) scanners have been replaced with the latest
            CT scanner technology.
         •  Since 2005, 39 long-term care projects have been completed, 931 new long-term care beds have been added, and more than 4,000 existing beds have been redeveloped.
         •  The government has invested $50 million to increase the number of spaces in Ontario's medical schools.
            This will mean a 15 per cent increase in the number of doctors graduating each year, starting in 2011-12.
         -----------------------------------------------------------------------------------------------------------------

         Education
         As part of the economic stimulus package in the 2006 Fall Economic Outlook and Fiscal Review, the government invested $30 million in renovation, new construction and energy-efficiency projects at colleges. Building on this investment, this Budget confirms the government's additional investment of $390 million to support quality improvements in postsecondary education. See Section C: Expanding Opportunities for Students for further details.

         These investments are part of ReNew Ontario. Under ReNew Ontario, the government is investing more than
         $10 billion to renew and expand schools and postsecondary institutions by 2010.

         Key elements of the strategy include:

         •  establishing the Good Places to Learn initiative, which will provide approximately $4 billion to school boards to help them address the backlog of repairs and build new schools

         •  investing approximately $1.4 billion for planned school construction and to accommodate projected new enrolment growth

         •  providing $1.5 billion to school boards for ongoing renewal of school facilities

         •  investing $1.8 billion to support completed school construction

         •  investing $540 million to renew university and college facilities and buy new equipment

         •  investing $550 million to provide 14,000 new spaces in graduate programs across Ontario.

-------------------------------------------------------------------------------------------------------------------
Education Challenges and Solutions                                                                          Table 9
-------------------------------------------------------------------------------------------------------------------
Challenge                                                  Solution
---------------------------------------------------------- --------------------------------------------------------
Aging school buildings (the average age of Ontario         Almost 6,800 urgent repair and construction projects
school buildings is 42 years).                             are completed or underway as part of the Good Places
                                                           to Learn initiative.
Equipment must be continually refreshed and facilities     Investment of $380 million since ReNew Ontario began,
require ongoing maintenance.                               to purchase and modernize equipment and maintain
                                                           buildings at Ontario's colleges and universities.
---------------------------------------------------------- --------------------------------------------------------
Need to expand graduate-school spaces.                     Creation of 12,000 new graduate-school spaces across
                                                           the province by 2007-08 and 2,000 more new spaces by
                                                           2009-10.
---------------------------------------------------------- --------------------------------------------------------

Infrastructure for Vulnerable Populations
------------------------------------------------------------------------
Economic Stimulus Package Investments for                       Table 10
Vulnerable Populations
------------------------------------- ----------------- ----------------
                                           Approximate
                            Number of     Investments
                                              Projects     ($ Millions)
                                      ----------------- ----------------
Development Services Agencies and                2,150            36.4
  Violence Against Women Shelters
Facilities for Children with                       950            37.2
  Disabilities
------------------------------------------------------------------------

         The economic stimulus package announced in the 2006 Economic Outlook and Fiscal Review provided funding for over
         3,000 social infrastructure projects. These projects will help ensure that the agencies supporting Ontario's vulnerable populations are delivering their services in safe and secure circumstances.

         -----------------------------------------------------------------------------------------------------------------
         New Infrastructure Investments to Aid Vulnerable Populations
         In addition to the economic stimulus package investments, in 2006-07, the government is providing further investments to help vulnerable populations. These investments include:

         •  $7.0 million to developmental services agencies including group homes
         •  over $2.0 million for shelters for women and children fleeing domestic violence
         •  $9.0 million for agencies that assist vulnerable children and youth

         Examples of agencies receiving funding include:
         •  $2 million for the Ottawa Rotary Home Respite Centre. The agency provides respite services for children and young adults with disabilities
         •  over $1 million for Kinark Child and Family Services in Newmarket. The agency provides programs and space for complex-needs clients
         •  $1 million for the Catholic Family Counselling Centre of Waterloo Region. This agency provides support to victims of domestic violence.
         -----------------------------------------------------------------------------------------------------------------

Local Community Infrastructure
------------------------------------------------------------------------
Selected Economic Stimulus Package                              Table 11
Investments in Local Community Infrastructure
------------------------------------------------------------------------
Project Type                                   Investments ($ Millions)
------------------------------------------------------------------------
Sport and Recreation Facilities                                    26.4
Citizenship and Culture Centres                                     2.1
Justice Projects in Small Communities                               4.2
Heritage Facilities                                                 1.9
Libraries                                                           2.4
Museums                                                             1.9
Other Municipalities                                                3.7
------------------------------------------------------------------------
Total                                                              42.6
------------------------------------------------------------------------

         Ontario has a wealth of community infrastructure: arenas, libraries, galleries, museums, and public waterfronts.
         These assets improve quality of life, and make Ontario an attractive destination for cultural and recreational tourism - a key contributor to the province's prosperity.

         The government has taken action to ensure the care and upkeep of these important facilities. The economic stimulus package announced in the 2006 Economic Outlook and Fiscal Review provided $42.6 million for community infrastructure projects around the province. These projects include recreational facilities, multicultural centres, senior facilities, museums and libraries.

         Through ReNew Ontario, the government has also acted to revitalize cultural landmarks in Toronto and Ottawa, two of Ontario's largest urban centres. Institutions receiving support include the Royal Ontario Museum, Art Gallery of Ontario, Royal Conservatory of Music, Toronto International Film Festival, and Ottawa Chamber Music Society's
         new Concert Hall. As a result of these investments, the Province's new world-class venues will enrich Ontario's cultural life while bolstering its reputation as a destination for cultural tourism and enhancing its economic prosperity.

         -----------------------------------------------------------------------------------------------------------------
         Selected Investments in Local Community Infrastructure
         •  25 citizenship and culture centres, including the St. George Arab Culture Centre, will benefit from a total of $4.9 million
         •  $9.9 million will further improve hospice facilities, including Hamilton's Dr. Bob Kemp House, Hospice
            Windsor, Hospice Niagara, Bethel House in Caledon, Dorothy Ley Hospice in Etobicoke and the Yee Hong Hospice in Toronto
         •  sport and community recreation centres, such as the Port Colborne Multi-Purpose Sports Complex and
            Cobourg Ice Rink, will benefit from almost $15 million in funding.
         -----------------------------------------------------------------------------------------------------------------

         Communications Infrastructure

         A Communications System for the 21st Century
         The government is investing in modern and effective public communications infrastructure, which provides many economic and social benefits to the province. See Section F: Expanding Opportunities for Economic Growth for
         further details. These investments include the following:

         •  The Northern Ontario Heritage Fund Corporation (NOHFC) is providing support to expand broadband and cellular services to remote areas of northern Ontario. The NOHFC's Emerging Technology Program will encourage investment in telecommunication infrastructure projects, which could enhance broadband Internet and cellular service and will strive to connect most of northern Ontario within three years.

         •  The government is investing to bring broadband access to more communities in rural areas. It is investing $10 million in 2007-08 to help expand broadband coverage in rural southern Ontario by leveraging community and private-sector investment.

         •  The government is transforming itself into an e-government, with a current focus on electronic service delivery to citizens and businesses. See Section H: Expanding Opportunities through a Modern and Efficient Government for more information.

Ontario-Municipal Infrastructure Investments

         Long-Term Funding of Infrastructure

         The government has introduced several initiatives to help municipalities finance their infrastructure projects.

         Infrastructure Ontario provides innovative low-cost, long-term loans to help municipalities and other public-sector partners finance local infrastructure projects. These loans are provided through the Ontario
         Strategic Infrastructure Financing Authority (OSIFA) Loan Program. As of December 2006, this program has committed to providing more than $2.8 billion in low-cost, long-term financing to over 200 municipalities and universities. These loans have initiated more than 1,200 infrastructure projects.

         In partnership with the federal government, the Ontario Government has established the Canada-Ontario Municipal
         Rural Infrastructure Fund (COMRIF). The provincial and federal governments have each contributed up to $298 million to COMRIF. With municipal investments, this program is expected to stimulate up to $900 million in infrastructure investments over five years to help meet local priorities.

         The province's gasoline tax transfer program is providing a dependable, stable source of financing for municipal transit projects. By 2010, the government will have provided over $1.6 billion in gasoline tax funding to municipalities. As part of the government's Northern Prosperity Plan, the Northern Ontario Heritage Fund
         Corporation provides funds for northern municipalities for infrastructure projects.

         The Ontario Government has also established the Rural Infrastructure Investment Initiative (RIII). The Province
         has doubled the initial $70 million planned for this initiative to $140 million to help rural and small municipalities provide safe and reliable local infrastructure. Funding has been made available to eligible municipalities for construction-ready projects in five priority areas: local roads and bridges; clean water and wastewater; solid waste management; sports, recreation and cultural facilities; and community energy projects.

         In addition to its investments, the Province will continue to work with its federal and municipal partners to secure long-term investments in infrastructure. This includes funding for the North America Gateway, transit and transportation in the GTA, and infrastructure for strong rural and northern communities.

         Ontario's Municipal Roads and Bridges

         Through the Move Ontario infrastructure initiative, the government has provided $400 million for municipal roads and bridges projects. This investment is helping municipalities primarily outside the GTA, with special emphasis on rural and northern communities. These funds are enough to resurface almost 3,000 kilometres of two-lane municipal roads or repair up to 800 bridges - projects that could create up to 4,000 jobs.

         The government has also provided funding and financing, through COMRIF and Infrastructure Ontario's OSIFA Loan
         Program, to help Ontario's municipalities meet their local road and bridge infrastructure needs. To date under
         COMRIF, the provincial and federal governments have committed almost $190 million for 197 road and bridge projects. Since 2003, Infrastructure Ontario's OSIFA Loan Program has provided municipalities with over $465 million to finance more than 310 road and bridge projects.

         Municipal Water and Wastewater Infrastructure

         Through ReNew Ontario, the government has committed to invest almost $1 billion by 2010 for initiatives to support clean water and the environment. Through all three intakes of COMRIF, the provincial and federal governments have committed almost $380 million to help 60 small and rural municipalities across the province upgrade their water and wastewater systems. The government is also supporting municipalities in meeting their water and wastewater infrastructure needs through Infrastructure Ontario's OSIFA Loan Program. Since 2003, the
         program has committed to providing over $1.2 billion in financing municipal water and wastewater projects.

         The province is also preparing a financial plan regulation, under the Safe Drinking Water Act, as well as a guidance document to help municipalities achieve financially sustainable water and wastewater systems. Further, the government is developing a series of guides to showcase best practices in areas such as asset management and business planning, and to promote continuous improvement. The series is intended to help municipalities prepare for the transition to full accrual accounting and move towards financial sustainability of water systems.

Section H: Expanding Opportunities through a Modern
           and Efficient Government

Overview

         The government is delivering dynamic, modern and efficient public services, focused on priorities and results. It is accomplishing this despite having inherited a fiscal deficit of $5.5 billion, plus deficits in health, education and infrastructure. The McGuinty government has successfully tackled a dual challenge: to restore
         Ontario's fiscal health while investing in the services and priorities that Ontarians value most - better health, student success, a strong economy and expanded opportunities for all Ontarians.

         The government has increased efficiency across all its operations, and reinvested in the services Ontarians need most. It is freeing up resources through consolidated administrative services, better use of information technology and streamlined purchasing processes. By reallocating efficiencies into key priorities - health care, education, a prosperous economy and safe, strong communities - the government has been able to improve results and services for Ontarians in these crucial areas.

---------------------------------------------------------------------------------------------------------------------
Total Program Review Savings and Efficiencies                                                                Table 12
($ Millions)
---------------------------------------------------------------------------------------------------------------------
                                                                                                              2007-08
                                                                                                         -------------
Supply Chain and Transaction Services                                                                            200
A more streamlined purchasing process, vendor rebates and new vendors of record are decreasing procurement costs
Information and Information Technology                                                                           100
Consolidation of desktop management and rationalization of common services and applications across the Ontario Public Service; reduced inbound toll-free and outbound long-distance telephone costs
Accommodation Savings Review                                                                                      50
Reduced accommodation costs by better aligning real estate needs and retrofitting government buildings so they use less energy
Revenue Savings                                                                                                   57
Improving the collection of the government's accounts receivable and increasing the use of electronic funds transfers, resulting in more efficient management of government revenues
Salary and Wage Pressures Absorbed                                                                               366
Ministries have realized sufficient savings from program review to absorb costs
Ministry Efficiencies - Absorbing Inflationary Costs                                                              18
Inflationary costs such as increased fuel and electricity
Central Agency Review/Integration                                                                                 15
Integration of central agencies and streamlined decision-making through integrated systems and processes
---------------------------------------------------------------------------------------------------------------------
Total                                                                                                            806
---------------------------------------------------------------------------------------------------------------------

         Since 2004, government ministries have contained growth in spending by absorbing hundreds of millions of dollars in increased costs, including inflation, salaries and administrative expenses.

         As a result of these efficiencies, the cost of administering government since 2004 has decreased from 15 per cent to 14 per cent of total government spending.(3) In fact, according to Statistics Canada, Ontario's spending on general government services, which includes general administration costs, was $119 per person in 2005-06 - the second-lowest rate among provincial governments, and 34 per cent below the $181 average per-person expenditure of other provincial and territorial governments.(4)

         By restricting administrative spending and absorbing millions in cost increases, Ontario has been able to invest in priority public services.

         Considerable annual savings have already been achieved. The government is determined to continue looking for ways to cut administrative costs and improve services. To that end, an annual year-end savings target of approximately one per cent of total spending is now included in the Province's medium-term fiscal outlook.

         Ontario continues to pursue opportunities to work across different levels of government. Citizens expect different levels of government to work together to get the most out of their investments in public services.
         Ontario is a national leader in government service integration, bringing together federal, municipal and provincial services in one-stop locations, such as the Ottawa Government Service Centre. Ontario has also successfully negotiated agreements with other levels of government to harmonize or rationalize how services are delivered to citizens, in areas such as corporate tax administration, labour-market training and employment services, and is working on an agreement for meat inspection. These and other examples of cross-government partnerships are highlighted below. Further details are found in Section G: Investing in Ontario's Infrastructure.

Improving Services - Ontarians Benefit from Public Services Daily

---------------------------------------------------------------
Investing in Priority Public Services Yields High Returns
•  The OntarioBuys program, announced in 2004, helps
   hospitals, universities, colleges and other Institutions
   consolidate and streamline purchasing processes.
•  OntarioBuys has invested $38 million in 25 projects
   in health care and education facilities, including
   postsecondary institutions, involving more than 100 institutions across the province.
•  These sectors are expected to redirect $100 million
   annually by 2009-10 to support public service priorities.
   This means nurses can spend more time with patients, and
   teachers can spend more time with students.
---------------------------------------------------------------

         To ensure that public services focus on Ontarians' priorities and are delivered cost effectively, the government has been modernizing its business practices. It has also been working with its health and education partners in the broader public sector (BPS) to help them improve services to the public by using information technology more effectively and streamlining business processes.

         Health

         The government is implementing key strategies and investments to transform the delivery of health services, as outlined in Section D: Expanding Opportunities for Better Health. With this Budget, the government is providing an additional $64 million in 2007-08 to further its comprehensive e-Health strategy, including a new secure electronic health record.

         In addition, the government is making improvements to the efficiency of back-office services that support better patient care. To focus resources on direct patient care, the government, through OntarioBuys, has made a one-time investment of $13.1 million in six electronic supply chain management projects involving 46 hospitals and health care facilities. These projects are already reaping administrative savings, expected to reach $7 million annually by next year, plus additional one-time savings that will be redirected to patient care. Annual savings from supply chain modernization across the health care sector are expected to reach $50 million by 2009-10.

         Highlights include the following:

         •  One-time funding of $1.4 million through the OntarioBuys program, allowing The Ottawa Hospital to replace manual procurement with efficient electronic processes, immediately eliminating 11,000 paper cheques and 10,000 paper invoices annually. These measures have resulted in annual savings of $1.2 million for reinvestment in health care services.

         •  A $1.7 million investment through OntarioBuys to help The Hospital for Sick Children in Toronto implement an automated re-supply system that increases supply chain accuracy and streamlines the ordering process. As a result, frontline staff have more time to do their jobs, with nursing staff alone having an estimated 300 additional hours a week to devote to direct patient care.

         •  A joint venture involving London Health Sciences Centre and St. Joseph's Health Care has saved $5 million in inventory costs and $1.7 million in administrative costs. This initiative has also freed up 40,000 square feet of hospital space - the equivalent of two Olympic-sized ice rinks - through the creation of a common warehouse facility serving several London-area hospitals.

         Education

         Ontario has made substantial investments in a strong education system, in part by achieving efficiencies and reallocating resources. Initiatives include:

         •  implementing lower-cost, long-term financing totalling $758 million for school boards

         •  integrating technology systems across government and with school boards to foster more efficient financial management and cost-effective service delivery

         •  introducing an e-learning strategy, which has allowed 55 school boards to save costs by accessing online courses, a digital library and technical training

         •  providing seed money to nine colleges, universities and school boards, through OntarioBuys, to support the formation of the Ontario Education Collaborative Marketplace (OECM), an electronic procurement initiative. These initial participating institutions purchase over $1 billion in goods and services annually. Projected annual savings across the education sector are $50 million by 2009-10 and $70 million by 2010-11

         •  investing to give students at the province's 20 universities 24/7 online access to more than
            50,000 books.

         Business

         The government has introduced numerous efficiencies to improve Ontario's business climate - reducing the paper burden, streamlining tax processes and modernizing the business law framework. Through these, and by working with other levels of government and developing more efficient delivery channels, the Province continues to improve
         Ontario's business environment.

         •  It is now possible to register Ontario businesses online in just 20 minutes - versus six weeks by mail. A
            "one-window" Regulatory Registry for small businesses and an improved Business Registration and Change of Business
            Information service allow businesses to simultaneously notify both the Province and the Canada Revenue Agency of any changes, including address and status.

         •  Starting in 2007-08, the government is investing $500,000 annually, through the Ministry of Economic Development and Trade, to modernize the regulatory regime for business and streamline approval processes.

         •  To make it easier and more convenient for businesses to comply with Ontario's tax laws, the government has launched Modernizing Ontario's Systems for Tax Administration (MOST), one of its largest business transformation projects. The MOST project will provide enhanced services enabling Ontario businesses to access and view tax-related information, file returns and pay their taxes electronically. This will improve client service, ensure fairness in the tax system and secure the Province's tax revenue stream.

         •  The Province and the federal government recently signed a memorandum of agreement on corporate tax administration. Enabling legislation, if enacted, would transfer administration of Ontario's corporate income tax and capital tax to the Canada Revenue Agency, effective for taxation years ending after 2008. Corporate tax harmonization -
            with one tax form, one tax administration and one set of tax rules - is estimated to save corporations $90 million annually in Ontario corporate income tax and up to an additional $100 million annually in compliance costs. See
            Chapter III: Ontario's Tax System Supports Expanded Prosperity for more information.

         •  BizPaL, an online pilot project at www.bizpal.ca, simplifies and expedites the business permit and licence process by providing one-stop access to permit and licence information for all levels of government.

         •  The government is continuing to modernize Ontario's corporate and commercial law framework to reduce undue burdens on Ontario businesses, through a comprehensive overhaul of corporate law and updates to laws on the transfer of securities held in electronic form.

         •  Ontario is leading the drive to establish a common securities regulator for Canada.

         •  Efficiencies allowed the hiring of 200 additional workplace health and safety inspectors without increasing overhead costs, helping reduce time lost due to injuries.

         •  Other improvements benefiting workers include expanded regional and online access to information as well as multilingual employment standards publications to ensure fair and improved access by the province's most vulnerable workers for filing of their employment standards claims.

         Improved Access and Response Times

         Through focused resources, better use of technology and working with other levels of government, the Province has greatly improved access and response times for the routine transactions that matter to individuals, families and businesses.

         •  ServiceOntario, the government's one-stop modern retail service delivery network, offers high-quality, effective accessible services for routine transactions, including birth, marriage and business registrations - both online and through information centres. New centres have opened in Ottawa, Belleville, Peterborough, Geraldton, Owen Sound and
            Windsor, bringing the total to 64 across the province.

         •  After inheriting a birth-certificate system with massive backlogs and delays, Ontario was the first government in
            North America to offer a money-back service guarantee: 15 business days to deliver online birth certificates. As of
            December 15, 2006, 99.7 per cent of requests have been met on time. Previously, Ontarians had waited up to 19 weeks for regular delivery of birth certificates. As well, a single online process now allows parents to register their child's birth and obtain the birth certificate and social insurance card, all at the same time. Even with a 20 per cent increase in demand for certificates, to meet new U.S. border-crossing requirements, ServiceOntario has been able to manage the increased workload without additional funding.

         •  The Province announced in January 2007 that it is expanding the money-back guarantee to apply to marriage and death certificates. In February 2007, it announced a two-day money-back guarantee for a master business licence, which businesses need to open a bank account and operate in Ontario.

         •  Ontarians can update their addresses online for drivers' licences, health cards and outdoor cards, and obtain other commonly needed services, including licence renewal, used-vehicle information and customized licence plates, through new features offered by ServiceOntario.

         •  The government has expanded public access to online information on government services at 42 public libraries and
            13 First Nations public libraries across the province. This Budget invests a further $5 million in Ontario's libraries.

         Ensuring access to justice is a cornerstone of Ontario's justice system and an obligation of the government.
         Proposed amendments to the Justices of the Peace Act would streamline the process for considering applicants for appointment as justices of the peace by the Justices of the Peace Appointments Advisory Committee.

Strengthened Transparency and Accountability

         To enhance the transparency and accountability of government, the Province has:

         •  enacted the Fiscal Transparency and Accountability Act, 2004, which sets new standards for government resource planning and reporting, and requires the Ministry of Finance to release a pre-election report on Ontario's finances for review by the auditor general

         •  expanded the role of the auditor general to examine institutions in the broader public sector

         • consolidated hospitals, schools and colleges into the Province's financial statements.

         In light of newly fixed election dates, as detailed in Chapter II: Ontario's Economic Outlook and Fiscal Plan,
         the government intends to further enhance transparency and accountability by proposing the Interim Appropriations
         Act. If enacted, the act would give the government legal spending authority from the start of the fiscal year, through the general election.

Management of Government Resources

Information and Information Technology

--------------------------------------------------------------------
Ontario Gets the Highest Ratings for Kiosks
The majority of Ontarians surveyed report that they are satisfied or very satisfied with electronic access to government services, such as kiosks (electronic self-service counters placed in malls and other public areas), and online driver's licence and health card renewals. For example, 73 per cent of Ontario kiosk users find the service satisfactory or very satisfactory, versus
67 per cent in other provinces.
--------------------------------------------------------------------

         Over the past two years, Ontario has progressed towards becoming an e-government, with a focus on expanding electronic service delivery in order to provide cost-effective 24/7 access to government information and services.
         By driving down costs and increasing efficiencies, the government has reduced spending on information and information technology (I&IT) by $100 million.

         High-volume public service transactions are less costly and faster now, using
         e-channels rather than previous manual processing:

         •  Online legal aid billing has reduced costs by 25 per cent and processing time by 69 per cent from April 2005 to
            May 2006.

         •  Online parental support payments cost 85 per cent less to process than paper cheque transactions and are posted to client accounts within 36 hours - compared to 10 days for paper cheques.

         Use of electronic channels for government service delivery is increasing. The Province's new Internet portals, whose central site is www.ontario.ca, are growing in popularity. Other one-window portals serve the needs of various groups.
         For example, www.ontarioimmigration.ca offers useful information for prospective and new immigrants on what they need to know before and after they arrive, and provides links to programs and services to support their successful integration into Ontario. Global Experience Ontario, recently established and funded from internal efficiencies, is a one-stop resource centre to help internationally educated non-medical professionals find out how to qualify and apply for practice in Ontario.

         Implementing the government-wide Integrated Financial Information System has been a major driver of improved operational efficiency and program effectiveness. This system replaced three core financial systems and 73 other legacy systems.
         Legislators and the public now receive complete and current financial information. Financial roll-ups are completed in half the previous time. Improved forecasting and cash-flow management allow the Province to reduce borrowing costs.

         Continued automation of the Ontario land registry system under contract with Teranet has dramatically increased efficiency - now 85 per cent of land registrations are filed electronically and 87 per cent of Ontario property records are automated. Although demand for registrations has risen 50 per cent over the past five years, new, more efficient processes have met the demand without new funding.

         The government is expanding the use of videoconferencing for more cost-effective interoffice meetings and interviews, avoiding travel costs and time, particularly for offices in remote locations.

         Human Resources

         A modern public service values its employees and nurtures their capacity to learn, lead and thrive in a changing environment. The government is developing future leaders, promoting effective partnerships with bargaining agents, and working to ensure that public servants have the skills they need to transform government and deliver excellent services, now and in the future. For example:

         •  Updated public service legislation strengthens the fundamental principles of public service: transparency, accountability, non-partisanship, competency and professionalism.

         •  Settlements reached with the government's major collective-bargaining agents have meant uninterrupted services to the public, with lower labour cost increases than in the BPS.

         •  The Ontario Public Service (OPS) Innovation Fund, established to promote innovation and transformation across government, has supported 35 projects over the past two years with potential annual savings of up to $5 million - for example, a victim services portal for victims of crime, service providers and the public; a useful video for disability support applicants; and access to satellite images to assist in emergencies such as forest fires.

         •  The OPS has initiated a Youth and New Professionals Strategy to help attract and retain quality public servants, with a special focus on students, including aboriginal youth, and internationally trained professionals.

         Efficiencies have allowed the government to reinvest in the OPS by hiring more staff for priority programs, including:

         •  160 health care workers

         •  185 social assistance workers

         •  285 security, probation and parole officers

         •  120 safe drinking water and nutrient management staff

         •  155 food safety officers and meat inspectors

         •  200 workplace health and safety inspectors

         •  650 staff transferred from the federal government for employment training and services

         •  130 natural resources staff.

         As well, the government has hired 470 staff as a result of the government's decision to operate the Central North
         Correctional Centre.

         At the same time, Ontario has the second-lowest number of public-sector employees per 1,000 population among the provinces and territories.(5)

         To lower costs and retain skilled staff, the government has reduced reliance on expensive consultants for the services Ontarians need by approving the conversion of 944 temporary positions to full-time posts, with efficiencies of approximately $37 million annually.

         Ontario's transformation to a modern, efficient government involves fostering a culture of continuous improvement.
         Ministries review programs, services and administrative processes on an ongoing basis. This ensures that government takes every opportunity to achieve efficiencies and reinvest in cost-effective and sustainable services for Ontarians.

(1) Competitive Alternatives 2006, KPMG's Guide to International Business Costs, www.competitivealternatives.com.

(2) Global Insight report prepared for Ministry of Tourism, "The Ontario Tourism Outlook: 2006-2010 - May 2006 Forecast," May 2006.

(3) Expenditure Estimates of the Province of Ontario, 2003-04 and 2006-07.

(4) Statistics Canada, Public Sector Statistics, Financial Management System, 2005/2006. Consolidated provincial and territorial government revenue and expenditures.

(5) Statistics Canada, Public Sector Statistics, Financial Management System, 2005/2006. Consolidated provincial and territorial government revenue and expenditures.